UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
_____________________________

Filed by the Registrant: ☒ Filed by a Party other than the Registrant: ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14A-12

_____________________________
Cushman & Wakefield plc
(Name of Registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CUSHMAN & WAKEFIELD

NOTICE OF 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Better never settles

MESSAGE FROM THE CEO

CUSHMAN & WAKEFIELD

"Our clients require our expertise now more than ever, and we are poised to set the standard across the built environment with exceptional advice and execution."

April 4, 2025
225 West Wacker Drive
Suite 3000
Chicago, Illinois 60606

Dear Fellow Shareholder:

As we reflect on the past year, I am filled with immense pride and confidence in the strength of our brand, Cushman & Wakefield. The complexities and challenges of 2024 have tested us, yet through our unwavering commitment and strategic execution, we have emerged stronger and better positioned for the future.

In 2024 we all faced unprecedented economic, geopolitical, technological and social dynamics. Interest rates soared, natural calamities intensified and advancements in AI technology introduced both opportunities and risks. Despite these uncertainties, at Cushman & Wakefield, we demonstrated remarkable resilience and adaptability. Our ability to navigate such multifaceted challenges has solidified our standing as a leader.

Our success story in 2024 is not just about overcoming challenges; it's about laying a robust foundation for future growth. Every strategic decision, every innovative solution and every partnership we fostered was aimed at strengthening our core and preparing for the future. We are now committed to making significant investments which are designed to propel our growth for the long term.

As we look ahead to 2025, we see the beginning of an exciting new chapter. The foundation we have built through our rigorous operations and core strengthening efforts will be the cornerstone of our growth. Our clients require our expertise now more than ever, and we are poised to set the standard across the built environment with exceptional advice and execution.

I want to extend my heartfelt gratitude to our Board of Directors for their unwavering support, our investors for their trust and our employees for their dedication over the past year.

Better never settles, and neither do we. With fortified footing and a clear vision for the future, Cushman & Wakefield is ready to embrace the opportunities that lie ahead.

Sincerely,

MICHELLE MACKAY
Chief Executive Officer

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	1

MESSAGE ABOUT PROXY STATEMENTS

225 West Wacker Drive
Suite 3000
Chicago, Illinois 60606

Dear Fellow Shareholder:

On behalf of Cushman & Wakefield plc, I am pleased to share with you the enclosed materials relating to our 2025 annual general meeting of shareholders (the "Annual Meeting"). The Annual Meeting is being held on May 15, 2025 at 9:00 a.m. (Eastern Time), both via webcast and at our offices at 1290 Avenue of the Americas, 7th Floor, New York, New York 10104. The enclosed notice of meeting and proxy statement provide more details and outline the business matters to be addressed during the Annual Meeting.

Separately, on March 28, 2025, we filed with the U.S. Securities and Exchange Commission a preliminary proxy statement related to the proposed redomiciliation of our parent company - Cushman & Wakefield plc - from England and Wales to Bermuda. Completion of the proposed redomiciliation is subject to the satisfaction of multiple conditions, including certain shareholder approvals. More information about the proposed redomiciliation will be available in a definitive proxy statement that will be separately filed and sent to our shareholders at a later date, and separate shareholder meetings related to the proposed redomiciliation are expected to occur this summer at the dates, times and places set forth in such definitive proxy statement.

Please note that the Annual Meeting, which is the focus of the enclosed proxy statement, is entirely separate and distinct from the proposed redomiciliation to Bermuda. The Annual Meeting represents our typical, annual general meeting of shareholders. The enclosed proxy statement relates only to the solicitation of proxies for the Annual Meeting and the proposals described in the accompanying notice of meeting. The proposed redomiciliation will NOT be voted upon at the Annual Meeting and we are NOT soliciting proxies to vote at the shareholder meetings related to the proposed redomiciliation at this time. Unless and until the proposed redomiciliation is completed, we will continue to operate and be governed as a public limited company organized under the laws of England and Wales.

Should you have any questions about the distinction between the two proxy statements or the respective purposes of the different meetings, please contact our Investor Relations team by phone at +1 312 338-7860 or by email at ir@cushwake.com.

Thank you for your continued support of Cushman & Wakefield.

Sincerely,

NOELLE J. PERKINS
Executive Vice President, Chief Legal Officer & Secretary

2	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CUSHMAN & WAKEFIELD

NOTICE

OF 2025 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Location
Via webcast at meetnow.global/M26YHZQ and in person at our offices at 1290 Avenue of the Americas, 7th Floor, New York, New York 10104.

Delivery Date
On or about April 4, 2025, our proxy materials are first being mailed or made available to shareholders.

How to Vote

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 15, 2025

The accompanying Proxy Statement and our U.S. Annual Report are available for viewing, printing and downloading at https://envisionreports.com/CWK.

You may request a copy of the materials relating to the Annual Meeting, including the Proxy Statement and form of proxy for the Annual Meeting and our U.S. Annual Report by following the instructions on your notice card or by contacting our Investor Relations team by telephone at +1 312 338-7860 or by e-mail at ir@cushwake.com.

MAY 15, 2025
9:00 a.m. (Eastern Time)

AGENDA:

1. **Election of the two nominees named in the Proxy Statement to the Board of Directors: Michelle Felman and Jennifer McPeek.**
2. **Ratification of KPMG LLP as our independent registered public accounting firm.**
3. **Appointment of KPMG LLP as our U.K. Statutory Auditor.**
4. **Authorization of the Audit Committee to determine the compensation of our U.K. Statutory Auditor.**
5. **Non-binding, advisory vote on the compensation of our Named Executive Officers as disclosed in the Proxy Statement ("Say-on-Pay").**
6. **Non-binding, advisory vote on the frequency of future Say-on-Pay votes.**
7. **Non-binding, advisory vote on our Directors' Remuneration Report.**
8. **Approval of an amendment to our Omnibus Management Share and Cash Incentive Plan.**

By Order of the Board of Directors

NOELLE J. PERKINS

Executive Vice President, Chief Legal Officer & Secretary
April 4, 2025

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	3

To assist you in reviewing the proposals to be voted upon at the 2025 annual general meeting of shareholders (the “Annual Meeting”), we have summarized important information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement before voting.
Voting
Shareholders of record as of March 27, 2025 (the “Record Date”) may cast their votes in any of the following ways:

INTERNET

Visit www.investorvote.com/CWK. You will need the multi-digit number included in your proxy card, voting instruction form or notice of availability of proxy materials (“notice card”).

PHONE

Call +1 800 652-8683 or the number on your proxy card, voting instruction form or notice card. You will need the multi-digit number included in your proxy card, voting instruction form or notice card.

MAIL

If you received a paper copy of the proxy materials by mail, you may send your completed and signed proxy card or voting instruction form to the address listed on your proxy card or voting instruction form.

AT THE ANNUAL MEETING (VIRTUALLY OR IN PERSON)

To vote online during the meeting, you will need to access the virtual meeting by following the instructions on the proxy card or notice card that you received (if you are a shareholder of record) or by registering for access to the meeting as described in this Proxy Statement (if you are a beneficial owner). If you plan to attend the meeting in person and you are a shareholder of record, you will need to bring a picture ID and proof of ownership of your ordinary shares as of the Record Date. If your ordinary shares are held in the name of your broker, bank or other nominee and you want to vote in person, then you will need to obtain a legal proxy from the institution that holds your ordinary shares indicating that you were the beneficial owner as of the Record Date. All in-person attendees will also be required to follow any security protocols issued by the building where the Annual Meeting is held.

If you physically attend the Annual Meeting and vote in person, or if you attend virtually and vote electronically during the meeting, your vote during the meeting will replace any earlier vote.

4	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

PROXY SUMMARY INFORMATION
Voting Matters and Board Recommendations
Voting Matters and Board Recommendations

Proposal	Board Vote Recommendations
Election of directors (page 28)	FOR each Director Nominee
Ratification of KPMG LLP as independent registered public accounting firm (page 31)	FOR
Appointment of KPMG LLP as U.K. Statutory Auditor (page 32)	FOR
Authorization of the Audit Committee to determine the compensation of our U.K. Statutory Auditor (page 33)	FOR
Non-binding, advisory vote on the compensation of Named Executive Officers as disclosed in this Proxy Statement (“Say-on-Pay”) (page 65)	FOR
Non-binding, advisory vote on the frequency of future Say-on-Pay votes (page 66)	FOR 1 YEAR
Non-binding, advisory vote on the Directors’ Remuneration Report (page 67)	FOR
Approval of an amendment to our Omnibus Management Share and Cash Incentive Plan (page 68)	FOR
Summary of Director Nominees
The following table provides summary information about each of the director nominees standing for election at the Annual Meeting.

Name		Age	Director Since	Principal/Most Recent Occupation	Other U.S. Public Company Boards
	MICHELLE FELMAN(1)	62	2023	Former Co-Head of Acquisitions and Capital Markets, Vornado Realty Trust	One
	JENNIFER McPEEK(1)	55	2024	Former Chief Financial Officer & Chief Operating Officer, Janus Henderson Investors	Two
(1)Independent Director

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	5

PROXY SUMMARY INFORMATION
2024 Highlights
2024 Highlights
Overview
Cushman & Wakefield is a leading global commercial real estate services firm. Led by an experienced executive team and driven by approximately 52,000 employees in nearly 400 offices and approximately 60 countries, we deliver exceptional value for real estate occupiers and owners, managing approximately 6.0 billion square feet of commercial real estate space globally and offering a broad suite of services through our integrated and scalable platform. Our business is focused on meeting the increasing demands of our clients through comprehensive service offerings including (i) Services, (ii) Leasing, (iii) Capital markets and (iv) Valuation and other services.
Our vision is to be recognized as the premier brand in the industry, setting the standard across the built environment by providing effective problem-solving through quality advice and execution. We believe our key differentiator is our extraordinary talent and their cognitive flexibility, which together form the collective expertise known as the “Cushman & Wakefield Brain.”
To support our vision, we are investing in advanced technologies and innovative practices. This includes leveraging data analytics to enhance decision-making processes, helping to ensure our clients receive the most insightful and forward-thinking solutions. Furthermore, we aim to foster a culture of continuous improvement and learning, encouraging our team members to pursue professional development and stay ahead of industry trends.
Our approach to client relationships is centered on collaboration and transparency. By building strong partnerships based on trust and mutual respect, we seek to ensure that our clients' needs are met with the highest level of service and professionalism.
In 2024, we launched our new purpose and values, encapsulated by the theme that Better never settles. As an organization and as individuals, we will never settle for the world that’s been built, but will relentlessly drive it forward for our clients, colleagues and communities.
For more information regarding our year 2024 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2024.
Cushman & Wakefield Platform of Real Estate Services

6	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

References in this Proxy Statement to “Cushman & Wakefield,” “Cushman,” the “Company,” the “Group,” “we,” “us” or “our” refer to Cushman & Wakefield plc and all of its consolidated subsidiaries, unless the context indicates otherwise. References to the “Board” refer to our Board of Directors.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	7

Highlights

Corporate Governance	Compensation Accountability	Shareholder Rights

•8 directors, 6 of whom are independent
•Independent lead director
•Regular executive sessions of independent directors
•All Board committees consist entirely of independent directors
•Robust Global Code of Business Conduct, Corporate Governance Guidelines and other governance policies

•Share ownership requirements for non-employee directors, executive officers and other senior business leaders
•Policy restricting trading, and prohibiting hedging and short-selling, of our ordinary shares
•Comprehensive and rigorous compensation clawback policy for executive officers that exceeds the minimum requirements set by applicable regulations
•No gross-up for tax liabilities
•Limited perquisites
•Shareholder right to call special meetings •Majority voting requirement for directors in uncontested elections •Annual Say-on-Pay vote

The Board has adopted (i) Corporate Governance Guidelines, (ii) a Global Code of Business Conduct applicable to all directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, and (iii) a Code of Business Conduct for Members of the Board of Directors. A copy of the Corporate Governance Guidelines and each code is available on our corporate website at https://ir.cushmanwakefield.com/governance/governance-documents and available without charge upon written request directed to Cushman & Wakefield plc, c/o Noelle Perkins, Secretary, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606. We intend to disclose any amendments to either such code, or any material waivers by the Board of their requirements for any of our directors or executive officers, on our website to the extent required by Securities and Exchange Commission (“SEC”) or New York Stock Exchange (“NYSE”) rules.

8	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Board Experience, Expertise and Skills
Board Experience, Expertise and Skills
The Board believes these experiences, expertise and skills contribute to effective oversight of our strategy and operations.

Experience, Expertise or Skill	Importance to Cushman & Wakefield

Real Estate Industry	Experience in the commercial real estate industry and an understanding of market trends, the competitive landscape, the regulatory framework, financing, and the overall mechanics of how various types of commercial real estate transactions happen.

Professional Services / Consulting	Expertise and understanding of professional and client services, client needs, market dynamics, etc. either through direct experience performing such services or as a consumer of such services.

Corporate Governance	Expertise and understanding of corporate governance principles and best practices either through service as a director or through academics.

CEO Leadership / Executive Management	Strong leadership skills, including “C-Suite” experience with a public company and/or leadership experience as a division president or functional leader within a complex organization, fostering positive organizational culture and implementing effective management strategies.

Accounting / Finance / Capital Markets	Experience with finance, accounting and financial reporting, with a proven ability to analyze complex financial data, guide strategic financial decisions and evaluate capital structures.

International Operations	Experience with and understanding of global markets, supporting international strategies, cultivating business relationships internationally and navigating the complexities of operating in diverse geographic regions.

Human Capital Management	Experience with human capital management, inclusion, talent acquisition and executive compensation strategies.

Risk Management	Experience in identifying, assessing, managing and prioritizing potential threats and other significant risks facing multinational companies and implementing risk mitigation strategies.

Sustainability	Experience with key sustainability and corporate responsibility issues, including sustainability reporting frameworks, developing and implementing sustainability strategies, incorporating environmental principles into core business practices, and evaluating and improving supply chain practices.

Technology / Innovation	Proficiency in leveraging technology and fostering innovation within an organization. Understanding of information technology capabilities, scalable data analytics, digital transformation and technology adoption, and awareness of the latest developments in PropTech and other emerging technology trends.

Cybersecurity	Understanding of cybersecurity threats, risks and vulnerabilities, compliance standards, testing and tools, and incident response best practices, in each case gained through: (a) prior work experience in cybersecurity; (b) relevant degrees or certifications; or (c) other specific background in cybersecurity.

Mergers & Acquisitions	Experience with identifying, developing and executing on M&A strategies including financing, financial modeling and due diligence reviews.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	9

CORPORATE GOVERNANCE
Board Composition
The table below and the detailed director biographies below summarize the experience, expertise and skills of our directors.

Qualification/Attributes

Real Estate Industry

Professional Services/Consulting

Corporate Governance

CEO Leadership/Executive Management

Accounting/Finance/Capital Markets

International Operations

Human Capital Management

Risk Management

Sustainability

Technology/Innovation

Cybersecurity

Mergers & Acquisitions

Board Composition

Independence	Board Tenure	Age

10	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Director Nomination Criteria: Qualifications, Skills and Experience
Director Nomination Criteria: Qualifications, Skills and Experience
Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee (the “NomGov Committee”) address the criteria for selecting director candidates. In evaluating candidates, the Board seeks individuals of high integrity and good judgment who have a record of accomplishment in their chosen fields, and who display the independence of mind and strength of character to effectively represent the best interests of all shareholders and provide practical insights and diverse perspectives. In connection with its annual recommendation of director nominees, the NomGov Committee assesses the contributions of incumbent directors eligible for nomination for a subsequent term.
The NomGov Committee is responsible for identifying and screening candidates, evaluating candidates recommended or nominated by shareholders, and recommending to the Board all nominees for election to the Board at the annual general meeting of shareholders. The NomGov Committee determines the qualifications, qualities and expertise required to be a director, including the following:
•integrity,
•strength of character,
•judgment,
•business experience,
•specific areas of expertise,
•ability to devote sufficient time to attendance at and preparation for Board meetings,
•factors relating to composition of the Board (including size and structure), and
•diversity of thought.
The Board has not introduced term or age limits. While term limits could help ensure that fresh ideas and viewpoints are available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop valuable insights into the Company and its operations over time.
The NomGov Committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the NomGov Committee or shareholder recommendations. In 2024, the NomGov Committee engaged a new director search firm to assist with director recruitment and director succession planning. The NomGov Committee believes such search firm has been valuable in assessing available pools of talent in order for the NomGov Committee to identify and recruit the best possible director candidates for the Company. Although we do not have a formal policy with regard to the consideration of any director nominees recommended by shareholders, a shareholder or group of shareholders may recommend potential candidates for consideration. We do not have such a policy because the NomGov Committee believes that it can adequately evaluate any such nominees on a case-by-case basis. The NomGov Committee evaluates potential candidates for director recommended by our shareholders using the same criteria and process outlined in our Corporate Governance Guidelines. In addition, shareholders seeking to request an individual be nominated as a director must follow the notification and other requirements set forth in our Articles of Association (see “Other Important Information for Shareholders—Submission of Shareholder Proposals and Board Nominees” for further information about these notification and other requirements).

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	11

CORPORATE GOVERNANCE
2025 Director Nominees
2025 Director Nominees

MICHELLE FELMAN	FORMER CO-HEAD OF ACQUISITIONS AND CAPITAL MARKETS, VORNADO REALTY TRUST

Age: 62 Director Since: 2023 Board Committees: •Compensation (Chair) •NomGov
Professional Experience
•Vornado Realty Trust, a publicly traded real estate investment trust
Consultant (2011 – 2012)
Executive Vice President, Co-Head of Acquisitions and Capital Markets (1997 – 2010)
•GE Capital, the financial services division of General Electric
Managing Director, Real Estate (1991 – 1997)
•Morgan Stanley
Associate (1988 – 1991)
•Columbia Business School
Adjunct Professor (2017 – Present)
Director Qualifications
•Ms. Felman’s experience finding and valuing investment properties, and overseeing the complex process of underwriting, negotiating and structuring their acquisition, contributes a valuable M&A perspective to the Board
•Ms. Felman’s business acumen, strong financial perspective and deep experience in global real estate help drive the Company toward its strategic goals
•Ms. Felman has extensive international experience and a strong track record working with developers and investors
Other Boards
Current Boards
•Acacia Research Corporation (NASDAQ:ACTG)
Past Boards, among others
•Cyxtera Technologies, Inc. (OTC:CYXTQ)
•Investcorp Holdings B.S.C. (Advisory Director to the real estate group)
•Cumming Corporation
•Scryer, Inc. (d/b/a Reonomy)
•Partners Group Holding AG

Skills & Experience

Real Estate Industry	Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	International Operations	Human Capital Management	Risk Management	Technology / Innovation	Cybersecurity	Mergers & Acquisitions

12	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
2025 Director Nominees

JENNIFER J. MCPEEK	FORMER CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER

Age: 55 Director Since: 2024 Board Committees: •Audit
Professional Experience
•Russell Investments, an investment firm
Chief Financial Officer (2018 – 2019)
•Janus Henderson Investors plc (and predecessor firm Janus Capital Group), a global asset manager
Chief Operating & Strategy Officer (2016 – 2017)
Executive Vice President & Chief Financial Officer (2013 – 2016)
Senior Vice President of Corporate Finance & Treasurer (2011 – 2013)
Senior Vice President, Corporate Finance (2009 – 2011)
•ING Investment Management, Americas, an investment management company
Senior Vice President, Head of Strategic Planning (2005 – 2009)
•McKinsey & Company, a global consulting firm
Associate Principal, Corporate Finance & Strategy Practice (1995 – 2001)
Director Qualifications
•As a former chief financial officer of a publicly traded company, and as a director on other boards in the financial services industry, Ms. McPeek’s Board and Audit Committee service is informed by her extensive experience with finance, public company responsibilities and strategic transactions
•In line with her experience as a consultant to companies on value-based management and incentive design, Ms. McPeek’s contributions to Board discussions emphasize the importance of enhancing shareholder value
•As a result of her investments expertise gained from leadership roles at privately held and publicly traded asset management companies, and as a CFA Charterholder, Ms. McPeek offers an insightful perspective on the Company’s investment strategy
Other Boards
Current Boards
•Cboe Global Markets, Inc. (CboeBZX: CBOE)
•First American Funds Trust

Skills & Experience

Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	International Operations	Human Capital Management	Risk Management	Mergers & Acquisitions

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	13

CORPORATE GOVERNANCE
Continuing Directors
Continuing Directors
Below are the biographies of our other current directors.

MICHELLE MACKAY	CHIEF EXECUTIVE OFFICER, CUSHMAN & WAKEFIELD PLC

Age: 58 Director Since: 2023 (and from 2018 to 2020)
Professional Experience
•Cushman & Wakefield plc
Chief Executive Officer (2023 – present)
President and Chief Operating Officer (2022 – 2023)
Executive Vice President and Chief Operating Officer (2020 – 2022)
•Safehold Inc. (formerly iStar Inc), a real estate finance and investment company
Senior Advisor to the CEO (2017 – 2018)
Executive Vice President of Investments and Head of Capital Markets (2003 – 2017)
•UBS, a multinational investment bank and financial services company
Executive Director of Commercial Real Estate and Senior Member of Commercial Real Estate Investment Committee (1998 – 2001)
•J.P. Morgan, a multinational financial services firm
Vice President of Fixed Income (1996 – 1998)
•The Hartford Financial Services Group, Inc., an investment and insurance company
Assistant Vice President of Real Estate and Fixed Income (1991 – 1996)
Director Qualifications
•With expertise in real estate investments, global capital markets, operations and finance, and a strong track record for driving profitable growth, including as an executive of the Company, Ms. MacKay brings a unique and deeply informed perspective to the Board and management on the Company’s strategic initiatives and portfolio management
•Ms. MacKay plays a crucial role in cultivating strategic partnerships and collaborations to drive business growth, and her ability to foster relationships with key stakeholders serves the Company’s commitment to building strong industry connections
•Ms. MacKay’s extensive engagement with the Company’s shareholders ensures that shareholder priorities are given due consideration in the boardroom
•Widely recognized as global industry leader, Ms. MacKay ensures that the Company’s views and interests are well represented on critical issues faced by the industry
Other Boards
Past Boards
•Americold Realty Trust (NYSE:COLD)
•WCI Communities, Inc.

Skills & Experience

Real Estate Industry	Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	International Operations	Human Capital Management	Risk Management	Mergers & Acquisitions

14	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Continuing Directors

BRETT WHITE	CHIEF EXECUTIVE OFFICER, DISCOVERY LAND COMPANY

Age: 65 Director Since: 2015 Board Role: •Chairman
Professional Experience
•Discovery Land Company, LLC, a real estate development company
Chief Executive Officer (2022 – present)
•Cushman & Wakefield plc
Non-Executive Chairman (2024 – present)
Executive Chairman (2015 – 2024)
Chief Executive Officer (2015 – 2021)
•CBRE Group Inc., a commercial real estate services and investment firm
Chief Executive Officer (2005 – 2012)
President (2001 – 2005)
Director Qualifications
•Due to his deep knowledge and historical understanding of the Company’s operations, strategy and industry dynamics derived from his service as CEO and at the helm of the Board, Mr. White is uniquely qualified to serve as a director of the Company and leader of the Board
•Throughout his career, Mr. White has demonstrated a commitment to enhancing shareholder value through strategic decision-making and focus on long-term sustainability and strong financial performance
•Mr. White has a proven track record of executive leadership and success throughout his nearly 40-year career in commercial real estate, having served as CEO of multiple large commercial real estate firms
Other Boards
Current Boards
•Discovery Land Company, LLC
Past Boards, among others
•CBRE Group Inc. (NYSE:CBRE)
•Ares Commercial Real Estate Corporation (NYSE:ACRE)
•Edison International (NYSE:EIX)
•Anywhere Real Estate Inc. (f/k/a Realogy Holdings Corporation) (NYSE:HOUS)
•Allied Universal

Skills & Experience

Real Estate Industry	Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	International Operations	Human Capital Management	Risk Management	Mergers & Acquisitions

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	15

CORPORATE GOVERNANCE
Continuing Directors

JODIE W. MCLEAN	CHIEF EXECUTIVE OFFICER, EDENS

Age: 56 Director Since: 2018 Board Committees: •NomGov (Chair) •Compensation
Professional Experience
•EDENS, a national retail and mixed-use real estate owner, operator and developer
Chief Executive Officer (2015 – present)
President and Chief Investment Officer (2002 – 2015)
Chief Investment Officer (1997 – 2002)
Director Qualifications
•Ms. McLean’s extensive executive, strategic and investment experience over 30 years at EDENS, including overall leadership and accountability as Chief Executive Officer for 10 years, enables her to provide valuable strategic insights related to investments, business development and the real estate industry at large to the Company’s management and the Board
•Ms. McLean’s deep experience in the retail real estate investment industry, together with strong corporate financial acumen, brings an investor’s perspective to the boardroom and ensures that management remains focused on the priorities of the Company’s shareholders
•Ms. McLean’s leadership at a national retail company known for its focus on enriching community and creating meaningful experiences through built space contributes an important perspective to the Board’s discussions regarding the Company’s impact in the built environment
•Ms. McLean’s service on the board of directors of the Federal Reserve Bank of Richmond, including as Chairman, brings to the Board insight regarding monetary and economic policy, a particularly valuable contribution in light of the current macroeconomic environment and its impact on the Company
Other Boards
Current Boards
•Sid Mashburn
•Milhaus
•The Federal Reserve Bank of Richmond
Past Boards, among others
•Extended Stay America, Inc. (NASDAQ:STAY)
•International Council of Shopping Centers (Trustee)

Skills & Experience

Real Estate Industry	Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	Human Capital Management	Risk Management	Technology / Innovation	Cybersecurity	Mergers & Acquisitions

16	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Continuing Directors

ANGELA SUN	PARTNER, HYLAND VENTURES

Age: 50 Director Since: 2021 Board Committees: •NomGov •Compensation
Professional Experience
•Hyland Ventures, LLC (f/k/a Rise Health Group Inc.), an early-stage investment and advisory company
Partner (2022 – present)
•Alpha Edison, a venture capital firm
Chief Operating Officer and Partner (2019 – 2021)
•Bloomberg L.P., a privately held financial, software, data and media company
Global Head of Strategy and Corporate Development (2015 – 2017)
Chief of Staff to the CEO (2008 – 2014)
•Office of Mayor Michael Bloomberg
Senior Policy Advisor (2006 – 2008)
•McKinsey & Company, a global management consulting firm
Engagement Manager (2001 – 2005)
•JPMorgan Chase & Co., an investment banking company
Financial Analyst, Real Estate Investment Banking Division (1996 – 1998)
Director Qualifications
•Ms. Sun’s broad-based experience in strategic planning, operations and business development across the financial services, technology, government, healthcare and media sectors brings diverse and invaluable insights into the boardroom
•Ms. Sun’s service in the Bloomberg Administration, including overseeing city-wide urban planning and real estate development projects in New York City, provides a unique government and regulatory perspective to the Company’s management and the Board
•Ms. Sun’s prior investment banking experience, including in large-scale land use projects, real estate development and commercial real estate transactions, enhances her contributions regarding finance, mergers & acquisitions and other Company transactions
•Ms. Sun’s recognized efforts to help establish the Bloomberg Gender Equality Index, an industry-wide standard for issuers and investors, brings an important perspective to the boardroom
•Ms. Sun’s public company board experience enhances the Board’s and the NomGov Committee’s understanding of key priorities
Other Boards
Current Boards
•The Western Union Company (NYSE:WU)
•Maxim Crane Works, L.P.
•Kero Sports
Past Boards
•Apollo Strategic Growth Company (NYSE:APGB)

Skills & Experience

Real Estate Industry	Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	International Operations	Human Capital Management	Sustainability	Technology / Innovation	Cybersecurity	Mergers & Acquisitions

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	17

CORPORATE GOVERNANCE
Continuing Directors

RAJESH VENNAM	CHIEF FINANCIAL OFFICER, DARDEN RESTAURANTS, INC.

Age: 50 Director Since: 2024 Board Committees: •Audit
Professional Experience
•Darden Restaurants, Inc., a national multi-brand restaurant owner and operator
Senior Vice President, Chief Financial Officer (2022 – present)
Senior Vice President, Chief Financial Officer and Treasurer (2021 – 2022)
Senior Vice President, Corporate Finance and Treasurer (2020 – 2021)
Senior Vice President, Finance & Analytics (2016 – 2020)
•The Fresh Market, Inc., a specialty grocery retailer
Vice President, Financial Planning & Analysis and Investor Relations (2014 – 2016)
•Red Lobster Hospitality, LLC, a restaurant chain operator
Senior Vice President, Financial Planning & Analysis and Treasury (2014)
Vice President, Finance (2013 – 2014)
•Darden Restaurants, Inc., a national multi-brand restaurant owner and operator
Director, Financial Planning & Market Analysis, Longhorn Steakhouse (2010 – 2013)
Director Qualifications
•Mr. Vennam brings to the Board and Audit Committee valuable insight into business operations, corporate finance and treasury cultivated over a career in finance spanning over two decades, including as chief financial officer of a publicly traded company
•Mr. Vennam’s background in corporate acquisitions and divestitures, as well as his experience in financial and strategic planning, contributes to the Board’s investment and financial acumen
•Mr. Vennam also brings to the Board cross-functional experience gained from his leadership of information technology, investor relations, consumer insights and business analytics functions of large organizations

Skills & Experience

Real Estate Industry	Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	Human Capital Management	Risk Management	Sustainability	Technology / Innovation	Cybersecurity	Mergers & Acquisitions

18	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Continuing Directors

BILLIE IDA WILLIAMSON	FORMER PARTNER, ERNST & YOUNG LLP

Age: 72 Director Since: 2018 Board Role / Committees: •Lead Director •Audit (Chair)
Professional Experience
•Ernst & Young LLP, a global accounting firm
Senior Assurance Partner (1998 – 2011, 1974 – 1993)
•Marriott International, Inc., a multinational lodging company
Senior Vice President, Finance and Corporate Controller (1996 – 1998)
•AMX Corporation, a manufacturer of video switching and control devices
Chief Financial Officer (1993 – 1996)
Director Qualifications
•Ms. Williamson brings to the Board and Audit Committee a wealth of experience in global business operations, finance, risk management, financial reporting, internal controls and audit functions cultivated over a 40-year career as a Big Four partner, public company controller and chief financial officer
•As a certified public accountant, Ms. Williamson’s disciplined leadership of the Audit Committee is informed by her deep and nuanced understanding of accounting principles and financial reporting rules and regulations
•Ms. Williamson’s significant public company board experience contributes to the Board’s understanding of governance trends and issues faced by public companies
Other Boards
Current Boards
•Pentair plc (NYSE:PNR)
•Cricut, Inc. (NASDAQ:CRCT)
Past Boards, among others
•Kraton Corporation
•XL Group Ltd.
•CSRA Inc.
•Janus Capital Group
•Annie’s Inc.
•Exelis, Inc.

Skills & Experience

Real Estate Industry	Professional Services / Consulting	Corporate Governance	CEO Leadership / Executive Management	Accounting / Finance / Capital Markets	International Operations	Human Capital Management	Risk Management	Sustainability	Technology / Innovation	Mergers & Acquisitions

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	19

CORPORATE GOVERNANCE
Board Composition
Board Composition
Current Board Composition
Our business and affairs are managed under the direction of the Board, which is currently comprised of eight directors. Our Articles of Association provide that the Board will have a minimum of five and maximum of 11 directors. The Board is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Ms. Felman and Ms. McPeek serve as Class I directors with a term expiring at the Annual Meeting. Mr. White, Ms. McLean and Ms. Williamson serve as Class II directors with a term expiring at our 2026 annual general meeting. Ms. MacKay, Ms. Sun and Mr. Vennam serve as Class III directors with a term expiring at our 2027 annual general meeting. Upon the expiration of the term of office for each class of directors, each director in such class shall be up for election for a term of three years and, if elected, shall serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by a determination of the directors then in office.
In connection with the proposed redomiciliation of our parent company from England and Wales to Bermuda to be completed later this year (the “Redomiciliation”), we expect to propose certain governance changes, including a proposal to declassify the Board over a three-year phase-out period following completion of the Redomiciliation. The proposed Redomiciliation will NOT be voted upon at the Annual Meeting and we are NOT soliciting proxies to vote at the shareholder meetings related to the Redomiciliation at this time. A separate definitive proxy statement in connection with the various shareholder meetings to consider and vote on the proposed Redomiciliation will be sent to our shareholders at a later date.
2024 Board Composition Changes
As we continue to mature as a public company, the composition of the Board has evolved as well. In connection with our initial public offering in 2018, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with TPG Global, LLC (together with its affiliates, “TPG”), PAG Asia Capital (together with its affiliates, “PAG,” and collectively with TPG, the “Principal Shareholders”), and certain other shareholders. During 2024, each of the directors who had been nominated to serve pursuant to the Shareholders Agreement resigned from the Board or elected not to stand for re-election. Lincoln Pan and Anthony Miller, who had been nominated by PAG, each resigned from the Board effective March 18, 2024. Timothy Dattels, who had been nominated by TPG, elected not to stand for re-election at our 2024 annual general meeting, with his service as a director ending on May 16, 2024. Lastly, Jonathan Coslet, who had been nominated by TPG, resigned from the Board effective June 7, 2024. In March 2024 and June 2024, respectively, each of PAG and TPG waived further exercise of its director nomination rights under the Shareholders Agreement. Following the TPG waiver in June 2024, no shareholders that were a party to the Shareholders Agreement had any further right to nominate a director to the Board pursuant thereto and, as a result, the Shareholders Agreement automatically terminated in accordance with its terms.
Mr. Vennam and Ms. McPeek were each appointed to the Board on March 18, 2024 to fill the vacancies left by Mr. Pan and Mr. Miller, respectively. Mr. White transitioned from Executive Chairman of the Board to non-Executive Chairman of the Board effective May 2, 2024. Also on May 2, 2024, the independent directors on the Board selected Ms. Williamson to become our new Lead Director (defined below) effective as of that date, succeeding Mr. Dattels in that role due to his decision to not stand for re-election. See “Compensation Discussion & Analysis—Chairman Transition” for more information on Mr. White’s transition to non-Executive Chairman.
Director Independence
Our ordinary shares are listed on the NYSE. Subject to certain exceptions, the NYSE listing rules require that (i) independent directors comprise a majority of a listed company’s board of directors and (ii) each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Members of the compensation committee and the audit committee of a listed company must also satisfy certain enhanced independence requirements under the NYSE listing rules and the rules promulgated under U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 10A-3 and Rule 10C-1.
For a director to be considered independent under the NYSE listing rules, the Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer or an organization that has a relationship with the Company). The Board has affirmatively determined that each director who served during 2024 was, and each nominee for director and current director qualifies as, an independent director in accordance with the NYSE listing rules, except for Mr. White, our Chairman, and Ms. MacKay, our Chief Executive Officer (“CEO”). In addition, the Board has affirmatively determined that each director who served on the Audit Committee or the Compensation Committee during 2024 satisfied, and each current director who currently serves on such committees satisfies, the heightened independence standards for such committees under the applicable rules of the NYSE and the Exchange Act.

20	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Independent Director Meetings
Independent Director Meetings
Our independent directors regularly meet in executive session without management or management directors present. Our Lead Director presides at such meetings.
Board Leadership Structure
The following section describes the Board leadership structure, the reasons the Board considers that this structure is appropriate at this time, the roles of various positions and related key governance practices. The Board believes that the mix of experienced independent and non-independent directors that currently makes up the Board, the Board committee composition and the separation of the roles of Chairman and CEO benefit the Company and its shareholders.
Independence
The Board has an appropriate mix of independent directors and non-independent directors. The Board currently includes six independent directors and two non-independent directors, Ms. MacKay and Mr. White.
Separate Chairman and CEO
With respect to the roles of Chairman and CEO, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. The roles of Chairman and CEO are currently separated. The Board believes that this structure clarifies the individual roles and responsibilities of CEO and Chairman, streamlines decision-making and enhances accountability.
The Board believes that, at this time, separating the roles of Chairman and CEO is the most effective leadership structure because it allows Ms. MacKay to focus on the management of the Company, day-to-day operations and engaging with external stakeholders.
Our Chairman, Mr. White, focuses his attention on the broad strategic issues considered by the Board, leveraging his strong public company background to provide strategic guidance and effective oversight of management, engaging with the CEO between Board meetings and providing guidance to our CEO. As our former CEO, Mr. White has valuable experience with respect to the issues, challenges and opportunities we face, positioning him well to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.
Due to his past employment with the Company, Mr. White does not qualify as an independent director under the NYSE listing rules. When the Chairman of the Board is not an independent director, our Corporate Governance Guidelines provide that our independent directors shall elect from among themselves a lead independent director (the “Lead Director”). The Lead Director is responsible for serving as liaison between the Chairman and the independent directors, reviewing and providing input on meeting agendas and schedules for the Board, and presiding at executive sessions of the independent directors and any other Board meetings at which the Chairman is not present, among other responsibilities. Mr. Dattels served as our Lead Director until May 2, 2024. Since that date, Ms. Williamson has served as our Lead Director.
Self-Evaluation
The NomGov Committee annually leads the process of evaluating the performance of the Board as a whole. The chair of the NomGov Committee reports the NomGov Committee’s conclusions to the Board and makes recommendations to the Chairman regarding changes that the committee deems appropriate for consideration by the Board. The NomGov Committee also annually oversees the evaluation of the performance of each committee of the Board. As part of this process, each of the Audit Committee, Compensation Committee and NomGov Committee annually evaluates its performance as a committee. The chair of each committee reports that committee’s conclusions to the Board and may make recommendations for improvement to the Board.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	21

CORPORATE GOVERNANCE
Director Compensation Program
Director Compensation Program
Directors who are employees of the Company or affiliated with any Principal Shareholder are not eligible to receive any additional compensation for their service as a director. Prior to May 2, 2024, each director who was neither an employee of the Company nor an employee of or advisor to any Principal Shareholder (each, a “Non-Employee Director”) was entitled to receive annual cash retainers for Board and committee service as set forth in the table below.

Type of Compensation	Annual Cash Retainer
Annual Board member retainer	$100,000
Additional compensation:
Audit Committee chair	$40,000
Compensation Committee chair	$25,000
NomGov Committee chair	$15,000
Audit Committee member (non-chair)	$10,000
Compensation Committee member (non-chair)	$10,000
NomGov Committee member (non-chair)	$5,000
Based on the results of a market study regarding director compensation conducted under the direction of the Compensation Committee, effective May 2, 2024, the annual cash retainer for Board service was increased to $110,000 and the additional annual cash retainer for serving on the NomGov Committee was increased to $10,000. Additionally, as of May 2, 2024, the Compensation Committee confirmed that the Lead Director is entitled to an additional annual cash retainer of $40,000. Finally, as of May 2, 2024, the Board confirmed that the non-Executive Chairman of the Board is entitled to an additional annual cash retainer of $100,000. Thus, effective May 2, 2024, each Non-Employee Director was entitled to receive annual cash retainers for Board and committee service as set forth in the following table.

Type of Compensation as of May 2, 2024	Annual Cash Retainer
Annual Board member retainer	$110,000
Additional compensation:
Chairman	$100,000
Lead Director	$40,000
Audit Committee chair	$40,000
Compensation Committee chair	$25,000
NomGov Committee chair	$20,000
Audit Committee member (non-chair)	$10,000
Compensation Committee member (non-chair)	$10,000
NomGov Committee member (non-chair)	$10,000
Directors do not earn fees for each meeting attended; however, they are reimbursed for reasonable out-of-pocket expenses relating to their service on the Board.
In addition, in 2024 each Non-Employee Director was eligible to receive an annual restricted stock unit (“RSU”) award with a grant date value of $180,000, which will vest in full on the first anniversary of the date of grant. Awards granted to directors prior to May 16, 2024 were made under our Amended & Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan and awards granted on or after May 16, 2024 were made under our Second Amended & Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan (the "Omnibus Director Plan"). Additionally, as of May 2, 2024, the Board approved that the non-Executive Chairman of the Board is eligible to receive an additional annual RSU award with a grant date value of $100,000.
New Non-Employee Directors are eligible to receive pro-rated annual cash retainers for Board and committee service as well as a pro-rated annual RSU award based on when they join the Board.

22	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Succession Planning
2024 Director Compensation Table
The table below summarizes the compensation of each director who served on the Board in 2024 (other than Ms. MacKay, our CEO, and Mr. White, our current non-Executive Chairman, each of whose compensation is discussed in the Summary Compensation Table).

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Total
Jonathan Coslet	—	—	—
Timothy Dattels	—	—	—
Anthony Miller	—	—	—
Lincoln Pan	—	—	—
Michelle Felman	$134,066	$180,004	$314,070
Jodie McLean	$136,002	$180,004	$316,006
Jennifer McPeek	$93,379	$209,517	$302,896
Angela Sun	$123,734	$180,004	$303,739
Rajesh Vennam	$93,379	$209,517	$302,896
Billie Williamson	$173,241	$180,004	$353,245

(1)The compensation in the table above reflects partial years of service on the Board and Board committee composition changes throughout 2024, where applicable. See “—Board Composition—2024 Board Composition Changes” above for more information on each individual’s dates of service on the Board.
(2)This column represents the grant date fair value of the RSU awards to the Non-Employee Directors, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”), which is based on the closing price of our ordinary shares on the applicable grant date (March 18, 2024 and May 16, 2024 for Ms. McPeek and Mr. Vennam; and May 16, 2024 for Ms. Felman, Ms. McLean, Ms. Sun and Ms. Williamson). The aggregate number of outstanding stock awards held by our independent directors as of December 31, 2024 consisted of 15,451 for each of Ms. Felman, Ms. McLean, Ms. McPeek, Ms. Sun, Mr. Vennam and Ms. Williamson.

Succession Planning
Succession planning and talent development are important at all levels within the Company. The Board is responsible for the oversight of the Company’s succession planning for our CEO and other executive officers, including identifying the skills, experience and attributes of being an effective leader in light of the Company’s business strategies, opportunities and challenges. This process is designed to prepare the Company for both expected successions, such as those arising from anticipated retirements, as well as those occurring when executives leave unexpectedly, or due to death, disability or other unforeseen events. The Board reviews, at least annually, leadership development initiatives and short- and long-term succession plans for the CEO and our other executive officers, all in the context of the Company’s overall business strategy and with a focus on risk management. The Board may also from time to time retain outside advisors to assist it in assessing the Company’s senior leadership and identifying developmental needs. In addition, the CEO may provide regular assessments to the Board of senior leaders and their potential to succeed at key senior management positions. As part of this process, potential leaders interact with Board members through formal presentations and during informal events to get exposure to the Board for purposes of leadership development.
Compensation Committee Interlocks and Insider Participation
During 2024, each of Mr. Dattels, Ms. McLean, Mr. Pan, Ms. Felman and Ms. Sun served as a member of the Compensation Committee. None of them (a) was an officer or employee of the Company or any of its subsidiaries, (b) was a former officer of the Company or any of its subsidiaries, or (c) had any related party relationships requiring disclosure under Item 404 of Regulation S-K. During 2024, no executive officer of the Company served as a member of the board of directors or on the compensation committee of any other company whose executive officers or directors serve or served as a member of the Board or our Compensation Committee.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	23

CORPORATE GOVERNANCE
Board Role in Enterprise Risk Oversight
Board Role in Enterprise Risk Oversight
Full Board
The Board has responsibility for the direct oversight of the Company’s enterprise risks. In its risk oversight role, the Board has the responsibility to satisfy itself that the enterprise risk management processes, risk profile and exposure, activities and controls designed and implemented by management are adequate and functioning as designed. The Board oversees a holistic, pro-active enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic direction, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks the Company faces and what steps management is taking to identify, assess, mitigate and manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. These committees meet regularly and report back to the full Board through committee chair reports on risks and play a significant role in carrying out the Board’s risk oversight function.
Audit Committee
Our Audit Committee discusses the process by which management assesses and manages the Company’s exposure to risk, including major financial risk exposure, and the steps taken by the Company to monitor and control such exposures. The Audit Committee oversees and evaluates the Company’s overall guidelines, policies and procedures with respect to information security and cybersecurity risks, and oversees the global insurance program, legal and compliance matters that may have a material impact on our financial statements, tax matters and related party transactions. The Audit Committee receives regular reports from our Chief Financial Officer (“CFO”), Chief Ethics & Compliance Officer, Global Controller, Head of Internal Audit, Head of SOX Compliance, Chief Digital & Information Officer, Chief Information Security Officer and Chief Tax Officer, as well as updates from our Chief Legal Officer, on developments affecting our overall risk profile and on issues of non-compliance and incident management.
Compensation Committee
Our Compensation Committee oversees the design and implementation of our incentive, compensation and benefits programs and monitors the incentives created by these programs to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management practices and policies, and compensation, and considers controls or changes that could mitigate risk.
NomGov Committee
Our NomGov Committee oversees any risks associated with corporate governance matters, sustainability strategy, human capital matters, shareholder proposals, Board independence, and Board and committee composition.
Management
The Company’s management, as delegated by the Board, is responsible for assessing and managing the Company’s exposure to risk on a day-to-day basis, which is embedded within the strategic and operational planning process of the Company. In collaboration with our legal, compliance and ethics, internal audit, and other functional teams within the Company, senior global executives representing various service lines, operational areas and geographic regions are members of our Investment & Risk Committee (the “IRC”), which meets periodically to (among other things) monitor risks, assign owners of certain risks, update, identify and consider new or emerging risks, and discuss our most current significant enterprise risks as approved by the Board annually. The IRC provides periodic updates to the Board, which are intended to deliver deeper insights on governance practices, the Company’s risk management framework and mitigation strategies, and the effectiveness of our controls, designs and execution of risk policies and procedures. As part of its annual process, the IRC interviews regional and functional senior global leaders and aggregates their feedback with other internal and external data sources to prepare a risk register of the most significant enterprise risks facing the Company for Board review and approval, which includes the proposed risk level for each risk, owners of specific risks for mitigation purposes, and proposed mitigation plans and actions for each identified risk and applicable status.

24	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Board Meetings and Committees
Board Meetings and Committees
Our directors are expected to attend all or substantially all Board meetings and meetings of the committees on which they serve, as well as the annual general meeting of shareholders of the Company.
The Board held four meetings in 2024. In 2024, each director attended at least 75% of all meetings of the Board and of any committees on which they served during the period such director was on the Board or such committee. Five of our 10 then-current directors attended our 2024 annual general meeting of shareholders.
The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the NomGov Committee, each of which consists solely of independent directors. Each standing committee has adopted a written charter, meets periodically throughout the year, reports its actions and recommendations to the Board, receives reports from senior management and has the authority to retain outside advisors in its discretion at the Company’s expense. The primary responsibilities of each committee are summarized below and set forth in more detail in each committee’s written charter, which can be found in the governance section on our website at https://ir.cushmanwakefield.com.
The following table describes the current members of each standing committee and the number of meetings held by each standing committee in 2024, and indicates which of our directors have been determined to be independent under the NYSE listing rules:

Director	Board	Audit Committee	Compensation Committee	NomGov Committee	Independent
BRETT WHITE	Chair
MICHELLE MACKAY
MICHELLE FELMAN			Chair
JODIE MCLEAN				Chair
JENNIFER MCPEEK
ANGELA SUN
RAJESH VENNAM
BILLIE WILLIAMSON	Lead Director	Chair
NUMBER OF MEETINGS	—	11	4	4	—
The current membership and primary responsibilities of each standing committee are summarized below.

Audit Committee

The primary responsibilities of the Audit Committee are addressed below.

Relevant Areas of Focus:	Committee Members
•Appoint our independent registered public accounting firm annually (our “Independent Auditor”), evaluate the Independent Auditor’s independence and performance and replace it as necessary, and set guidelines for the hiring of former employees of the Independent Auditor;
•Pre-approve audit and non-audit services from our Independent Auditor;
•Review the audit plans and findings of our Independent Auditor and our internal audit function;
•Review with our management and Independent Auditor our financial statements, including significant financial reporting issues and new accounting policies;
•Review with our management and Independent Auditor the adequacy of our internal controls over financial reporting;
•Discuss the process by which management assesses and manages the Company’s exposure to risk and the steps taken to monitor and control such exposures; and
•Oversee the implementation and effectiveness of our compliance and ethics program, including our “whistleblowing” procedures.
Billie Williamson (Chair)
Jennifer McPeek
Rajesh Vennam
All members qualify as an “audit committee financial expert” as defined by the SEC

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	25

CORPORATE GOVERNANCE
Board Meetings and Committees

Compensation Committee

The primary responsibilities of the Compensation Committee are addressed below.

Relevant Areas of Focus:	Committee Members
•Review and recommend to the Board for approval the performance goals and objectives applicable to the compensation of our CEO, evaluate the performance of our CEO in light of those goals and objectives, and recommend to the Board for approval the compensation of our CEO based on that evaluation and such other factors as it deems appropriate;
•Review and approve (a) the compensation of our executive officers (other than the CEO) in light of the recommendations from the CEO and such other factors as it deems appropriate and (b) any compensation agreements or arrangements with any executive officer;
•Review and approve compensation of the non-employee directors on the Board;
•Review and approve any policies and guidelines related to the compensation of our executive officers and directors;
•Establish, amend and administer the Company’s cash incentive plans and equity incentive plans; and
•Review the design and management of the Company’s employee benefit plans.
Michelle Felman (Chair)
Jodie McLean
Angela Sun

Nominating and Corporate Governance Committee

The primary responsibilities of the NomGov Committee are addressed below.

Relevant Areas of Focus:	Committee Members
•Develop and recommend criteria to the Board for selecting new directors;
•Conduct inquiries into the qualifications and background of candidates for the Board and recommend proposed nominees to the Board;
•Recommend corporate governance guidelines to the Board;
•Review and recommend to the Board independence and committee criteria determinations;
•Oversee the annual evaluation of the performance of the Board and its committees; and
•Review and monitor the Company’s development and implementation of goals on sustainability matters and human capital matters.
Jodie McLean (Chair)
Michelle Felman
Angela Sun

26	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

CORPORATE GOVERNANCE
Share Ownership Policy
Share Ownership Policy
We recognize the importance of aligning the interests of our management and directors with those of our shareholders. As a result, the Compensation Committee has adopted a share ownership policy for directors, executive officers and certain other senior business leaders. This policy was updated in August 2024. Under the new policy, our Named Executive Officers (as defined below) and Non-Employee Directors are expected to accumulate “Qualifying Equity” of the Company having a fair market value equal to the multiples of annual base salary or cash retainer set forth in the table below. “Qualifying Equity” includes all ordinary shares beneficially owned, vested but unsettled RSUs, all unvested time-vesting RSUs, and shares held in a 401(k) plan or notionally through a deferred compensation plan.

Qualifying Equity
CEO	6x Salary
Other Named Executive Officers	3x Salary
Certain other senior business leaders	2x Salary
Non-Employee Directors	5x Annual Base Cash Retainer
Until an individual has reached their required ownership level, the individual may not sell or transfer any Company shares. Once the required ownership level is reached, the individual may not sell or transfer shares at any time if doing so would cause them to fall below their required ownership threshold. These transfer restrictions do not apply to shares withheld to satisfy an exercise price or tax obligations upon the exercise of stock options or the vesting of RSUs. The Compensation Committee calculates the amount of Qualifying Equity required to be held by each individual each May 31 based upon (a) his or her then-current annual base salary or cash retainer and (b) our average closing share price over the previous 30-day period.
As of December 31, 2024, all of our directors and Named Executive Officers were in compliance with the share ownership policy, either by meeting the applicable minimum ownership requirement or by satisfying the retention requirement.
Policies on Hedging, Pledging and Insider Trading
We have adopted an insider trading policy that provides that no employee, officer or director, nor certain of their family members, household members or entities which they control, may engage in any short sales, derivative transactions (including put or call options) or hedging transactions (including “zero-cost collars”) relating to our securities. It also prohibits such persons from holding our securities in margin accounts or pledging our securities as collateral. This policy and our procedures are intended to, among other things, prohibit our employees, officers and directors from insulating themselves against the effects of poor share price performance and are reasonably designed to promote compliance with insider trading laws, rules and regulations as well as NYSE standards.
Our insider trading policy also sets out requirements for trades in our securities that all directors, executive officers and other designated insiders must follow. Under the policy, our directors, executive officers and other designated insiders are prohibited from trading in our securities outside of our quarterly trading windows, and trades inside the windows are subject to pre-clearance by our legal department, in each case except under pre-approved trading plans under Rule 10b5-1 of the Exchange Act.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	27

ELECTION OF DIRECTORS
Based on the recommendation of the NomGov Committee, the Board has nominated the two directors identified in this Proxy Statement for election at the Annual Meeting to hold office until the annual general meeting of shareholders to be held in 2028 and the election of their successors.
Required Vote
A nominee must receive more votes “FOR” than “AGAINST” her or his re-election in order to be re-elected. Shareholders may vote “FOR” or “AGAINST” both or any of the nominees or may elect to “ABSTAIN” their vote for both or any of the nominees. Votes to “ABSTAIN” with respect to a nominee and broker non-votes are not considered votes cast, and so will not affect the outcome of the nominee’s election.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR.

28	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

The following table shows the fees for audit and other services provided by KPMG LLP for the years ended December 31, 2024 and 2023 and describes the types of services provided in each category:

Fees	2024	2023
Audit Fees(1)	$8,890,000	$9,134,000
Audit-Related Fees(2)	$462,000	$527,000
Tax Fees(3)	$96,000	$41,000
All Other Fees(4)	—	—
Total Fees	$9,448,000	$9,702,000

(1)Includes fees associated with the audit of our annual financial statements, review of our annual report on Form 10-K and quarterly reports on Form 10-Q, statutory audits, consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees associated with the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.
(2)Includes fees associated with internal control matters and services not required by statute or regulation.
(3)Includes fees associated with tax compliance at domestic and international locations and domestic and international tax advice.
(4)Not applicable.

Pre-Approval Policies and Procedures
Consistent with its charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor. As part of this responsibility and pursuant to the Policy for Pre-Approval of Audit and Non-Audit Services, the Audit Committee is required to pre-approve all audit and non-audit services proposed to be provided by the independent auditor, including the fees to be paid for such services, to assure that they do not impair the auditor’s independence from the Company. In accordance with the Policy for Pre-Approval of Audit and Non-Audit Services, all audit and non-audit services provided by the independent auditor were pre-approved by the Audit Committee.
Audit Committee Report
The Audit Committee operates pursuant to a charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of this charter annually. A brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “Corporate Governance—Board Meetings and Committees—Audit Committee.”
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2024 with management and with the independent registered public accounting firm.
Discussions included, among other things:
•the acceptability of accounting principles and practices;
•the reasonableness of significant accounting judgments and critical accounting policies, practices and estimates; and
•the effectiveness of Cushman & Wakefield’s internal controls over financial reporting and adequacy of financial reporting and disclosure procedures.
Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2024 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by the Company’s CEO and CFO that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC and the process used to support management’s annual report on the Company’s internal controls over financial reporting.

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AUDIT AND OTHER FEES
Audit Committee Report
The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards (including significant accounting policies, critical accounting policies and estimates, alternative accounting treatments and critical audit matters). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Billie Williamson (Chair)
Jennifer McPeek
Rajesh Vennam

30	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as the independent registered public accounting firm for Cushman & Wakefield plc for the year ending December 31, 2025. Although the ratification of this appointment is not required to be submitted to a vote of the shareholders, the Board believes it appropriate as a matter of policy to request that the shareholders ratify the appointment of the registered public accounting firm for the year ending December 31, 2025.
We anticipate that a representative of KPMG LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to any appropriate questions that may be submitted by shareholders at the Annual Meeting.
Required Vote
This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other nominee, your bank, broker or such nominee may vote your shares on this proposal in the absence of instructions from you because this is considered a “routine” matter. Refer to “General Information about the Annual Meeting—What are ‘routine’ and ‘non-routine’ matters and what are ‘broker non-votes’?” for more information on “routine” matters.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

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APPOINTMENT OF U.K. STATUTORY AUDITOR
PROPOSAL 3    APPOINTMENT OF U.K. STATUTORY AUDITOR
Under the U.K. Companies Act of 2006 (the “U.K. Companies Act”), the Company is required to appoint a U.K. statutory auditor (“U.K. Statutory Auditor”) at each general meeting at which the U.K. Annual Report and Statutory Accounts are presented to shareholders, to hold office until the conclusion of the next such meeting. The Audit Committee has recommended to the Board the re-appointment of KPMG LLP as the U.K. Statutory Auditor for Cushman & Wakefield plc for the year ending December 31, 2025 and has confirmed to the Board that its recommendation is free from third-party influence and that no restrictive contractual provisions have been imposed on the Company limiting the choice of its U.K. Statutory Auditor.
Required Vote
This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other nominee, your bank, broker or such nominee may vote your shares on this proposal in the absence of instructions from you because this is considered a “routine” matter.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPOINT KPMG LLP AS OUR U.K. STATUTORY AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2025.

PROPOSALAUDIT COMMITTEE AUTHORIZATION TO DETERMINE COMPENSATION OF U.K. STATUTORY AUDITOR

32	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

AUDIT COMMITTEE AUTHORIZATION TO DETERMINE COMPENSATION OF U.K. STATUTORY AUDITOR
Under the U.K. Companies Act, the remuneration of our U.K. Statutory Auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. We are asking our shareholders to authorize the Audit Committee of the Company to determine the remuneration of KPMG LLP in its capacity as the Company’s U.K. Statutory Auditor under the U.K. Companies Act for the year ending December 31, 2025.
Required Vote
This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other nominee, your bank, broker or such nominee may vote your shares on this proposal in the absence of instructions from you because this is considered a “routine” matter.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE THE COMPENSATION OF OUR U.K. STATUTORY AUDITOR FOR THE YEAR ENDING DECEMBER 31, 2025.

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This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices for the year ended December 31, 2024 for: (i) our principal executive officer in 2024, (ii) our principal financial officer in 2024, (iii) the three other most highly compensated executive officers of the Company as of December 31, 2024, and (iv) Brett White, who served as our Executive Chairman until May 2, 2024. We refer to (i) through (iv), collectively, as our “Named Executive Officers.” Set forth below are the names and positions of our Named Executive Officers as of December 31, 2024:

MICHELLE MACKAY	NEIL JOHNSTON	ANDREW MCDONALD	NATHANIEL ROBINSON	NOELLE PERKINS	BRETT WHITE
CEO	Chief Financial Officer	Global President & Chief Operating Officer	Chief Investment & Strategy Officer	Chief Legal Officer & Secretary	Former Executive Chairman, current non-Executive Chairman(1)
(1)Mr. White served as an employee of the Company until May 2, 2024, at which time he transitioned to the non-Executive Chairman of the Board. For more information, please see “—Chairman Transition” and “—Employment Arrangements” below.
Executive Officers

Age: 59 Executive Vice President & Chief Financial Officer
NEIL JOHNSTON

Mr. Johnston has served as our Executive Vice President & CFO since February 2021. Mr. Johnston also served as our Chief Accounting Officer from September 2022 to May 2024. Prior to his current role, Mr. Johnston served as a consultant to the Company from January 2021 to February 2021. Mr. Johnston previously served as Executive Vice President & Chief Financial Officer at Presidio, Inc., a global digital services and solutions provider, from January 2018 to December 2020. Mr. Johnston served as Executive Vice President & Chief Financial Officer of Cox Automotive, a provider of solutions for automotive dealers, from June 2015 until December 2017. Before working for Cox Automotive, Mr. Johnston served as Executive Vice President of Strategy and Digital Innovation at Cox Media Group (“CMG”), a media, news and entertainment company. Prior to holding that position, he served as Chief Financial Officer of CMG from 2009 to 2012. Mr. Johnston was the CFO of Cox Radio from 2000 until 2009, and he began his career with Cox Enterprises in 1996, serving in various financial and business development roles. Prior to joining Cox, Mr. Johnston worked for Coca-Cola Enterprises, Inc. and Deloitte and Touche, LLP. Mr. Johnston holds an M.B.A. from the Wharton School of the University of Pennsylvania and degrees in accounting, finance and information systems from Georgia State University and the University of Cape Town, South Africa.

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COMPENSATION DISCUSSION AND ANALYSIS
Executive Officers

Age: 50 Global President & COO
ANDREW MCDONALD

Mr. McDonald has served as our Global President & Chief Operating Officer (“COO”) since July 1, 2023. Prior to these current roles, Mr. McDonald served as our President from January 2022. Prior to that, Mr. McDonald served as Chief Executive, Americas beginning in July 2020. Mr. McDonald led Cushman & Wakefield’s Americas West region from November 2017 to July 2020 and before that he served as Executive Managing Director and Regional Managing Principal for Greater Los Angeles/Orange County. Mr. McDonald began his professional career at ASIMCO, a Beijing-based private equity firm. He later joined Cushman Realty Corporation, which merged with Cushman & Wakefield in 2001. Mr. McDonald currently serves on the board of directors of the Los Angeles Coalition and the Los Angeles Fire Department Scholarship Fund. He is a member of the Real Estate Roundtable and the Policy Advisory Board at the Fisher Center for Real Estate and Urban Economics.

Age: 47 Executive Vice President, Chief Legal Officer & Secretary
NOELLE PERKINS

Ms. Perkins has served as our Executive Vice President, Chief Legal Officer & Secretary since February 2025. Prior to that, she served as our EVP, General Counsel & Corporate Secretary since July 2023. Prior to joining Cushman & Wakefield, Ms. Perkins served as Senior Vice President, General Counsel, Chief Risk Officer & Secretary of Univar Solutions, Inc. (“Univar”), a global chemical and ingredient distributor, from November 2019 to June 2023. From March 2018 to October 2019, Ms. Perkins served as Deputy General Counsel and Assistant Secretary of Univar. Prior to that, Ms. Perkins served as Chief Counsel for the Oilseeds Processing segment of Archer Daniels Midland Company, a global agricultural processing and food ingredient public company, from August 2014 to March 2018. She holds a B.A. from Northwestern University and a J.D. from the University of Illinois College of Law.

Age: 50 Executive Vice President, Chief Investment & Strategy Officer
NATHANIEL ROBINSON

Mr. Robinson has served as our Executive Vice President, Chief Investment & Strategy Officer since July 2023. Prior to that, he served as our Chief Investment Officer and Executive Vice President of Strategic Planning beginning in 2018 and as our SVP, Corporate Development beginning in 2016. Prior to joining Cushman & Wakefield, Mr. Robinson was an Investment Partner at Virgo Capital where he focused on making new platform investments and developing strategic initiatives for the firm’s portfolio companies. Mr. Robinson also previously worked in Morgan Stanley’s Global Technology Group and is a co-founder and former chairman of PhillyCarShare, which was acquired by Enterprise Holdings in 2011. He holds a B.S. in finance and accounting from Drexel University, an M. P. P. from Harvard University and an M.B.A. from Dartmouth College.

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COMPENSATION DISCUSSION AND ANALYSIS
2024 Company Performance and Highlights
2024 Company Performance and Highlights

For the year we generated $131.3 million in Net income, an increase of $166.7 million compared to a Net loss of $35.4 million for the prior year.

We generated $167.0 million of Free cash flow(1) in 2024, an increase of $65.8 million over the prior year, demonstrating our focused management of the Company’s working capital as well as our prudence in capital spending.

Adjusted diluted earnings per share(1) of $0.91 was up from $0.84 for the prior year.

In 2024, we repaid $200.4 million in aggregate outstanding principal of the Company’s term loan due in 2025, repaying that term loan ahead of schedule. We also successfully completed three separate re-pricings of the Company’s term loans due in 2030, reducing the applicable interest rate spread on each tranche.

At December 31, 2024, we had $1.9 billion in liquidity, consisting of $0.8 billion of cash and cash equivalents and $1.1 billion (undrawn) availability under our revolving credit facility. We believe this level of liquidity is healthy and provides us with adequate flexibility to prudently manage our business regardless of external conditions.

(1)Non-GAAP financial measure. See Annex A of this Proxy Statement for additional information and for a reconciliation of Net cash provided by operating activities to Free cash flow and our explanations of the calculation of Adjusted diluted earnings per share.

Review of Compensation Practices
Say-on-Pay
At our 2024 annual general meeting of shareholders, shareholders showed strong support for our 2023 executive compensation program, with 96.8% of the votes cast in favor of approving, on an advisory basis, the compensation of our Named Executive Officers. The Compensation Committee considered this result, and given the high level of support, did not make any significant changes to our executive compensation program specifically as a result of this say-on-pay vote. In order to ensure that our compensation programs align with the interests of our shareholders and attract and retain necessary talent for the Company, we will continue to engage with our shareholders and review and evolve our compensation programs.
Say-on-Frequency
At our 2019 annual general meeting of shareholders, we held an advisory vote on the frequency of future “say-on-pay” advisory votes (referred to as the “say-on-frequency” vote), pursuant to which our shareholders voted, on an advisory basis and consistent with the recommendation of the Board, that say-on-pay proposals be presented to our shareholders on an annual basis. Accordingly, since that time, we have had annual “say-on-pay” advisory votes. It is now time for the Board to re-evaluate the “say-on-pay” frequency, and accordingly an advisory “say-on-frequency” vote will occur at this Annual Meeting.

36	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Philosophy and Objectives
Compensation Philosophy and Objectives
Our compensation philosophy is to provide an effective compensation package that is competitive, tied to performance and aligned with the interests of our shareholders. Our compensation program is designed to help us recruit, motivate and retain our top executive talent and our broader workforce to deliver consistent high performance to our clients, shareholders and other stakeholders.
As guiding principles for all compensation-related matters, our compensation philosophy includes the following key tenets:

Attract and Retain Top Talent	Pay For Performance	Align with Shareholders’ Interests

•Benchmark compensation against the market to ensure competitiveness
•Pay fairly based on role, contribution and performance
•Drive transparency of compensation decisions through effective communication

•Base compensation on both business and individual performance
•Incorporate corporate values into how individual performance is measured
•Consider achievement of both short-term and long-term quantitative performance goals in incentive design

•Include equity as an important component of executives’ total compensation
•Tie senior leaders’ equity awards to long-term metrics and shareholder interests
•Subject senior leaders’ compensation to clawback and share ownership requirements
•Cap pay to prevent excessive risk taking
•Limit usage of perquisites

Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices) and approving the compensation of our executive officers, including the Named Executive Officers (except for our CEO and our Executive Chairman).
The Board is responsible for approving all compensation paid to our CEO. Pursuant to its charter, the Compensation Committee has the responsibility to review and recommend to the Board any proposed change in compensation for our CEO at least annually, as well as for evaluating our CEO’s performance and recommending actual payments under the annual incentive plan in light of the corporate goals and objectives applicable to her. In 2024, the Board was also responsible for approving compensation paid to our Executive Chairman, Mr. White, upon a recommendation from the Compensation Committee. Mr. White transitioned to our non-Executive Chairman effective May 2, 2024. See “—Chairman Transition” below.
Role of Executive Officers
Our CEO evaluates the performance of each of our executive officers against any annual objectives established for the business or functional area for which such executive officer is responsible. Our CEO then reviews each executive officer’s target compensation opportunity and based upon the target compensation opportunity and the individual’s performance, proposes compensation adjustments, subject to review and approval by the Compensation Committee. Neither our CEO nor any other Named Executive Officer participates in the evaluation of his or her own performance and he or she is not present during discussions relating to his or her compensation.
Role of Independent Compensation Consultant
In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2024, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to assist it with compensation matters.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation-Setting Process
Pay Governance regularly attends meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee and provides analysis with respect to these inquiries. At the direction of the Compensation Committee, Pay Governance works collaboratively with our management to gain an understanding of our business and compensation programs to help them advise the Compensation Committee. In addition, Pay Governance confers with our management to collect, analyze and present data requested by the Compensation Committee.
The Compensation Committee has asked Pay Governance to regularly provide independent advice on the following matters (among others):
•the composition of our compensation peer group (including analyzing executive compensation levels and practices of the companies in our compensation peer group);
•our compensation plan risk;
•current market trends and best practices in executive and director compensation design; and
•the overall levels of compensation and types and blend of various compensation elements.
Pay Governance does not provide any services to us other than the services provided to the Compensation Committee.
Peer Group
Our Compensation Committee, with the assistance of Pay Governance, reviews and establishes our peer group annually and uses such peer group as a reference source in its executive compensation deliberations. The peer group is established by evaluating companies that the Compensation Committee, with the assistance of Pay Governance, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2024 peer group, which was approved by the Compensation Committee in May 2024, is set forth below. The only change from our 2023 peer group was to add Compass, Inc., which provides real estate brokerage services in the United States and operates an integrated suite of software for the real estate industry. The Compensation Committee believed this change to be beneficial because increasing the peer group size enhances the robustness of peer group market data and allows the Company to better withstand potential peer group consolidation.

Peer Group
AECOM
Anywhere Real Estate Inc.
Boston Properties, Inc.
CBRE Group, Inc.
CGI Inc.
Colliers International Group Inc.
Compass, Inc.
DXC Technology Company
EMCOR Group, Inc.
Fluor Corporation
Jacobs Solutions Inc.
Jones Lang LaSalle Incorporated
KBR, Inc.
ManpowerGroup Inc.
Newmark Group, Inc.
Unisys Corporation
Vornado Realty Trust
We believe our peer group provides our Compensation Committee with a sound basis for comparing our compensation to market competitors. This peer group data is not used by the Compensation Committee in isolation but rather serves as one point of reference for making decisions about compensation. The Compensation Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience and skill set, specific retention concerns and internal equity.

38	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Clawback Policy
Clawback Policy
The Compensation Committee has adopted a Clawback Policy, effective as of October 2, 2023, which complies with SEC and NYSE rules. As required by such rules, our Clawback Policy requires the Company to recover erroneously awarded incentive-based compensation (as defined therein) from current and former executive officers in the event of certain restatements of financial information. Additionally, our Clawback Policy requires the Company to recoup certain incentive-based compensation in the event of misconduct by an executive officer or by certain other global leaders of the Company. Misconduct is defined as engaging in intentional bad acts related to one’s employment with the Company including, but not limited to, fraud, felonious criminal activities, material violations of the Global Code of Business Conduct that cause substantial harm to the Company, or violence. The Company is required to recover compensation in accordance with the Clawback Policy except in very limited circumstances, such as when the direct cost of recovery would exceed the amount recovered. The Compensation Committee believes the Clawback Policy is in the best interests of the Company as it helps maintain a culture that emphasizes integrity and accountability and reinforces the Company’s pay-for-performance compensation philosophy. The foregoing is intended to be a summary only. To review a copy of our Clawback Policy in its entirety, please refer to Exhibit 97.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
Chairman Transition
On May 2, 2024, based on the recommendation of the NomGov Committee, the Board approved Mr. White’s transition from Executive Chairman of the Board to non-Executive Chairman of the Board effective as of such date (the “Transition”). Following the Transition, Mr. White has served as Chairman in a non-executive, non-employee capacity.
In connection with the Transition, the Board approved that Mr. White’s outstanding and unvested equity awards at the time of the Transition would not be forfeited under the applicable equity incentive plan and/or award agreements and instead would remain outstanding and eligible to continue vesting in accordance with the terms set forth in the applicable equity incentive plan and/or award agreements, provided that Mr. White continues to provide a commensurate level of service to the Company through the applicable vesting dates. In the event that Mr. White ceases to provide such level of service to the Company, he shall not be entitled to any severance or termination pay or benefits and any equity awards that are outstanding and unvested as of such date shall immediately be forfeited on such date, and Mr. White shall have no further rights with respect thereto.
This approval constituted a material modification of his outstanding and unvested equity awards under Topic 718, and accordingly the value of the modified awards is required to be included in the 2024 Summary Compensation Table and other disclosures. The Board believed the modification was in the best interest of the Company because it ensured Mr. White’s continued strategic guidance to the Company and maintained the existence of his skills and experience on the Board.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
Compensation Elements
Our executive compensation program consists of base salary, annual incentive compensation, long-term equity incentive awards, and health, welfare and other customary employee benefits. Our 2024 compensation program is summarized below.

Pay Component	Purpose & Key Features	Primary Drivers/Metrics
Base Salary	•Compensates for expected day-to-day responsibilities •Provides competitive pay to attract and retain executives •Delivered in cash
•Market pay rates and desired compensation position with respect to our peer group
•Qualifications, experience and tenure
•Scope of responsibilities
•Individual performance
•Future potential
•Criticality of role
•Internal equity

Annual Incentive Plan Compensation	•Short-term, at-risk compensation •Focus on the achievement of annual operating plan financial objectives •Capped at 200% of target award •Delivered in cash	•Compensation EBITDA •Individual performance criteria
Long Term Equity Awards
•Long-term, partially at-risk compensation
•Aligns executives with the long-term interests of shareholders and creates an ‘ownership culture’
•Serves as a retention incentive
•Provides a total compensation opportunity with payouts varying based on Company performance
•Delivered in a mix of time-based and performance-based RSUs, or 100% PRSUs for top executives
•Three-year cumulative Strategic Cash Generation performance •Three-year cumulative Strategic Cost Efficiency performance
Health, Welfare and Other Customary Benefits	•Employee benefits provided to our Named Executive Officers on the same basis as our other full-time employees	•Market considerations
Base Salary
The table below shows base salaries of our Named Executive Officers in 2024 compared to their base salaries as of December 31, 2023.

Named Executive Officer	2024 Base Salary	2023 Base Salary (Year End)	Percent Change
Ms. MacKay	$1,000,000	$1,000,000	0.0%
Mr. Johnston	$600,000	$600,000	0.0%
Mr. McDonald	$900,000	$900,000	0.0%
Mr. Robinson	$500,000	$500,000	0.0%
Ms. Perkins	$580,000	$580,000	0.0%
Mr. White(1)	$307,616	$0	N/A

(1)As discussed above, Mr. White transitioned to our non-Executive Chairman on May 2, 2024. The amount listed in the table above reflects his aggregate cash compensation in 2024. From January 1, 2024 to May 1, 2024, he received a base salary of $480,000 per year as Executive Chairman. Beginning on May 2, 2024, Mr. White earned cash compensation as a non-employee director of the Company. See “Corporate Governance—Director Compensation Program,” “—Chairman Transition” and “—Employment Arrangements.” In 2023, Mr. White did not receive a base salary.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
Annual Incentive Compensation
Each year, our executive officers are eligible to receive annual cash incentive awards under our Annual Incentive Plan (“AIP”).
Target Annual Cash Bonus Opportunities
Similar to base salaries, in evaluating the target cash bonus opportunity of our Named Executive Officers, the Compensation Committee considers several factors, including individual and company performance, qualifications, experience, tenure and scope of responsibilities, future potential, competitive market practices, criticality of role, our desired compensation position with respect to the competitive market and internal equity. The following table shows the 2024 bonus targets for each Named Executive Officer.

Named Executive Officer	2024 Target Cash Bonus
Ms. MacKay	$2,500,000
Mr. Johnston(1)	$900,000
Mr. McDonald	$1,700,000
Mr. Robinson	$1,000,000
Ms. Perkins	$522,000
Mr. White(2)	N/A

(1)Effective January 1, 2024, the Compensation Committee approved that the target annual bonus opportunity for Mr. Johnston would be increased from $600,000 to $900,000 (with a maximum annual bonus opportunity of 200% of such target amount), to better align Mr. Johnston’s total compensation with the market.
(2)Mr. White was not eligible for a bonus for his service in 2024. See “—Employment Arrangements” below.

2024 Annual Incentive Plan
At the beginning of each year, the Compensation Committee (and the Board for the CEO) approves the terms and conditions of the AIP for such year, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan (“AOP”) and the weighting of such performance measures.
For the 2024 AIP for Named Executive Officers, the following performance measure was used:

Metric	Description	Weight	Performance Range as Measured against AOP Target(2)	Link
Compensation EBITDA	“Compensation EBITDA” means Adjusted EBITDA further adjusted for (a) currency rate fluctuations and (b) certain other one-time items outside of our control(1)	100%	Threshold of 70% to a maximum of 130% (with straight line interpolation between performance levels)	Focuses executives on achieving responsible, profitable growth

(1)These adjustments may be made to the performance measure at the discretion of the Compensation Committee (and the Board for the CEO) to ensure that the achievement reflects underlying performance of the Company.
(2)Measured against the 2024 annual operating plan target for this metric.

The Compensation Committee and the Board believe that Compensation EBITDA is a good measure of our financial performance. For the 2024 AIP, the Compensation Committee (and the Board for the CEO) determined that the Named Executive Officers should be subject to the same performance metric as the broader Company employee population. In addition, the Company believes that the AIP design should be easy for all employees to understand in order to effectively incentivize performance. For these reasons, the 2024 AIP design approved by the Compensation Committee and the Board was simplified to include only one performance metric (Compensation EBITDA).
The amount paid to each Named Executive Officer under the 2024 AIP was based on a funded range of 0% to 200% of the Named Executive Officer’s respective applicable target. The 2024 AIP design also included a +/-20% modifier for executive officers based on individual performance of goals and values/behaviors, provided that the 2024 AIP could not exceed the maximum funding cap of 200%. Further, the Compensation Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero.

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COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
The following formula provides an overview of the structure of the AIP awards for our Named Executive Officers in 2024:

Target AIP Award	x	Funding Level of Compensation EBITDA Metric (0% - 200%)	x	Individual Performance Modifier (80% - 120%)	=	Final Payout (0% - 200%)
For the 2024 AIP, the target for the Compensation EBITDA performance measure was $570 million (with the threshold set at $399 million and the maximum set at $741 million). This target was set based on macroeconomic performance modeling completed in late 2023, including interest rate projections that are critical to forecasting volume for certain of our service lines, and in order to be appropriately motivational to the participants, it was set to be more feasible to achieve given the relatively low payout of the prior year’s plan (50.9%) yet still appropriately challenging. The actual achieved Compensation EBITDA in 2024 for purposes of the 2024 AIP was $591 million, or 104% of target, resulting in a proposed funding level of 112%. However, in order to ensure best possible alignment between pay and performance, for our Named Executive Officers the Compensation Committee exercised its discretion to adjust the 2024 AIP funding level downward to 100%, which corresponded to a similar downward adjustment made for non-executive employees.
As for the individual modifier, criteria and goals to evaluate the individual performance for each of our Named Executive Officers were set at the beginning of the year. Generally speaking the goals for each person aligned with the Company’s overall strategy and priorities but were customized for the individual based on his or her responsibility. Based on the evaluation of the performance of each individual, the Compensation Committee (and the Board for Ms. MacKay) determined that each Named Executive Officer achieved their individual performance goals at target level in 2024. Accordingly, no individual modifier was applied to the 2024 AIP payout for any Named Executive Officer, resulting in an aggregate payout of 100% for the 2024 AIP to each Named Executive Officer.
The following table summarizes the payouts to the Named Executive Officers under the 2024 AIP, which payments were made in March 2025.

Named Executive Officer	2024 Actual AIP Payment	AIP Payment as Percentage of AIP Target
Ms. MacKay	$2,500,000	100%
Mr. Johnston	$900,000	100%
Mr. McDonald	$1,700,000	100%
Mr. Robinson	$1,000,000	100%
Ms. Perkins	$522,000	100%
Mr. White	$0	N/A
Long-Term Incentive Compensation
At the beginning of each year, the Compensation Committee (and the Board for the CEO) determines the design, metric(s), and targets for the equity awards granted to each Named Executive Officer. Fundamentally, the Compensation Committee believes that long-term equity programs should be achievable, but should also incentivize and hold recipients accountable for Company performance. In addition, the Compensation Committee generally does not exercise discretion to change the terms of a grant once issued. Thus, any award granted should withstand the changes in circumstance that occur over the vesting period.
Because of the relative volatility of the Company’s sector and the impact of exogenous factors that are difficult for our management to control, in recent years the Compensation Committee has elected to refine certain components of the LTIP design prior to each annual grant being made. Given the Company's ongoing strategic transformation, the Compensation Committee has elected to emphasize different performance metrics in different grant cycles to reflect the evolution of our focus areas. Several years ago, the Compensation Committee was focused on strategic cost management. However, more recently the Compensation Committee has been focused on deleveraging and growth. In addition, given the challenges attendant to making forward-looking macroeconomic predictions, at times the Compensation Committee has chosen to use targets tied to shorter performance periods that remain subject to a longer overall vesting schedule or that are subject to a performance modifier that applies over the longer period. As such, in 2024 the Compensation Committee decided to increase the proportion of awards that are subject to performance conditions for certain Named Executive Officers, but in exchange for the heightened compensation uncertainty, the Compensation Committee also increased the maximum payout opportunity.

42	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
With this context, what follows is an overview of the equity programs that have been utilized over the past several years, as well as a brief description of the design of the grants made in 2025, which will vest in 2028.
Payouts for 2022 PRSUs
On February 26, 2025, the Compensation Committee determined the payout for the PRSU grants issued to the Named Executive Officers in 2022. Based on the Company’s performance over the applicable three-year performance periods, the calculation resulted in a payout level of 46.7% of the target for the 2022 PRSUs.
The calculation was based (a) 50% on a target Adjusted EBITDA Margin Performance metric, and (b) 50% on a target Adjusted EBITDA Growth metric, each as measured as the average of three separate years of performance (2022, 2023 and 2024). A +/- 20% relative TSR modifier was also applied to each performance metric, with the relative TSR multiplier to be measured on a cumulative basis over the three-year performance period. “Adjusted EBITDA Margin Performance” is a measure of profitability obtained by dividing Compensation EBITDA by Compensation Fee Revenue. “Compensation Fee Revenue” means Fee Revenue adjusted for (i) currency rate fluctuations and (ii) certain other one-time items outside of our control. “Fee Revenue” means service line fee revenue, which is revenue excluding certain costs reimbursable by clients that have substantially no margin. “Adjusted EBITDA Growth” is a measure of achievement of the Company’s Compensation EBITDA growth for a certain fiscal year as compared to the prior year’s Compensation EBITDA. “Relative TSR” is the Company’s total shareholder return relative to the companies in the Russell 2000.
For each performance metric, payout ranged from 50% to 200% of target. Additionally, below the minimum threshold, the payout for such metric for such year would be 0%. The payout for each metric was linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. Further, if the Company’s total shareholder return for the performance period was negative, then the TSR multiplier could not exceed 100%. The calculation of the payout percentage is based on the following:
Adjusted EBITDA Margin Performance (50% weighting):

Performance Year	Threshold	Target	Max	Results	Actual Achievement
2022 (yr 1)	12.9%	13.9%	14.4%	12.9%	50.3%
2023 (yr 2)	11.9%	12.9%	13.9%	8.9%	0.0%
2024 (yr 3)	7.9%	8.9%	9.4%	8.9%	100.0%
THREE YEAR AVERAGE:					50.1%
Adjusted EBITDA Growth (50% weighting):

Performance Year	Threshold	Target	Max	Results	Actual Achievement
2022 (yr 1)	$947m	$1,010m	$1,080m	$963m	62.6%
2023 (yr 2)	$963m	$1,011m	$1,059m	$581m	0.0%
2024 (yr 3)	$581m	$610m	$639m	$591m	67.5%
THREE YEAR AVERAGE:					43.4%
Relative TSR Modifier:

Performance Period	80%	100%	120%	Results	Actual Achievement
3-year cumulative (January 1, 2022 – December 31, 2024)	Less than 25th Percentile	25th to 75th Percentile	Greater than 75th Percentile	40th Percentile	100%

Aggregate Weighted Payout	Weight	Metric Payout of Target	rTSR Modifier	Weighted Payout
Adjusted EBITDA Margin Performance	50%	50.1%	100%	25.0%
Adjusted EBITDA Growth	50%	43.4%	100%	21.7%
AGGREGATE WEIGHTED VESTING PERCENTAGE				46.7%

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	43

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
The number of shares delivered to each of our Named Executive Officers (other than Ms. Perkins) following the vesting of the 2022 PRSUs are reflected in the table below. Such 2022 PRSUs vested on February 26, 2025. Ms. Perkins did not receive a grant of PRSUs in 2022 as she joined the Company in 2023.

	2022 PRSUs at Target	Aggregate Payout	Shares Vested
Ms. MacKay	67,928	46.7%	31,722
Mr. Johnston	48,998	46.7%	22,882
Mr. McDonald	62,361	46.7%	29,123
Mr. Robinson	17,817	46.7%	8,321
Mr. White	222,717	46.7%	104,009
2024 Time-Vesting RSUs and Performance-Vesting RSUs – Summary of Terms
In 2024, our long-term incentive program consisted of a combination of time-vesting RSUs and performance-vesting RSUs (“PRSUs”). The 2024 awards for our Named Executive Officers other than Mr. White were granted under our Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan (as further amended, the “Omnibus Management Plan”). The 2024 awards for Mr. White were granted under the Omnibus Director Plan following the Transition to non-Executive Chairman.
The following table summarizes the mix of time-vesting RSUs and PRSUs granted to each Named Executive Officer in 2024. The mix for all Named Executive Officers in 2023 was 50% time-vesting RSUs and 50% PRSUs.

Named Executive Officer	Time-Vesting RSUs (% of award)	PRSUs (% of award)
Ms. MacKay	0%	100%
Mr. Johnston	0%	100%
Mr. McDonald	0%	100%
Mr. Robinson	0%	100%
Ms. Perkins	50%	50%
Mr. White(1)	100%	0%

(1)Mr. White was not granted any long-term incentive compensation during his 2024 tenure as Executive Chairman. Following the Transition, Mr. White was eligible to receive equity incentive awards having a grant date fair value of $290,000 as part of his non-employee director compensation, pro-rated for time served in that role. All equity incentive awards received by Mr. White as non-Executive Chairman in 2024 were time-vesting RSUs that vest on the first anniversary of the grant date in accordance with our Omnibus Director Plan. See “Corporate Governance—Director Compensation Program,” “—Chairman Transition” and “—Employment Arrangements” for more information.

In 2024, our long-term incentive compensation program was designed to specifically incent our top executives to achieve the critical financial metrics foundational to the strategic plan approved by the Board in 2023. With the appointment of Ms. MacKay as CEO in 2023, the Company embarked upon developing and executing against a new strategic plan. Included within the plan are a number of objective metrics that we believe are tied to our longer-term growth and shareholder return, including a focus on reducing leverage. Consequently, these awards are tied to two performance metrics: Strategic Cash Generation (weighted at 75%) and Strategic Cost Efficiency (weighted at 25%), each discussed in more detail below. The performance period for each metric is the cumulative three-year period from 2024 to 2026. Further, consistent with our compensation philosophy, it is important to us to tie our long-term incentive program to the Company’s performance over the longer-term time horizon, and to do so in a way that aligns with shareholder interests. Accordingly, in 2024 the long-term incentive awards that were granted to each of Ms. MacKay, Mr. Johnston, Mr. McDonald and Mr. Robinson were comprised entirely of PRSUs. We refer to these awards as the “Senior Tier Awards.” Because of the higher degree of compensation risk inherent in an equity grant that is 100% dependent upon Company performance and the fact that no interim time-based vesting would occur, the Compensation Committee felt it appropriate to provide a greater incentive for reaching the maximum performance goal, discussed in more detail below.
The long-term incentive awards that were granted to other senior officers, including Ms. Perkins, have a different design. The mix of RSUs granted to Ms. Perkins in 2024 was 50% time-vesting RSUs and 50% PRSUs. The PRSUs granted to Ms. Perkins are tied to the same two performance metrics, Strategic Cash Generation and Strategic Cost Efficiency, but with each metric weighted at 50% and with a lower maximum payout opportunity. Like the Senior Tier Awards, the performance period for each metric for Ms. Perkins’s awards is cumulative over three years.

44	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
The terms of the 2024 awards granted to our Named Executive Officers other than Mr. White are as follows:

		Grants to MacKay, Johnston, McDonald and Robinson		Grant to Perkins
LTIP Component	Performance Linkage	Weighting of Grant Value	Vesting Conditions	Weighting of Grant Value	Vesting Conditions

PRSUs	•Incentivizes achievement of long-term growth goals •Tied to long-term shareholder value •Supports retention	100%	3-year cumulative performance period Vesting tied: •75% to achievement of a Strategic Cash Generation metric and •25% to achievement of a Strategic Cost Efficiency metric. Subject to continued employment through the third anniversary of grant date Maximum payout: 287.5% of target	50%
3-year cumulative performance period
Vesting tied:
•50% to achievement of a Strategic Cash Generation metric and
•50% to achievement of a Strategic Cost Efficiency metric.
Subject to continued employment through the third anniversary of grant date
Maximum payout: 200% of target

Time-Based RSUs	•Tied to share price performance and long-term shareholder value •Supports retention	0%	N/A	50%	3-year ratable vesting, subject to continued employment through applicable vesting dates

“Strategic Cash Generation” is a measure of (a) the cash generated by the Company through monetization of assets (including net cash generated through the monetization of non-core/small assets) plus (b) the Company’s Free Cash Flow, adjusted for material one-time events. “Free Cash Flow” means the Company’s operating cash flow less CapEx for payment for property and equipment. Material one-time events include (i) extraordinary Cost to Achieve (CTA), (ii) exceptional broker recruiting and retention investments/acquisitions, (iii) significant working capital increases associated with new contracts or decreases associated with lost contracts, and (iv) other items in the Compensation Committee’s discretion. Adjustments will also be made for currency rate fluctuations, as approved by the Compensation Committee. “Strategic Cost Efficiency” is a measure of permanent cost savings achieved by the Company, with such adjustments as approved by the Compensation Committee for (A) currency rate fluctuations and (B) infrequent or unusual items.
Each performance metric will be measured on a cumulative basis over the three-year performance period (2024, 2025 and 2026). For the Senior Tier Awards, the payout for the PRSUs subject to the Strategic Cash Generation metric ranges from 50% to 300% of target and the payout for the PRSUs subject to the Strategic Cost Efficiency metric ranges from 50% to 250% of target. For the awards granted to Ms. Perkins, the payout for each metric ranges from 50% to 200% of target. For all awards, each metric also includes a minimum threshold. If actual performance for that metric is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between any two levels above the minimum threshold.
For the 2024 PRSUs, the financial targets for the cumulative three-year period for each performance metric were set in 2024. Specific details related to the financial targets will not be released due to their commercial sensitivity. The goals and the results will be released after the performance period is complete.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Elements
2024 Target Award Values
In February 2024, each of the Named Executive Officers other than Mr. White received an annual long-term incentive equity grant. The following table summarizes the target equity award values of each Named Executive Officer in 2024 and 2023.

Named Executive Officer	2024 Target Award Values		2023 Target Award Values
Ms. MacKay	$5,500,000		$4,275,000	(1)
Mr. Johnston	$2,200,000		$2,200,000
Mr. McDonald	$3,850,000		$3,325,000	(2)
Mr. Robinson	$1,000,000		$800,000
Ms. Perkins	$900,000		$1,500,000	(3)
Mr. White	N/A	(4)	$10,000,000

(1)Includes Ms. MacKay’s annual award in February 2023 plus an additional equity award upon her promotion to CEO in July 2023.
(2)Includes Mr. McDonald’s annual award in February 2023 plus an additional equity award upon his promotion to Global President & COO in July 2023.
(3)Represents an equity signing bonus when Ms. Perkins joined the Company in July 2023.
(4)The equity awards granted to Mr. White after the Transition are valued at $290,702, representing the full equity grant value for his director service between May 16, 2024 and the Annual Meeting, plus a pro-rated award for the stub period between May 2, 2024 and May 15, 2024. See “Corporate Governance—Director Compensation Program” and “—Employment Arrangements” for more information about Mr. White.

2025 Long Term Incentive Award Design
In February 2025, the Compensation Committee (and the Board for the CEO) approved the terms of the 2025 RSU grants to the Named Executive Officers. The Compensation Committee determined not to retain the unique design that was developed for the 2024 awards. The mix of time-based RSUs versus PRSUs reverted to 50%/50% for all Named Executive Officers in 2025. Additionally, to shift towards a focus on growth, the performance metric for the 2025 PRSUs was set as Adjusted EPS, with three one-year performance periods with targets that will be set by the Compensation Committee each year. A +/- 20% relative TSR modifier will also be applied to the performance metric, with the relative TSR multiplier to be measured on a cumulative basis over the three-year performance period. “Adjusted EPS” means adjusted diluted earnings per share as reported externally with additional adjustments made in the Compensation Committee’s discretion. “Relative TSR” means the Company’s total shareholder return relative to the companies in the Russell 2000. The Compensation Committee believes moving to an Adjusted EPS metric supports the Company’s shift towards accelerating growth and will fully align our senior leadership to our shareholders. The Compensation Committee also believes the annual goal-setting structure gives the Compensation Committee the ability to set performance incentives that are more closely aligned with the Company’s business plans. The 2025 PRSUs provide for a maximum payout of 150% for all Named Executive Officers.
Health, Welfare, Retirement and Other Employee Benefits
We provide benefits to our Named Executive Officers who are employees of the Company on the same basis as all of our full-time employees. These benefits include 401(k) retirement savings, medical, pharmacy, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.
Perquisites and Other Personal Benefits
To help attract and retain talented executives, the Company recognizes the need to provide a competitive level of executive perquisites as part of its executive compensation program. Accordingly, pursuant to our Executive Perquisite Policy approved by the Compensation Committee in July 2024, the Company may make limited perquisites available to its executive officers. The methodology for setting these perquisite levels is driven primarily by competitive practice, business necessity, corporate culture and financial considerations.
In 2024, the only perquisite offered to our Named Executive Officers was financial planning services, which the Compensation Committee elected to provide after consulting with Pay Governance, reviewing peer data and understanding the overall cost (which the Compensation Committee deemed to be modest). The Compensation Committee believes the Company benefits from providing this perquisite to its Named Executive Officers because it enables them to be more productive, efficient and potentially less distracted from their Cushman & Wakefield-related activities.
The Compensation Committee believes that the perquisites and personal benefits that we currently provide are a reasonable component of our overall executive compensation program and are consistent with market practice. We may provide other perquisites or other personal benefits in the future to achieve similar goals, subject to compliance with the Executive Perquisite Policy and approval by the CEO and the Compensation Committee.

46	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Compensation-Related Risk Assessment
Employment Agreements and Severance Arrangements
Each of Ms. MacKay, Mr. Johnston, Mr. McDonald, Mr. Robinson and Ms. Perkins is party to an offer letter with the Company which are described in more detail under “—Employment Arrangements” below. Mr. White was party to an offer letter with the Company until May 2, 2024 when he transitioned to non-Executive Chairman and ceased to be an employee of the Company.
Ms. MacKay’s and Mr. McDonald’s rights to receive severance are set forth in their respective offer letters and in our Amended & Restated Executive Employee Severance Pay Plan (the “A&R Severance Plan”). The severance benefits for Ms. MacKay and Mr. McDonald are more fully described below under “—Employment Arrangements.” Mr. White is not eligible to receive any severance benefits upon a termination of his service as a director beyond what is set forth in his RSU agreements with respect to the treatment of such equity awards. Mr. Johnston, Mr. Robinson and Ms. Perkins are each eligible to receive severance benefits upon certain terminations of employment under the A&R Severance Plan, as described in more detail under “—Potential Payments Upon Termination or Change in Control—A&R Severance Plan” below.
Compensation-Related Risk Assessment
The Compensation Committee evaluates each element of our executive compensation program in order to ensure that it does not encourage our executive officers to take excessive or unnecessary risks or incentivize the achievement of short-term results at the expense of our long-term interests. We believe we have designed our executive compensation program to address potential risks while also rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Among other things, we have attempted to mitigate risk by adopting a share ownership policy, hedging and pledging prohibitions, maximum payout thresholds, appropriate financial controls and a clawback policy that goes beyond what is required by current law. Based on our 2024 evaluation, we concluded that our executive compensation policies and practices are appropriately structured and do not encourage employees to take unnecessary or excessive risks.
Practices Related to the Grant of Equity Awards
The Company did not grant any options, stock appreciation rights or similar instruments in 2024.
In August 2024, the Board adopted a Policy and Procedures for the Granting of Equity-Based Awards (the “Equity Grant Policy”). Among other things, the Equity Grant Policy provides that equity-based awards (including RSUs) issued to officers and employees are granted during open trading windows to minimize the risk of grant decisions being made when in possession of material, non-public information. Generally, (i) annual grants of equity-based awards are made on the date on which the Board approves the CEO annual award grants (which is typically the date of the Board meeting held in the first quarter) and (ii) new hire grants of equity-based awards are made on the opening date of the next quarterly trading window.
Tax Considerations
Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the Named Executive Officers. Once an individual has been a Named Executive Officer, the deduction limitation applies indefinitely. Nonetheless, the Compensation Committee believes that the potential deductibility of the compensation payable under the Company’s executive compensation program should be only one of many relevant considerations in setting compensation. Accordingly, the Compensation Committee has deemed or may deem in the future that it is appropriate to provide one or more executive officers with the opportunity to earn compensation that may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.
We do not provide any executive officer with a “gross-up” or other reimbursement payment for any tax liability as a result of the application of Sections 409A or 4999 of the Code and we have not agreed and are not otherwise obligated to provide any Named Executive Officer with such a “gross-up” or other reimbursement.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Committee Report
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.
The Compensation Committee
Michelle Felman (Chair)
Jodie McLean
Angela Sun

48	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Tables
Executive Compensation Tables
2024 Summary Compensation Table
The following table sets forth information regarding the compensation to our Named Executive Officers for the years presented:

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
MICHELLE MACKAY, CEO	2024	1,000,000	—	6,151,551		2,500,000	30,800	9,682,351
	2023	870,192	—	2,899,618		890,750	8,250	4,668,810
	2022	750,000	—	3,224,565		942,000	7,625	4,924,190
NEIL JOHNSTON, EVP & CFO	2024	600,000	—	2,483,629		900,000	13,800	3,997,429
	2023	600,000	—	1,501,205		305,400	8,250	2,414,855
	2022	600,000	—	2,325,935		565,200	7,625	3,498,760
ANDREW MCDONALD, Global President & COO	2024	900,000	—	4,321,694		1,700,000	13,800	6,935,494
	2023	796,154	—	2,261,369		687,150	8,250	3,752,923
	2022	700,000	—	2,960,277		942,000	7,625	4,609,902
NATHANIEL ROBINSON, EVP, Chief Investment & Strategy Officer	2024	500,000	—	1,103,137		1,000,000	13,800	2,616,937
NOELLE PERKINS, EVP, Chief Legal Officer & Secretary	2024	580,000	—	1,216,319		522,000	27,800	2,346,119
	2023	278,846	300,000	1,002,139		133,941	4,462	1,719,388
BRETT WHITE,(1) Former Executive Chairman (and current non-Executive Chairman)	2024	307,616	—	8,478,230	(4)	—	—	8,785,846	(7)
	2023	—	—	6,823,616		—	33,350	6,856,966
	2022	—	—	10,572,376		—	32,918	10,605,294

(1)Mr. White served as our Executive Chairman until May 2, 2024 and on that date transitioned to our non-Executive Chairman. See “—Chairman Transition.” In accordance with SEC rules, this table reports all compensation paid to Mr. White in 2024: both when he served as Executive Chairman between January 1, 2024 and May 1, 2024 and when he served as a non-employee director of the Company between May 2, 2024 and December 31, 2024.
(2)For Mr. White, the amount in the “Salary” column represents: (a) $168,000 in annual cash compensation earned as our Executive Chairman until May 2, 2024 (the “Transition Date”), and (b) $139,616 in fees earned in cash as a non-employee director (representing the pro-rated portion of (i) the $110,000 base cash retainer for non-employee directors plus (ii) an additional $100,000 annual retainer for serving as our non-Executive Chairman).
(3)The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of the stock-based awards granted to the Named Executive Officers during the years presented, as computed in accordance with Topic 718. The “Stock Awards” column includes the value of time-vesting awards and performance-vesting awards. With respect to the PRSUs granted in 2024, the amounts represent the fair value of the PRSUs at the grant date assuming the target level of performance conditions are achieved. If we assumed the maximum level of performance conditions are achieved, the amounts for this column would be $17,115,610, $6,892,262, $12,012,134, $3,081,278, $1,982,639 and $13,046,570 for Ms. MacKay, Mr. Johnston, Mr. McDonald, Mr. Robinson, Ms. Perkins and Mr. White, respectively. For the assumptions used in valuing the 2024 awards for purposes of computing this expense, please see Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2024.
The PRSUs granted in 2023 (referred to herein as the 2023 PRSU (Tranche A), the 2023 PRSU (Tranche B) and the 2023 PRSU (Tranche C), collectively) were comprised of three one-year performance periods with payouts based 50% on a target Adjusted Free Cash Flow metric and 50% on a target Strategic Cost Efficiency metric. These three years will be averaged for each performance metric, and then each will be subject to a +/-20% relative TSR modifier. The performance goals for each of the 2023 PRSU (Tranche B) and 2023 PRSU (Tranche C) were not established at the dates of grant in 2023 and, as a result, for accounting purposes, the 2023 PRSU (Tranche B) and 2023 PRSU (Tranche C) were not considered granted until the respective performance goals were established. The performance goals for the 2023 PRSU (Tranche B) were set in February 2024. Accordingly, the grant date fair value of the 2023 PRSU (Tranche B) is also reported in the Stock Awards column for 2024. The fair values of the 2023 PRSU (Tranche B) were determined using a Monte Carlo simulation based on the assumptions set forth in Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2024. The performance goals for the 2023 PRSU (Tranche C) were established in February 2025 and the grant date fair value of those stock awards will be reported in the Stock Awards column next year.
For additional information on Mr. White’s stock-based awards, see Footnote 4 below.
(4)In connection with the Transition, the Board approved that Mr. White’s then outstanding and unvested equity awards would not be forfeited under the applicable equity incentive plan and/or award agreements but would remain outstanding and eligible to continue vesting in accordance with their terms, provided that Mr. White continues to provide a commensurate level of service to the Company through the applicable vesting dates. This approval constituted a material modification under Topic 718. Accordingly, under SEC rules, this column for Mr. White also includes the incremental fair value of the modified awards at the date of modification ($6,898,290), based on the probable outcome of the performance conditions at the date of modification. If we assumed maximum achievement of the remaining performance conditions for such modified awards (and using actual achievement levels available as of the modification date), the incremental fair value would be $10,177,393.
The amount in this column for Mr. White also includes $290,702, which represents the aggregate grant date fair value of (a)(i) the $180,000 annual RSU grant for non-employee directors plus (ii) an additional $100,000 RSU grant for serving as our non-Executive Chairman; and (b) a pro-rated grant for the time period from the Transition Date to the date of the 2024 award grant, in each case, as computed in accordance with Topic 718.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Tables

(5)The amounts in this column represent cash bonus amounts earned pursuant to our Annual Incentive Plan for the applicable year.
(6)The amounts in this column include the following categories of additional compensation for 2024: (a) for Ms. MacKay, $17,000 in financial planning and tax preparation services and $13,800 in 401(k) contributions by the Company; (b) for each of Mr. Johnston, Mr. McDonald and Mr. Robinson, 401(k) contributions by the Company ($13,800 each); and (c) for Ms. Perkins, $14,000 in financial planning services and $13,800 in 401(k) contributions by the Company. The amounts reported in this column represent the actual cost incurred by the Company in providing these benefits to the indicated Named Executed Officer.
With respect to Mr. White, the incremental accounting charges incurred with respect to his equity awards in connection with the Transition are reflected in the “Stock Awards” column. See footnotes above for more information.
(7)Other than the $290,702 equity award Mr. White received in 2024 for his pro-rated non-employee director service under the Omnibus Director Plan and the grant date fair value of the 2023 PRSU (Tranche B) award as discussed in Footnote 3, this amount does not reflect separate grants but reflects the re-valuations of previous grants in accordance with SEC rules discussed above.

2024 Grants of Plan-Based Awards Table (Equity and Non-Equity)
The following table sets forth, for each of the Named Executive Officers, the plan-based awards granted during 2024.

		Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards(4)
Name	Grant Date			Target	Maximum	Threshold	Target	Maximum
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(j)	(k)
MS. MACKAY				$2,500,000	$5,000,000
	2/22/2024	2/22/2024				274,726	549,451	1,579,672	—	$5,500,005
	2/21/2024	2/22/2023				18,996	37,992	75,984	—	$393,217
	2/21/2024	5/4/2023				12,480	24,959	49,919	—	$258,329
MR. JOHNSTON				$900,000	$1,800,000
	2/22/2024	2/21/2024				109,890	219,780	631,868	—	$2,199,998
	2/21/2024	2/22/2023				13,702	27,404	54,808	—	$283,631
MR. MCDONALD				$1,700,000	$3,400,000
	2/22/2024	2/21/2024				192,308	384,615	1,105,768	—	$3,849,996
	2/21/2024	2/22/2023				17,439	34,878	69,756	—	$360,987
	2/21/2024	5/4/2023				5,348	10,697	21,393	—	$110,711
MR. ROBINSON				$1,000,000	$2,000,000
	2/22/2024	2/21/2024				49,950	99,900	287,213	—	$999,999
	2/21/2024	2/22/2023				4,983	9,965	19,930	—	$103,138
MS. PERKINS				$522,000	$1,044,000
	2/22/2024	2/21/2024				22,478	44,955	89,910	44,955	$899,999
	2/21/2024	4/6/2023				15,281	30,562	61,125	—	$316,320
MR. WHITE(5)				—	—
	2/21/2024	2/22/2023	(6)			62,282	124,564	249,128	—	$1,289,237
	5/2/2024	5/2/2024	(7)			—	—	—	74,239	$735,708
	5/2/2024	5/2/2024	(8)			41,945	116,258	190,423	—	$1,145,144
	5/2/2024	5/2/2024	(9)			—	—	—	249,128	$2,468,858
	5/2/2024	5/2/2024	(10)			124,564	249,128	498,256	—	$2,548,579
	5/16/2024	5/16/2024	(11)			—	—	—	24,953	$290,702

(1)These values represent the target and maximum cash payouts under the 2024 AIP.
(2)These amounts represent the threshold, target and maximum number of shares underlying PRSUs authorized by the Compensation Committee or by the Board. For each of the Named Executive Officers other than Mr. White, the following applies: Row one in this column represents the PRSUs granted in February 2024. The actual payout levels for these grants will be determined by the Compensation Committee in 2027 following the end of the three-year performance period. The 2024 PRSUs are eligible to vest in one installment on the date the Compensation Committee certifies the Company’s achievement of the applicable performance conditions. Rows two and three in this column represent the 2023 PRSU (Tranche B) for the February 2023 and/or July 2023 grants, as applicable. See Footnote 3 to the Summary Compensation Table above for a description of the 2023 PRSUs. The actual payout levels for each of these grants will be determined by the Compensation Committee in 2026 following the end of the three-year performance period. The 2023 PRSUs are eligible to vest in one installment on (a) the date the Compensation Committee certifies the Company’s achievement of the applicable performance conditions for the February 2023 grants, and (b) the third anniversary of the grant date for the July 2023 grants. For more information on Mr. White’s PRSU grants in 2024, see the Footnotes 5, 6, 8 and 10 below.

50	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Tables

(3)These amounts represent time-vesting RSUs. For Ms. Perkins, such time-vesting RSUs will vest and be settled in three equal installments on each of the first three anniversaries of the grant date, subject, with certain limited exceptions, to her continuing employment through each such vesting date. For information on Mr. White’s time-based RSU grants in 2024, see Footnotes 5, 7, 9 and 11 below. No other Named Executive Officer received time-vesting RSUs in 2024.
(4)The fair values for the 2024 time-vesting RSUs represent the fair value of an ordinary share on the grant date, which is based on the closing price of our ordinary shares on the grant date ($9.91 for the time-vesting RSUs deemed granted to Mr. White on May 2, $11.65 for the time-vesting RSUs granted to Mr. White on May 16, and $10.01 for the time-vesting RSUs granted to Ms. Perkins). The fair values of the 2024 PRSUs represent the fair value of an ordinary share on the grant date, which is based on the closing price of our ordinary shares on the grant date ($10.01). The fair values for the 2023 PRSUs (Tranche B) were determined using a Monte Carlo simulation based on the assumptions set forth in Note 13 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2024.
(5)In connection with Mr. White’s Transition to non-Executive Chairman, the Board approved that Mr. White’s outstanding and unvested equity awards would not be forfeited upon the Transition and would remain outstanding and eligible to continue vesting in accordance with their applicable terms. This approval constituted a material modification under Topic 718. See Footnote 4 to the Summary Compensation Table for more information.
(6)This row represents Mr. White’s 2023 PRSU (Tranche B) for the February 2023 grants. See Footnote 3 to the Summary Compensation Table above for a description of the 2023 PRSUs.
(7)This row represents Mr. White’s 74,239 time-vesting RSUs, originally granted in February 2022, which were outstanding as of the Transition Date and were deemed to undergo the material modification discussed in Footnote 5. Column (b) shows the date of the modification. Column (k) represents the incremental fair value of such modified awards at the date of modification.
(8)This row represents Mr. White’s 2022 PRSUs, originally granted in February 2022, which were outstanding as of the Transition Date and were deemed to undergo the material modification discussed in Footnote 5. Column (b) shows the date of the modification. Columns (f), (g) and (h) represent the minimum, target and maximum number of shares underlying 2022 PRSUs held by Mr. White as of the Transition Date, respectively, based on the probable outcome of the performance conditions as of the Transition Date. Column (k) represents the incremental fair value of such modified awards based on the probable outcome of the performance conditions at the date of modification. If we assumed the maximum level of remaining performance conditions were achieved for such modified awards (and using actual achievement levels available as of the modification date), the incremental fair value would be $1,875,667.
(9)This row represents Mr. White’s 249,128 time-vesting RSUs, originally granted in February 2023, which were outstanding as of the Transition Date and were deemed to undergo the material modification discussed in Footnote 5. Column (b) shows the date of the modification. Column (k) represents the incremental fair value of such modified awards at the date of modification.
(10)This row represents Mr. White’s 2023 PRSUs (Tranche A and Tranche B), originally granted in February 2023, which were outstanding as of the Transition Date and were deemed to undergo the material modification discussed in Footnote 5. Column (b) shows the date of the modification. Columns (f), (g) and (h) represent the threshold, target and maximum number of shares underlying 2023 PRSUs held by Mr. White as of the Transition Date, respectively. Column (k) represents the incremental fair value of such modified awards based on the target value at the date of modification. If we assumed the maximum level of remaining performance conditions were achieved for such modified awards (and using actual achievement levels available as of the modification date), the incremental fair value would be $5,097,159.
(11)Following the Transition, Mr. White was eligible to receive compensation applicable to our non-employee directors. Accordingly, column (j) in this row represents the 24,953 time-vesting RSUs granted to Mr. White on May 16, 2024 under our Omnibus Director Plan. Such amount represents the aggregate grant date fair value of (a)(i) the $180,000 annual RSU grant for non-employee directors plus (ii) an additional $100,000 RSU grant for serving as our non-Executive Chairman; and (b) a pro-rated grant for the time period from the Transition Date to the grant date. These time-based RSUs will vest and be settled in full on the first anniversary of the grant date, subject to Mr. White’s continuing service as a director of the Company through such vesting date.

For a description of the material terms of each Named Executive Officer’s employment agreement or arrangement, see “—Employment Arrangements” below.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Tables
2024 Outstanding Equity Awards at Fiscal Year-End Table
The following table sets forth, for each of the Named Executive Officers, the equity awards outstanding as of December 31, 2024.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
MS. MACKAY	148,546	(2)	$1,942,982	806,233	(8)	$10,545,528
MR. JOHNSTON	71,143	(3)	$930,550	350,990	(8)	$4,590,949
MR. MCDONALD	111,937	(4)	$1,464,136	583,700	(8)	$7,634,796
MR. ROBINSON	25,871	(5)	$338,393	147,612	(8)	$1,930,765
MS. PERKINS	106,080	(6)	$1,387,526	136,642	(8)	$1,787,277
MR. WHITE	348,320	(7)	$4,556,026	1,154,857	(9)	$15,105,530

(1)The market value of unvested and unearned stock awards is calculated as of December 31, 2024, as the aggregate number of shares underlying the unvested time-vesting RSUs and the unvested PRSUs (at target), respectively, multiplied by our year end closing stock price of $13.08.
(2)Consists of time-vesting RSUs, 37,992 of which vested on February 23, 2025, 22,643 of which vested on February 24, 2025 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Dates
37,992	February 23, 2026
49,919	Two substantially equal installments on July 1, 2025 and 2026

(3)Consists of time-vesting RSUs, 27,404 of which vested on February 23, 2025, 16,334 of which vested on February 24, 2025 and 27,405 of which are scheduled to vest on February 23, 2026.
(4)Consists of time-vesting RSUs, 34,878 of which vested on February 23, 2025, 20,787 of which vested on February 24, 2025 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Dates
34,878	February 23, 2026
21,394	Two equal installments on July 1, 2025 and 2026

(5)Consists of time-vesting RSUs, 9,965 of which vested on February 23, 2025, 5,940 of which vested on February 24, 2025 and 9,966 of which are scheduled to vest on February 23, 2026.
(6)Consists of time-vesting RSUs, 14,985 of which vested on February 22, 2025 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Dates
61,125	Two substantially equal installments on July 1, 2025 and 2026
29,970	Two equal installments on February 22, 2026 and 2027

(7)Consists of time-vesting RSUs, 124,564 of which vested on February 23, 2025, 74,239 of which vested on February 24, 2025 and the remainder of which are scheduled to vest as follows:

Number of RSUs	Vesting Dates
124,564	February 23, 2026
24,953	May 16, 2025 (RSUs granted under the Omnibus Director Plan)

(8)Consists of PRSUs (assuming performance levels achieved at target) for each Named Executive Officer (other than Mr. White) as set forth below, representing: (i) 2022 PRSUs, with vesting and payouts based 50% on a target Adjusted EBITDA Margin Performance metric and 50% on a target Adjusted EBITDA Growth metric, each as measured based on the average annual achievement over 2022, 2023 and 2024, and each subject to a +/- 20% Relative TSR modifier, of which 46.7% of each Named Executive Officer’s target PRSUs vested on February 26, 2025; (ii) 2023 PRSUs (Tranches A, B and C), with vesting and payouts based 50% on a target Adjusted Free Cash Flow metric and 50% on a target Strategic Cost Efficiency metric, each as measured based on the average annual achievement over 2023, 2024 and 2025, and each subject to a +/- 20% Relative TSR modifier; and (iii) 2024 PRSUs with vesting and payouts based 75% on a target Strategic Cash Generation metric and 25% on a target Strategic Cost Efficiency metric (except for Ms. Perkins, for whom such metrics are each weighted at 50%), each as measured based on the average annual achievement over 2024, 2025 and 2026. See “—Compensation Elements—Long-Term Incentive Compensation” for additional details on the PRSUs.

52	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Tables

	2022 PRSUs
Named Executive Officer	Target	Number which Vested in February 2025	February 2023 PRSUs (at target)	July 2023 PRSUs (at target)	2024 PRSUs (at target)
MS. MACKAY	67,928	31,722	113,976	74,878	549,451
MR. JOHNSTON	48,998	22,882	82,212	—	219,780
MR. MCDONALD	62,361	29,123	104,634	32,090	384,615
MR. ROBINSON	17,817	8,321	29,895	—	99,900
MS. PERKINS	—	—	—	91,687	44,955

(9)Consists of PRSUs (assuming performance levels achieved at target) with the following performance-vesting criteria: (i) 558,448 of such PRSUs vest in equal increments if our closing share price for a period of 90 days is at least $22.30, $25.10, $27.80, $30.60 and $33.40; (ii) 222,717 of such PRSUs represent 2022 PRSUs, with vesting and payouts based 50% on a target Adjusted EBITDA Margin Performance metric and 50% on a target Adjusted EBITDA Growth metric, each as measured based on the average annual achievement over 2022, 2023 and 2024, and each subject to a +/-20% Relative TSR modifier, of which 46.7%, or 104,009, of such PRSUs vested on February 26, 2025; and (iii) 373,692 of such PRSUs represent 2023 PRSUs (Tranche A, B and C), with vesting and payouts based 50% on a target Adjusted Free Cash Flow metric and 50% on a target Strategic Cost Efficiency metric, each as measured based on the average annual achievement over 2023, 2024 and 2025, and each subject to a +/- 20% Relative TSR modifier. See “—Compensation Elements—Long-Term Incentive Compensation” for additional details on the PRSUs. 73,529 PRSUs previously held by Mr. White were forfeited in May 2024 as it was determined at that time that the liquidity event vesting condition was not met.

2024 Stock Vested Table
The following table sets forth, for each of the Named Executive Officers, the number of ordinary shares acquired upon the vesting of RSUs during 2024, and the aggregate value realized (before payment of any applicable withholding tax and broker commission) upon the exercise or vesting of such awards. No Named Executive Officer exercised options in 2024.

Name	Number of Shares Vested	Value on Vesting
MS. MACKAY	234,924	$2,315,124
MR. JOHNSTON	146,118	$1,433,855
MR. MCDONALD	153,958	$1,572,337
MR. ROBINSON	77,700	$763,058
MS. PERKINS	30,562	$308,065
MR. WHITE	198,803	$1,952,245
2024 Nonqualified Deferred Compensation
In December 2018, the Company adopted a new executive deferred compensation plan (the “DCP”), which became effective on January 1, 2019. The DCP allowed highly compensated employees to defer a portion of their salary, bonus, commissions and/or equity-based compensation, enabling the employee to defer tax on compensation until payment is made. Deferred compensation is credited into an account denominated in ordinary shares of the Company in a number determined based on the fair market value of the Company’s ordinary shares on the date of the deposit. All payments are made in ordinary shares. On November 1, 2023, we amended the DCP to freeze and prohibit all future deferrals, credits and contributions to DCP accounts (except as to any deferrals of an existing participant’s annual bonus, RSUs and/ or other compensation earned in the 2023 plan year) and to prohibit new participants in the DCP, effective as of January 1, 2024.
Mr. Robinson is our only Named Executive Officer who participated in, or had any account balance under, the DCP in 2024. The following table sets forth information concerning non-qualified deferred compensation during the fiscal year ended December 31, 2024:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions (2)	Aggregate Balance At Last FYE(3)
MR. ROBINSON	—	—	$(2,946)	$286,268	—

(1)Mr. Robinson had previously deferred shares under the DCP prior to the freeze. Pursuant to a previous distribution election made by Mr. Robinson, he received a lump sum distribution from the DCP on January 2, 2024 (the “Distribution”). This column represents a decrease in the price of shares under the DCP from December 29, 2023 to the date of the Distribution.
(2)Represents the amount received by Mr. Robinson in the Distribution, based on our January 2, 2024 share price of $10.69.
(3)Following the Distribution, Mr. Robinson no longer retained any shares in the DCP.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS
Employment Arrangements
Employment Arrangements
Each of the Named Executive Officers is party to certain agreements or arrangements governing their employment, as described below.
Ms. MacKay
Ms. MacKay was promoted to our CEO on July 1, 2023. In connection with such promotion, the Company entered into a new offer letter with Ms. MacKay on May 4, 2023 (the “MacKay Offer Letter”), which superseded her prior offer letter in its entirety.
The MacKay Offer Letter originally provided for an initial annual base salary of $1,000,000 and an annual cash bonus opportunity with an initial target amount equal to $2,500,000 (and a maximum annual bonus opportunity equal to 200% of such target amount), which amounts are subject to change at the Board's discretion. Under the terms of the MacKay Offer Letter, Ms. MacKay is also eligible to receive, in the Board’s discretion, an annual grant of RSUs with an initial target grant date fair value of $5,500,000.
Upon certain terminations of employment, Ms. MacKay will be eligible to receive severance benefits as set forth in both the MacKay Offer Letter and the A&R Severance Plan. Under the A&R Severance Plan and the MacKay Offer Letter, if Ms. MacKay is terminated by the Company without “cause” (as defined in the A&R Severance Plan), Ms. MacKay will be entitled to receive the following severance benefits, subject to her execution of a valid release: (a) an amount equal to the sum of (i) 1.5 times her then-current base salary plus (ii) 1.0 times her target annual bonus for the year in which the termination occurs, which amount will be payable in substantially equal installments over 18 months following her termination of employment, (b) a discretionary pro-rated annual bonus for the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees, (c) subsidized continued health coverage for 18 months, and (d) reimbursement for outplacement services up to a maximum of $25,000. Additionally, the MacKay Offer Letter provides that upon a termination without cause, (I) with respect to Ms. MacKay’s time-vesting RSUs that are outstanding and unvested at the time of termination, Ms. MacKay will be deemed to have satisfied all continuous employment requirements and such time-vesting RSUs will remain outstanding and eligible to vest according to their regular vesting schedule; and (II) with respect to Ms. MacKay’s PRSUs that are outstanding and unvested at the time of termination, Ms. MacKay will be deemed to have satisfied all continuous employment requirements through the applicable performance periods and such PRSUs will remain outstanding and eligible to vest if applicable performance metrics are satisfied at the end of the applicable performance period.
In the event Ms. MacKay’s employment is terminated by the Company without cause or she resigns for good reason, in either case, on or within the two years following a change in control of the Company (a “Change in Control Termination”), under the A&R Severance Plan, Ms. MacKay will be entitled to receive the following severance benefits, subject to her execution of a valid release: (a) an amount equal to the sum of (i) 2.0 times her then-current base salary plus (ii) 2.0 times her target annual bonus for the year in which the termination occurs, which amount will be payable in substantially equal installments over 24 months following her Change in Control Termination, (b) a discretionary pro-rated bonus for the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees, (c) subsidized continued health coverage for 24 months, and (d) reimbursement for outplacement services up to a maximum of $25,000. To the extent the acquirer in such change in control transaction assumed the outstanding RSU awards in the transaction, under the terms of the A&R Severance Plan, Ms. MacKay would also be entitled to accelerated vesting in full of her outstanding and unvested RSU awards, with the vesting of any PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the Change in Control Termination. In the event there is a change in control in which the acquirer does not assume the Company’s outstanding RSU awards, the award agreements provide that Ms. MacKay’s RSU awards will accelerate and vest as of immediately prior to such change in control, with the vesting of any PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control.

54	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Employment Arrangements
The MacKay Offer Letter further provides for certain benefits in the event Ms. MacKay’s termination of employment qualifies as a “Retirement,” as such term is defined in the MacKay Offer Letter. In the event of a Retirement, subject to approval by the Board in its sole discretion and Ms. MacKay’s execution of a valid release: (i) with respect to Ms. MacKay’s time-vesting RSUs that are outstanding and unvested at the time of such Retirement, Ms. MacKay will be deemed to have satisfied all continuous employment requirements and such time-vesting RSUs will remain outstanding and eligible to vest according to their regular vesting schedule; and (ii) with respect to Ms. MacKay’s PRSUs that are outstanding and unvested at the time of such Retirement, Ms. MacKay will be deemed to have satisfied all continuous employment requirements through the applicable performance periods and such PRSUs will remain outstanding and eligible to vest if applicable performance metrics are satisfied as of the end of the applicable performance period. For purposes of the MacKay Offer Letter, “Retirement” means Ms. MacKay’s resignation, so long as: (A) she has delivered to the Company a notice of resignation no later than six months prior to the anticipated retirement date, (B) she has been in the role of CEO for at least three years at the time of the retirement date, (C) no “cause” exists at the time of resignation (as such term is defined in the A&R Severance Plan), and (D) the Board approves, in its sole discretion, the notice of termination and her retirement plan, including any necessary steps to ensure a smooth transition of her role.
In the event Ms. MacKay’s employment is terminated due to her death or “disability” (as defined in her applicable RSU award agreements), the RSU agreements provide that the RSUs will vest immediately, with the vesting of any PRSUs determined at target levels of performance, provided that any grants made less than a year prior would vest on a pro-rated basis.
Ms. MacKay is also subject to certain restrictive covenants set forth in the MacKay Offer Letter and the agreements governing her equity awards, including (a) prohibitions on competing with us during her employment with us and for a period of 18 months thereafter, (b) prohibitions on soliciting or hiring our customers, suppliers or employees during her employment with us and for a period of 24 months thereafter, and (c) non-disparagement and confidentiality obligations.
Mr. Johnston
Cushman & Wakefield Global, Inc. (“C&W Global”) is party to an offer letter with Mr. Johnston, effective as of February 28, 2021 (the "Johnston Offer Letter"). The Johnston Offer Letter originally provided for an initial annual base salary of $600,000 and an annual cash bonus opportunity with an initial target amount equal to $600,000 (and a maximum annual bonus opportunity equal to 200% of such target amount), which amounts are subject to change at the Compensation Committee's discretion. Under the terms of the Johnston Offer Letter, Mr. Johnston is also eligible to receive, in the Compensation Committee's discretion, an annual grant of RSUs with an initial target grant date fair value of $2,200,000.
Mr. Johnston is subject to certain restrictive covenants under the terms of the Johnston Offer Letter and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during his employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. Upon certain terminations of employment, Mr. Johnston is eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed below under “—Potential Payments Upon Termination or Change in Control—A&R Severance Plan.”
Mr. McDonald
Mr. McDonald was promoted to our Global President & COO on July 1, 2023. In connection with such promotion, the Company entered into a new offer letter with Mr. McDonald on May 4, 2023 (the “McDonald Offer Letter”), which superseded his prior offer letter in its entirety.
The McDonald Offer Letter originally provided for an initial annual base salary of $900,000 and an annual cash bonus opportunity with an initial target amount equal to $1,700,000 (and a maximum annual bonus opportunity equal to 200% of such target amount), which amounts are subject to change at the Compensation Committee's discretion. Under the terms of the McDonald Offer Letter, Mr. McDonald is also eligible to receive, in the Compensation Committee's discretion, an annual grant of RSUs with an initial target grant date fair value of $3,850,000.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS
Employment Arrangements
Upon certain terminations of employment, Mr. McDonald will be eligible to receive severance benefits as set forth in both the McDonald Offer Letter and the A&R Severance Plan. Under the A&R Severance Plan and the McDonald Offer Letter, if Mr. McDonald is terminated by the Company without “cause” (as defined in the A&R Severance Plan), Mr. McDonald will be entitled to receive the following severance benefits, subject to his execution of a valid release: (a) an amount equal to the sum of (i) 1.0 times his then-current base salary plus (ii) 1.0 times his target annual bonus for the year in which termination occurs, which amount will be payable in substantially equal installments over 12 months following his termination of employment, (b) a discretionary pro-rated annual bonus for the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees, (c) subsidized continued health coverage for 12 months, and (d) reimbursement for outplacement services up to a maximum of $25,000. Additionally, the McDonald Offer Letter provides that upon a termination without cause, (I) with respect to Mr. McDonald’s time-vesting RSUs that are outstanding and unvested at the time of termination, Mr. McDonald will be deemed to have satisfied all continuous employment requirements and such time-vesting RSUs will remain outstanding and eligible to vest according to their regular vesting schedule; and (II) with respect to Mr. McDonald’s PRSUs that are outstanding and unvested at the time of termination, Mr. McDonald will be deemed to have satisfied all continuous employment requirements through the applicable performance periods and such PRSUs will remain outstanding and eligible to vest if applicable performance metrics are satisfied at the end of the applicable performance period.
In the event Mr. McDonald experiences a Change in Control Termination, under the A&R Severance Plan, Mr. McDonald will be entitled to receive the following severance benefits, subject to his execution of a valid release: (a) an amount equal to the sum of (i) 2.0 times his then-current base salary plus (ii) 2.0 times his target annual bonus for the year in which the termination occurs, which amount will be payable in substantially equal installments over 24 months following his Change in Control Termination, (b) a discretionary pro-rated bonus for the year of termination, payable at the same time annual bonuses are paid to other similarly situated employees, (c) subsidized continued health coverage for 24 months and (d) reimbursement for outplacement services up to a maximum of $25,000. To the extent the acquirer in such change in control transaction assumed the outstanding RSU awards in the transaction, under the terms of the A&R Severance Plan, Mr. McDonald would also be entitled to accelerated vesting in full of his outstanding and unvested RSU awards, with the vesting of any PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the Change in Control Termination. In the event there is a change in control in which the acquirer does not assume the Company’s outstanding RSU awards, the award agreements provide that Mr. McDonald’s RSU awards will accelerate and vest as of immediately prior to such change in control, with the vesting of any PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control.
In the event Mr. McDonald’s employment is terminated due to his death or “disability” (as defined in his applicable RSU award agreements), the RSU agreements provide that the RSUs will vest immediately, with the vesting of any PRSUs determined at target levels of performance, provided that any grants made less than a year prior would vest on a pro-rated basis.
Mr. McDonald is also subject to certain restrictive covenants set forth in the McDonald Offer Letter and the agreements governing his equity awards, including non-disparagement and confidentiality obligations, among others.
Mr. Robinson
Mr. Robinson was promoted to our EVP, Chief Investment & Strategy Officer effective July 1, 2023. In connection with such promotion, C&W Global entered into a new offer letter with Mr. Robinson on August 3, 2023 (the "Robinson Offer Letter"). The Robinson Offer Letter originally provided for an initial annual base salary of $500,0000 and an annual cash bonus opportunity with an initial target amount equal to $1,000,000 (and a maximum annual bonus opportunity equal to 200% of such target amount), which amounts are subject to change at the Compensation Committee's discretion. Under the terms of the Robinson Offer Letter, Mr. Robinson is also eligible to receive, in the Compensation Committee's discretion, an annual grant of RSUs with an initial target grant date fair value of $1,000,000.
Mr. Robinson is subject to certain restrictive covenants under the terms of the Robinson Offer Letter and the agreements governing his equity awards, including (a) prohibitions on competing with us during his employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during his employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. Upon certain terminations of employment, Mr. Robinson is eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed below under “—Potential Payments Upon Termination or Change in Control—A&R Severance Plan.”

56	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Employment Arrangements
Ms. Perkins
C&W Global is party to an offer letter with Ms. Perkins, effective as of July 1, 2023 (the "Perkins Offer Letter"). The Perkins Offer Letter originally provided for an initial annual base salary of $580,000 and an annual cash bonus opportunity with an initial target amount equal to 90% of annual base salary (and a maximum annual bonus opportunity equal to 200% of such target amount), which amounts are subject to change at the Compensation Committee's discretion. Under the terms of the Perkins Offer Letter, Ms. Perkins is also eligible to receive, in the Compensation Committee's discretion, an annual grant of RSUs with an initial target grant date fair value of $900,000.
Ms. Perkins is subject to certain restrictive covenants under the terms of the Perkins Offer Letter and the agreements governing her equity awards, including (a) prohibitions on competing with us during her employment with us and for a period of 12 months thereafter, (b) prohibitions on soliciting or hiring our clients or employees during her employment with us and for a period of 12 months thereafter, and (c) non-disparagement and confidentiality obligations. Upon certain terminations of employment, Ms. Perkins is eligible to receive severance benefits payable under our A&R Severance Plan, which benefits are discussed below under “—Potential Payments Upon Termination or Change in Control—A&R Severance Plan.”
Mr. White
On December 19, 2023, the Company entered into an offer letter with Mr. White, effective as of January 1, 2024 (the “White Offer Letter”), pursuant to which Mr. White continued to serve as Executive Chairman of the Board. The White Offer Letter superseded and replaced Mr. White’s previous Amended & Restated Employment Agreement with the Company and C&W Global, dated August 27, 2020 (the “White Employment Agreement”), and his previous Side Letter Agreement with the Company and C&W Global, dated December 31, 2021 (the “White Side Letter”), except as set forth therein and summarized below. The White Offer Letter provided that during his service on the Board as its Executive Chairman, Mr. White would receive annual cash compensation at a rate equivalent to $480,000 per year in accordance with the Company’s regular payroll practices, pro-rated for any partial year of service.
As discussed above, Mr. White then transitioned to our non-Executive Chairman of the Board on May 2, 2024. The White Offer Letter had contemplated such a change, and under the White Offer Letter, effective as of May 2, 2024, Mr. White is entitled to receive: (a) the same annual cash retainers for Board and committee service, as applicable, pro-rated for any partial year of service, and a pro-rated annual equity award, in each case in such amounts and on such terms as are provided to the Non-Employee Directors on the Board under the Company’s director compensation program; (b) an additional annual cash retainer of $100,000 solely in respect of his service as non-Executive Chairman of the Board, pro-rated for any partial year of service; and (c) an additional pro-rated award of RSUs solely in respect of his service as non-Executive Chairman of the Board with a grant date value of $100,000, on terms consistent with those applicable to the annual RSU award granted to the Non-Employee Directors on the Board under the Company’s director compensation program.
Accordingly, on May 16, 2024, following the Transition to non-Executive Chairman, Mr. White received an annual equity grant of RSUs under our Omnibus Director Plan consistent with our director compensation program (the “White Director RSUs”). See “Corporate Governance—Director Compensation Program” for details of these RSUs.
In connection with the Transition, the Board also approved that Mr. White’s outstanding and unvested equity awards at the time of the Transition (the “White Executive Grants”) would not be forfeited under the applicable equity incentive plan and/or award agreements upon the Transition and will remain outstanding and eligible to continue vesting in accordance with the terms set forth in the applicable equity incentive plan and/or award agreements; provided that Mr. White continues to provide a commensurate level of service to the Company through the applicable vesting dates. In the event that Mr. White ceases to provide such services to the Company, he shall not be entitled to any severance or termination pay or benefits and any equity awards that are outstanding and unvested as of such date shall immediately be forfeited on such date, and Mr. White shall have no further rights with respect thereto. This constituted a material modification of the awards under SEC rules. See “—Chairman Transition” and “—Executive Compensation Tables—2024 Summary Compensation Table” for more information.
The award agreements for the White Executive Grants provide equity acceleration benefits upon certain qualifying termination and change in control scenarios. Pursuant to such award agreements, if Mr. White is terminated without “cause” following a “change in control” (each as defined in such award agreements) in which the acquirer assumes the terms of the award, Mr. White’s unvested and outstanding PRSUs under the White Executive Grants will convert to time-vesting RSUs at the time of the change in control and will vest upon the termination without cause. In the same scenario, his unvested and outstanding time-vesting RSUs under the White Executive Grants will be forfeited. In the event there is a change in control in which the acquirer does not assume the terms of the awards, such award agreements provide that Mr. White’s unvested and outstanding RSUs under the White Executive Grants will accelerate and vest as of immediately prior to the change in control. Finally, under the White Executive Grants, if Mr. White’s service is terminated due to his death or “disability” (as defined in such award agreements), all of his unvested and outstanding RSU awards will vest immediately, with the vesting of any PRSUs determined at target levels of performance.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS
Potential Payments Upon Termination or Change in Control
Notwithstanding the Transition, the White Offer Letter provides that Section 1 of the White Side Letter remains in full force and effect. This includes that Mr. White remains subject to certain restrictive covenants as set forth under the White Side Letter and the White Employment Agreement, including prohibitions on (i) competing with us during his service on the Board, (ii) soliciting or hiring our customers or employees during his service on the Board, and (iii) non-disparagement, confidentiality and intellectual property assignment obligations.
For the White Director RSUs, in the event Mr. White’s service as a director terminates in connection with a change of control, as determined by the Company in its sole discretion, the RSUs will vest as of such termination. Further, in the event there is a change in control in which the acquirer does not assume the terms of the awards, the White Director RSUs shall vest immediately prior to such change in control to the extent not otherwise vested.
Potential Payments Upon Termination or Change in Control
The Named Executive Officers are eligible to receive certain severance payments and benefits under their employment agreements, equity grant agreements and/or our A&R Severance Plan in connection with a termination of employment under various circumstances.
A&R Severance Plan
Each of Mr. Johnston, Mr. Robinson and Ms. Perkins are entitled to certain benefits under our A&R Severance Plan and their RSU award agreements that we believe are in line with market practice. In the event Mr. Johnston, Mr. Robinson or Ms. Perkins experiences an “Involuntary Termination” of employment (as defined in the A&R Severance Plan), he or she will be eligible to receive the following severance benefits, subject to the Named Executive Officer’s execution of a valid release: (a) an amount equal to the sum of (i) 1.0 times his or her annual base salary plus (ii) 1.0 times his or her target annual bonus for the year in which the termination occurs (such sum, the “Cash Severance Benefit”), (b) a discretionary, pro-rated annual bonus for the year in which the termination occurs, payable at the same time annual bonuses are paid to other similarly situated employees, (c) subsidized continued health coverage for 12 months, (d) reimbursement for outplacement services up to a maximum of $25,000, and (e) accelerated pro-rata vesting of outstanding and unvested RSUs, with the vesting of PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period (or at target levels of achievement if no calendar year in the performance period has been completed as of the termination). The Cash Severance Benefit will be payable in substantially equal installments over 12 months following such Named Executive Officer’s termination of employment, in accordance with the Company’s normal payroll practices.
In the event Mr. Johnston’s, Mr. Robinson’s or Ms. Perkins’s employment is terminated by the Company through an Involuntary Termination or he or she resigns for good reason, in either case, on or within two years after a change in control, he or she will be eligible to receive the following severance benefits, subject to the Named Executive Officer’s execution of a valid release: (i) an amount equal to the sum of (A) 2.0 times his or her then-current base salary plus (B) 2.0 times his or her target annual bonus for the year in which the termination occurs (such sum, the “Change in Control Cash Severance Benefit”), (ii) a discretionary, pro-rated annual bonus for the year in which the termination occurs, payable at the same time annual bonuses are paid to other similarly situated employees, (iii) subsidized continued health coverage for 24 months, (iv) reimbursement for outplacement services up to a maximum of $25,000, and (v) if the acquirer assumed the outstanding RSU awards in the change in control transaction, accelerated vesting in full of his or her outstanding and unvested RSU awards, with the vesting of any PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the termination. The Change in Control Cash Severance Benefit will be payable in substantially equal installments over 24 months following such Named Executive Officer’s termination of employment. In the event there is a change in control in which the acquirer does not assume the Company’s outstanding RSU awards, generally the award agreements provide that the RSU awards will accelerate and vest immediately prior to such change in control, with the vesting of any PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any calendar year in the performance period that has not been completed as of the change in control.
In the event that Mr. Johnston’s, Mr. Robinson’s or Ms. Perkins’s employment is terminated due to their death or “disability” (as defined in the applicable RSU award agreements), the RSU agreements provide that the RSUs will vest immediately, with the vesting of any PRSUs determined at target levels of performance, provided that any grants made less than a year prior would vest on a pro-rated basis.
The severance benefits for Ms. MacKay and Mr. McDonald are more fully described under “—Employment Arrangements” above. Pursuant to the terms of the White Offer Letter, Mr. White is not eligible to receive any severance benefits upon a termination of his service with the Company beyond what is set forth in his RSU agreements with respect to the treatment of such equity awards.

58	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Potential Payments Upon Termination or Change in Control
Potential Payments upon Termination of Employment or Change in Control Table
The table below provides an estimate of the value of payments and benefits assuming that a qualifying termination of employment and, as applicable, a change in control, occurred on December 31, 2024, and assuming a share price of $13.08 per share, the closing price of our ordinary shares on the last business day of 2024. The actual amounts that would be paid or distributed to the Named Executive Officers as a result of one of the termination events occurring in the future will depend on factors such as the date of termination, the manner of termination and the terms of the applicable agreements in effect at such time, which could differ materially from the terms and amounts described here.

	Ms. MacKay	Mr. Johnston	Mr. McDonald	Mr. Robinson	Ms. Perkins	Mr. White(9)
Termination without Cause Not in Connection with Change in Control
Cash Severance	$4,000,000	$1,500,000	$2,600,000	$1,500,000	$1,102,000	—
Annual Bonus(1)	$2,500,000	$900,000	$1,700,000	$1,000,000	$522,000	—
Accelerated Vesting of RSU Awards(2)	$27,960,436	$4,964,776	$19,885,210	$2,055,836	$2,354,256	—
Health and Welfare Benefits(3)	$29,746	$176	$19,831	$19,831	$11,691	—
Outplacement Services(4)	$25,000	$25,000	$25,000	$25,000	$25,000	—
TOTAL	$34,515,182	$7,389,952	$24,230,041	$4,600,667	$4,014,947	—
Termination without Cause in Connection with Change in Control(5)
Cash Severance	$7,000,000	$3,000,000	$5,200,000	$3,000,000	$2,204,000	—
Annual Bonus(1)	$2,500,000	$900,000	$1,700,000	$1,000,000	$522,000	—
Accelerated Vesting of RSU Awards(6)	$27,137,861	$11,287,255	$19,289,691	$4,855,819	$4,562,723	$9,834,944
Health and Welfare Benefits(3)	$39,662	$351	$39,662	$39,662	$23,382	—
Outplacement Services(4)	$25,000	$25,000	$25,000	$25,000	$25,000	—
TOTAL	$36,702,523	$15,212,606	$26,254,353	$8,920,481	$7,337,105	$9,834,944
Death or Disability
Cash Severance	—	—	—	—	—	—
Annual Bonus	—	—	—	—	—	—
Accelerated Vesting of RSU Awards(7)	$7,298,025	$3,445,311	$5,465,609	$1,325,436	$2,325,467	$12,030,670
Health and Welfare Benefits	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—
TOTAL	$7,298,025	$3,445,311	$5,465,609	$1,325,436	$2,325,467	$12,030,670
Change in Control Not in Connection with a Termination Where Awards Are Not Assumed(8)
Cash Severance	—	—	—	—	—	—
Annual Bonus	—	—	—	—	—	—
Accelerated Vesting of RSU Awards	$12,886,377	$5,573,244	$9,304,550	$2,287,967	$3,574,162	$12,592,234
Health and Welfare Benefits	—	—	—	—	—	—
Outplacement Services	—	—	—	—	—	—
TOTAL	$12,886,377	$5,573,244	$9,304,550	$2,287,967	$3,574,162	$12,592,234

(1)Represents a pro-rated bonus for the year of termination, determined in the sole discretion of the administrator of the A&R Severance Plan and based on Company performance, Named Executive Officer performance, and taking into account the Named Executive Officer’s period of service in the applicable bonus year.
(2)For each of Ms. MacKay and Mr. McDonald, the applicable offer letter provides that if the Named Executive Officer’s employment is terminated without cause (not in connection with a change in control), the following will occur: (a) any outstanding and unvested time-vesting RSUs will vest on their regularly-scheduled date as if the executive were still employed by the Company at that time, and (b) any outstanding and unvested PRSUs will vest on their regularly-scheduled date as if the executive were still employed by the Company at that time to the extent the applicable performance metrics are satisfied. For the amounts listed in the table above, (x) for the time-vesting RSUs, we have included the value of all outstanding and unvested time-vesting RSUs as if they vested as of December 31, 2024, and (y) for the PRSUs, we have included the value of all outstanding and unvested PRSUs as if they vested as of December 31, 2024 generally using actual performance levels for any completed calendar years and target performance levels for incomplete calendar years (and for the 2024 PRSUs, using the average of cumulative achievement for each metric for the years completed in the performance period, multiplied by three). For each of Mr. Johnston, Mr. Robinson and Ms. Perkins, upon an Involuntary Termination, the A&R Severance Plan provides for accelerated pro-rata vesting of outstanding and unvested RSUs, with the vesting of PRSUs generally determined based on the Company’s actual achievement of the applicable performance metrics for any completed calendar years in the performance period or at target levels of achievement if no calendar year in the performance period has been completed as of the termination (and for the 2024 PRSUs, based on the average of cumulative achievement for each metric for the years completed in the performance period, multiplied by three).

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	59

COMPENSATION DISCUSSION AND ANALYSIS
CEO Pay Ratio

(3)Represents the aggregate COBRA payments payable to each Named Executive Officer in accordance with the terms of the applicable agreement, assuming a termination date of December 31, 2024.
(4)Represents the maximum reimbursement for reasonable fees of no more than one outplacement or similar service provider engaged by the Named Executive Officer to assist in finding employment opportunities during the one-year period following the Named Executive Officer’s termination.
(5)Assumes that the acquirer assumed the Company’s unvested RSU awards in connection with the change in control.
(6)Under the A&R Severance Plan, for each Named Executive Officer other than Mr. White, if their employment is terminated without cause or they resign for good reason, in either case on or within the two years following a change in control of the Company, each Named Executive Officer would be entitled to accelerated vesting in full of any outstanding and unvested RSU awards. Generally, the vesting of PRSUs would be determined based on actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any non-completed calendar year in the performance period (and for the 2024 PRSUs, based on the average of cumulative achievement for each metric for the years completed in the performance period, multiplied by three). For Mr. White, pursuant to the White Executive Grants, if Mr. White is terminated without cause following a change in control, Mr. White’s unvested and outstanding PRSUs under the White Executive Grants would vest upon the termination without cause and the outstanding time-vesting RSUs would be forfeited. For the White Director RSUs, in the event Mr. White’s service as a director terminates in connection with a change of control, as determined by the Company in its sole discretion, the White Director RSUs would accelerate and vest in full as of such termination.
(7)Generally speaking, the RSU agreements for the Named Executive Officers provide that in the event an individual’s service is terminated due to their death or disability, the individual’s outstanding and unvested RSUs will vest immediately, with the vesting of any PRSUs determined at target levels of performance, provided that any grants made less than a year prior would vest on a pro-rated basis. For Mr. White, the White Director RSUs will not vest in the event of a death or disability.
(8)Under the Company’s RSU agreements issued after 2018, in the event that the acquirer does not agree to assume the Company’s unvested RSU awards in connection with a change in control, such RSU awards will vest immediately prior to the change in control, with the vesting of any PRSUs generally determined based on actual achievement of the applicable performance metrics for any completed calendar years in the performance period and at target levels of achievement for any non-completed calendar year in the performance period.
(9)Mr. White ceased to be an executive officer of the Company as of the date of the Transition. No amounts were paid out to Mr. White as of such date. In his current role as non-Executive Chairman, Mr. White is not a participant in our A&R Severance Plan but he remains entitled to equity acceleration benefits provided under his RSU agreements. We have elected to include this column to summarize such acceleration benefits.

CEO Pay Ratio
The SEC has adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total compensation of the principal executive officer (“PEO”). The Company’s PEO is our CEO as of the end of 2024. The Company is presenting the required disclosure as follows:
We identified a median employee as of December 31, 2022 using the following approach. We had approximately 51,031 full-time, part-time and seasonal employees as of December 31, 2022. As of December 31, 2022, approximately 20,484 of our employees were located outside of the United States (17,950 outside the United States after the de minimis exemptions listed below). For purposes of this 2022 determination, we excluded the population of the workforce that were not considered employees of the Company under applicable local regulations. In addition, under the de minimis exemption of the SEC rule, we excluded approximately 5% of our international population by excluding employee populations in the following jurisdictions: Brazil (1,100), Mexico (785), Philippines (412), Colombia (104), Peru (94) and Malaysia (39). We identified our median as of December 31, 2022 utilizing base pay earnings for the previous 12-month period for the population of employees described above. Our median employee is a full-time employee located in the United States.
For purposes of calculating our CEO pay ratio in 2024, we used the same median employee that was identified as of December 31, 2022 because we believe that there have not been any material changes in our employee population or compensation arrangements which would significantly change our pay ratio disclosure. For 2024, we determined that our median employee’s total compensation, calculated in accordance with Item 402(c) of Regulation S-K, was $60,105, which includes base, bonus and company 401(k) match. Based upon this methodology and the CEO’s total compensation of $9,682,351 in 2024, as set forth in the Summary Compensation Table, we estimate the ratio of our CEO pay to the median worker’s pay is 161:1.
The SEC requirements for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us.

60	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Pay Versus Performance
Pay Versus Performance
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid” (as defined by SEC rules) and certain financial performance metrics of the Company. For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “—Compensation Philosophy and Objectives” and “—Compensation Elements.”

	Summary Compensation Table Total for CEO(1)	Summary Compensation Table Total for CEO(2)	Compensation Actually Paid to CEO(3)	Compensation Actually Paid to CEO(4)	Average Summary Compensation Table Total for Non-CEO NEOs(5)	Average Compensation Actually Paid to Non-CEO NEOs(6)	Value of Initial Fixed $100 Investment Return on:
Year							CWK TSR(7)	Peer Group TSR(8)	Net Income (Loss)	Compensation EBITDA(9)
(a)	(b)(i)	(b)(ii)	(c)(i)	(c)(ii)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$9,682,351		$12,644,306		$4,936,365	$4,879,543	$64	$163	$131,300,000	$ 591,000,000
2023	$4,668,810	$5,326,223	$3,809,627	$3,785,709	$3,686,033	$2,842,435	$53	$128	$(35,400,000)	$581,300,000
2022	$8,587,627		$1,753,622		$5,909,537	$1,579,668	$61	$103	$196,400,000	$963,000,000
2021	$19,990,492		$30,999,620		$4,632,973	$6,962,418	$109	$167	$250,000,000	$877,000,000
2020	$9,056,207		$469,965		$2,429,455	$771,103	$73	$94	$(220,500,000)	$450,000,000

(1)The dollar amounts reported in column (b)(i) are the amounts of total compensation reported in the Summary Compensation Table for Ms. MacKay in 2024 and 2023, John Forrester in 2022, and Mr. White in 2021 and 2020, respectively.
(2)We had two CEOs in fiscal year 2023. Mr. Forrester served as our CEO from January 1, 2023 to June 30, 2023, and Ms. MacKay served as our CEO from July 1, 2023 to December 31, 2023. The dollar amount reported in column (b)(ii) is the amount of total compensation reported in the Summary Compensation Table for Mr. Forrester in 2023.
(3)The dollar amounts reported in column (c)(i) represent the amount of “compensation actually paid” to (a) Ms. MacKay in 2024 and 2023, (b) Mr. Forrester in 2022, and (c) Mr. White in 2021 and 2020. All such amounts were computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to such individuals during the applicable year. The table below shows adjustments which were made to Ms. MacKay’s total compensation in 2024 to determine the “compensation actually paid.” For such adjustments, equity values were calculated in accordance with Topic 718.

2024 (MacKay)
SCT Total Compensation	$9,682,351
Less: Stock Award Values Reported in SCT for the Covered Year	$(6,151,551)
Plus: Year End Fair Value of Stock Awards Granted in the Covered Year	$8,614,001
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	$721,560
Fair Value of Stock Awards Granted and Vested in the Covered Year	$—
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	$(222,055)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	$—
Compensation Actually Paid	$12,644,306

(4)We had two CEOs in fiscal year 2023. The dollar amount reported in column (c)(ii) represents the amount of “compensation actually paid” to Mr. Forrester in 2023.
(5)The dollar amounts reported in this column represent the average of the amounts reported for the Company’s Named Executive Officers as a group (excluding our CEOs in each year) in the “Total” column of the Summary Compensation Table in each year. The names of each of the Named Executive Officers (excluding our CEOs in each year) included for purposes of calculating the average amounts in each year are as follows: (i) for 2024, Mr. Johnston, Mr. McDonald, Mr. Robinson, Ms. Perkins and Mr. White, (ii) for 2023, Mr. Johnston, Mr. White, Mr. McDonald and Ms. Perkins; (iii) for 2022, Mr. Johnston, Mr. White, Ms. MacKay and Mr. McDonald; (iv) for 2021, Duncan Palmer, Mr. Johnston, Mr. Forrester, Ms. MacKay and Mr. Robinson; and (v) for 2020, Mr. Palmer, Mr. Forrester, Ms. MacKay and Brett Soloway.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS
Pay Versus Performance

(6)The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the Named Executive Officers as a group (excluding our CEOs in each year), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Named Executive Officers as a group (excluding our CEOs in each year) during the applicable year. The table below shows adjustments which were made to average total compensation for the Named Executive Officers as a group (excluding our CEO in each year) in 2024 to determine the “compensation actually paid.” For such adjustments, equity values were calculated in accordance with Topic 718.

Non-CEO NEO Average
2024
SCT Total Compensation	$4,936,365
Less: Stock Award Values Reported in SCT for the Covered Year	$(3,520,602)
Plus: Year End Fair Value of Stock Awards Granted in the Covered Year	$4,905,202
Change in Fair Value of Outstanding Unvested Stock Awards from Prior Years	$262,733
Fair Value of Stock Awards Granted and Vested in the Covered Year	$—
Change in Fair Value of Stock Awards from Prior Years that Vested in the Covered Year	$(105,512)
Less: Fair Value of Stock Awards Forfeited during the Covered Year	$(1,598,643)
Compensation Actually Paid	$4,879,543

(7)Cumulative TSR is calculated by dividing the difference between the Company’s share price at the end and the beginning of the measurement period (including reinvestment of dividends) by the Company’s share price at the beginning of the measurement period.
(8)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is comprised of four global commercial real estate services companies publicly traded in the United States: Jones Lang LaSalle Incorporated (NYSE: JLL), CBRE Group, Inc. (NYSE: CBRE), Colliers International Group Inc. (NASDAQ: CIGI) and Newmark Group Inc. (NASDAQ: NMRK). This is the same peer group as reported in the Company’s Form 10-K for 2024. The Company updated its peer group in 2024. The previous peer group (the “Prior Peer Group”) excluded Newmark Group Inc., which was added in 2024 as a result of its increase in size and expansion of services offered in recent years. The TSR for the Prior Peer Group for each respective year reported in the table above is as follows: $166 for 2024, $130 for 2023, $116 for 2022, $173 for 2021 and $99 for 2020.
(9)Adjusted EBITDA is defined as net income (loss) plus depreciation and amortization, interest expense, net of interest income, and provision for income taxes, and adjusted for unrealized loss on investments (net), integration and other cost related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, gains from insurance proceeds and other non-recurring items. Compensation EBITDA is defined as Adjusted EBITDA further adjusted for (a) currency rate fluctuations and (b) certain other one-time items outside of our control. While the Company uses numerous financial and non-financial measures for the purpose of evaluating performance for the Company’s compensation programs, the Company has determined that Compensation EBITDA represents the most important measure used by the Company to link “compensation actually paid” to our Named Executive Officers to Company performance for the most recently completed year.

Analysis of the Information Presented in the Pay Versus Performance Table
As described in greater detail in “—Compensation Philosophy and Objectives,” the Company’s executive compensation program reflects a compensation package for executive officers that is competitive, tied to performance and aligned with the interests of our shareholders. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance Table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as defined by SEC rules) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following graphic descriptions of the relationships between information presented in the Pay Versus Performance Table.

62	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Pay Versus Performance
COMPENSATION ACTUALLY PAID AND TSRs

CEO (Year-End)	Average for Non-CEO NEOs	Company TSR	Peer Group TSR
COMPENSATION ACTUALLY PAID AND NET INCOME (LOSS)

CEO (Year-End)	Average for Non-CEO NEOs	Net Income (Loss)

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	63

COMPENSATION DISCUSSION AND ANALYSIS
Pay Versus Performance
COMPENSATION ACTUALLY PAID AND COMPENSATION EBITDA

CEO (Year-End)	Average for Non-CEO NEOs	Compensation EBITDA
Financial Performance Measures
The metrics that the Company uses for both our AIP and our long-term incentive plan are selected based on an objective of achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s Named Executive Officers to the Company’s performance for the most recently completed year are as follows:

Most Important Performance Measures
Compensation EBITDA
Strategic Cash Generation
Strategic Cost Efficiency

64	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with SEC rules, we are asking you to approve, on an advisory basis, a resolution on the compensation paid to our Named Executive Officers as reported in this Proxy Statement. This say-on-pay proposal gives you the opportunity to provide feedback on our 2024 executive compensation program for our Named Executive Officers.
In deciding how to vote on this proposal, the Board encourages you to review the Compensation Discussion and Analysis in this Proxy Statement for a detailed description of our executive compensation practices, philosophy and objectives.
This year’s say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation that was paid in 2024 to our Named Executive Officers resulting from our compensation practices, philosophy and objectives as described in this Proxy Statement. Because your vote on this proposal is advisory, it will not be binding upon the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by our shareholders and will review the voting results on this proposal in connection with their ongoing evaluation of our executive compensation program.
The text of the resolution in respect of Proposal 5 is as follows:
RESOLVED, that the compensation paid to our Named Executive Officers for 2024 as set forth in the Compensation Discussion and Analysis, the compensation tables and the related disclosure in this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, is hereby approved on an advisory basis.
Required Vote
This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other nominee, you must instruct your bank, broker or such nominee how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADVISORY RESOLUTION ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2024.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	65

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In accordance with SEC rules, we are also providing our shareholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers in the future. Under this proposal, our shareholders may indicate whether they would prefer to have an advisory vote on executive compensation every 1 year, 2 years or 3 years. The Compensation Committee and the Board believe that the advisory vote on executive compensation should be conducted every year because it will enable our shareholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to more meaningful and timely communication between us and our shareholders on the compensation of our Named Executive Officers.
Shareholders are not voting to approve or disapprove the Board’s recommendation. Instead, you may cast your vote on your preferred voting frequency by choosing any of the following four options with respect to this proposal: “1 year,” “2 years,” “3 years” or “abstain.” The say-on-pay frequency vote is advisory, and therefore it is not binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by shareholders in their vote on this proposal and will consider the option that receives the most votes in determining the frequency of future advisory votes on compensation of our Named Executive Officers.
Required Vote
The outcome of the vote will be determined by the option (1 year, 2 years or 3 years) that receives the most votes cast. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other nominee, you must instruct your bank, broker or such nominee how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR “1 YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

66	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ADVISORY VOTE ON DIRECTORS’ REMUNERATION REPORT
In accordance with the U.K. Companies Act, we are providing shareholders with the opportunity to vote on an advisory resolution approving the Directors’ Remuneration Report included as Annex B to this Proxy Statement. This proposal is similar to Proposal 5 regarding the compensation of our Named Executive Officers. However, the Directors’ Remuneration Report is concerned solely with the compensation of our executive and non-executive directors and is required under the U.K. Companies Act. We encourage shareholders to read the Directors’ Remuneration Report included as Annex B to this Proxy Statement. The Board and the Compensation Committee believe that the policies and procedures articulated in the Directors’ Remuneration Report are effective in achieving our compensation objectives and serve to attract and retain high-quality directors.
This vote is advisory only, pursuant to the U.K. Companies Act, and the director entitlement to receive compensation is not conditional on it. Payments made or promised to directors will not have to be repaid, reduced or withheld in the event that the resolution is not passed. The resolution and vote are a means of providing shareholder feedback to the Board. The Compensation Committee will review and consider the outcome of this vote in connection with the ongoing review of our executive and non-executive director compensation programs.
Required Vote
This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other nominee, you must instruct your bank, broker or such nominee how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE OUR 2024 DIRECTORS’ REMUNERATION REPORT ON AN ADVISORY BASIS.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	67

APPROVAL OF AN AMENDMENT TO OUR OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN
We are asking shareholders to approve a third amendment and restatement (the “Management Plan Restatement”) of our Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan (as amended from time to time, the “Management Omnibus Plan”). The Management Plan Restatement would (subject to the approval of our shareholders): (i) increase the number of ordinary shares reserved for issuance under the plan by 3.8 million ordinary shares, and (ii) extend the scheduled expiration date of the Management Omnibus Plan from May 16, 2034 to May 15, 2035 (together, the “Management Plan Amendments”). If this Management Plan Restatement is not approved by our shareholders, the Management Omnibus Plan will continue by its terms, without the Management Plan Amendments, and will terminate automatically on May 16, 2034. The Management Plan Restatement is attached to this Proxy Statement as Annex C.
As further described below, the Management Omnibus Plan provides for grants of equity awards to our employees, consultants and independent contractors. The purpose of the Management Omnibus Plan is to promote the interests of the Company and its shareholders by providing such employees, consultants and independent contractors with incentives and rewards to encourage them to continue in the service of the Company.
Share Reserve
We believe that increasing the number of ordinary shares issuable under the Management Omnibus Plan is necessary in order to allow us to continue to utilize equity awards to retain and attract the services of key individuals essential to our long-term growth and financial success and to further align their interests with those of our shareholders. We rely on equity awards to retain and attract key employees and believe that equity incentives are necessary for us to remain competitive with regard to retaining and attracting highly qualified individuals upon whom, in large measure, the future growth and success of the Company depend. The availability of an adequate number of ordinary shares available for issuance under the Management Omnibus Plan is an important factor in fulfilling these purposes.
Currently, the Management Omnibus Plan provides that the maximum number of ordinary shares available for issuance pursuant to awards issued thereunder is 8.88 million shares, of which, after giving effect to ordinary shares previously issued pursuant to awards under the Management Omnibus Plan and ordinary shares subject to outstanding awards under the plan, only approximately 5.63 million ordinary shares were available for issuance under the Management Omnibus Plan as of March 21, 2025, which we have determined would be insufficient to meet our forecasted needs for the near future as discussed in greater detail below. We believe that an additional 3.8 million ordinary shares are necessary for us to continue to offer a competitive long-term equity-based incentive compensation program for the near future based on historical grant practices and forecasted needs. The closing price per share of our ordinary shares on March 21, 2025 was $10.44. For additional information regarding equity-based awards previously granted under the Management Omnibus Plan, please see Note 13: Stock-Based Compensation of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. In addition to the approximately 5.63 million ordinary shares available under the Management Omnibus Plan, as of March 21, 2025 we also have approximately 410,000 ordinary shares remaining available for grant under the Omnibus Director Plan.
The following factors were considered by the Compensation Committee and the Board when determining the number of ordinary shares to reserve for issuance under the Management Omnibus Plan:
•Historical Grant Practices. The Compensation Committee and the Board considered the total number of equity awards that we granted in the last three fiscal years plus year to date 2025. Under the Management Omnibus Plan, in fiscal years 2022, 2023, 2024 and year to date 2025 we granted equity awards covering approximately 2.35 million, 4.31 million, 4.47 million and 3.74 million ordinary shares, respectively, for a total of approximately 14.87 million ordinary shares over such period.

68	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

PROPOSAL 8 APPROVAL OF AN AMENDMENT TO OUR OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN
•Forecasted Grants. The Compensation Committee and the Board reviewed a forecast that considered the following factors in order to project the rate at which our ordinary shares will be issued under the Management Omnibus Plan: (i) the number of ordinary shares available for issuance in the form of new grants under the Management Omnibus Plan and (ii) forecasted future grants, determined based on our stock price and the dollar value to be delivered to the participant. However, we determine the size of equity awards to be granted based on such value, and therefore, our actual share usage could deviate significantly from our forecasted share usage if our stock price on the date the award is granted is significantly different from the stock price assumed in the forecast. For example, if our stock price on the date the award is granted is significantly lower than the stock price assumed in the forecast, we would need a larger number of shares than the number projected by the forecast in order to deliver the same value to participants.
•Number of Shares Subject to Outstanding Awards. As of March 21, 2025, the number of our ordinary shares that remained available for issuance under the Management Omnibus Plan was approximately 5.63 million. As of the same date, the total number of our ordinary shares covered by outstanding equity awards was approximately 10.53 million shares, which consisted of (i) zero ordinary shares subject to outstanding awards of restricted stock, (ii) 9.92 million ordinary shares subject to outstanding awards of RSUs and (iii) approximately 610,000 ordinary shares subject to outstanding options (with a weighted average exercise price of $13.94 and a weighted average term of 1.53 years).
•Overhang. As of March 21, 2025, approximately 10.53 million ordinary shares were subject to outstanding equity awards, and approximately 5.63 million ordinary shares were available for future awards under our Management Omnibus Plan. The total of those two figures represents approximately 7% of our outstanding ordinary shares as of the same date.
Our executive officers have an interest in the approval of the Management Plan Restatement because they are eligible for awards under the Management Omnibus Plan.
Summary of the Material Terms of the Management Omnibus Plan
The following is a summary of the material terms of the Management Omnibus Plan, after giving effect to the Management Plan Restatement, but does not include all of the provisions of such plan. This summary is qualified in its entirety by reference to the Management Omnibus Plan itself, and for further information about the plan, we refer you to the complete text of the Management Omnibus Plan attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024. The only material changes to the Management Omnibus Plan as a result of the Management Plan Amendments would be to (i) increase the number of ordinary shares reserved for issuance under the plan by 3.8 million ordinary shares, and (ii) extend the scheduled expiration date of the Management Omnibus Plan from May 16, 2034 to May 15, 2035.
Administration
The Management Omnibus Plan is administered by the Compensation Committee. Among the Compensation Committee’s powers are the power to determine those employees, consultants and independent contractors who will be granted awards and the amount, type and other terms and conditions of awards. The Compensation Committee may delegate its powers and responsibilities under the plans, in writing, to a sub-committee, including delegating to a sub-committee of directors or employees the ability to grant awards to participants who are not our executive officers and to administer the plan. The Compensation Committee has discretionary authority to interpret and construe any and all provisions of the plan and the terms of any award (or award agreement) granted thereunder, and to adopt and amend such rules and regulations for the administration of the plan as it deems appropriate. Decisions of the Compensation Committee will be final, binding and conclusive.
On or after the date of grant of any award under the plan, the Compensation Committee may accelerate the date on which any award becomes vested, exercisable or transferable. The Compensation Committee may also extend the term of any award (including the period following a termination of a participant’s employment during which any award may remain outstanding); waive any conditions to the vesting, exercisability or transferability of any award; or provide for the payment of dividends or dividend equivalents with respect to any such award. The Compensation Committee does not have the authority and may not take any such action described in this paragraph to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code.
Except in certain circumstances specified in the plan, including in a change in control (as defined in the plan), the Company will not, without the approval of our shareholders, reduce, whether through amendment or otherwise, the exercise price of any outstanding option or stock appreciation right, or grant any new award or make any payment of cash to a participant in substitution for, or upon the cancellation of, any outstanding option or stock appreciation right when the exercise price of such option or stock appreciation right exceeds the fair market value of the underlying ordinary shares.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	69

PROPOSAL 8 APPROVAL OF AN AMENDMENT TO OUR OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN
Available Shares
The maximum number of ordinary shares that may be covered by awards granted under the Management Omnibus Plan will not exceed 9.4 million ordinary shares in the aggregate. Out of such aggregate, the maximum number of ordinary shares that may be covered by options that are designated as “incentive stock options” within the meaning of Section 422 of the Code will not exceed 9.4 million ordinary shares. The maximum number of shares referred to in the preceding sentences will in each case be subject to adjustment as provided in the Management Omnibus Plan. Of the shares described, 100% may be delivered in connection with “full-value awards,” meaning awards other than options or stock appreciation rights. Any shares granted under any awards will be counted against the share limit on a one-for-one basis. Any award under the Management Omnibus Plan settled in cash will not be counted against the foregoing maximum share limitations. Ordinary shares issued under the Management Omnibus Plan may be unissued shares, treasury shares, shares purchased by the company or by an employee benefit trust or similar vehicle in the open market, or any combination of the preceding categories as the Compensation Committee determines in its sole discretion.
Notwithstanding anything to the contrary contained in the Management Omnibus Plan, ordinary shares subject to an award under the Management Omnibus Plan will not again be made available for issuance or delivery under the Management Omnibus Plan if such ordinary shares are (i) delivered, withheld or surrendered in payment of the exercise or purchase price of an award, or (ii) delivered, withheld, or surrendered to satisfy any tax withholding obligation.
Minimum Vesting Term
A vesting period of at least one year will apply to all awards issued under the Management Omnibus Plan; provided, that up to five percent of the ordinary shares reserved for issuance under the Management Omnibus Plan as of the effective date of the Management Plan Restatement may be issued pursuant to awards that do not comply with such minimum one-year vesting period.
Eligibility for Participation
The persons eligible to receive awards under the Management Omnibus Plan are our employees, consultants and independent contractors, and employees, consultants and independent contractors of our subsidiaries, whom the Compensation Committee will select from time to time. However, only our employees and employees of our subsidiaries are eligible to receive “incentive stock options” (within the meaning of Section 422 of the Code) under the plan. The basis for participation in the Management Omnibus Plan is the Compensation Committee’s decision to select participants from those eligible. As of March 21, 2025, approximately 500 employees, independent contractors and consultants were eligible to participate in the Management Omnibus Plan.
Cash Incentive Awards
Under the Management Omnibus Plan, the Compensation Committee may grant cash incentive awards, which may be settled in cash or in other property, including ordinary shares.
Stock Options
Under the Management Omnibus Plan, the Compensation Committee may grant nonqualified stock options (and incentive stock options with respect to up to 9.4 million ordinary shares) to purchase ordinary shares. The Compensation Committee determines the number of ordinary shares subject to each option, the vesting schedule, the method and procedure to exercise vested options (provided that no option may be exercisable after the expiration of 10 years after the date of grant), restrictions on transfer of options and the other terms of each option. The exercise price per ordinary share covered by any option may not be less than 100% of the fair market value of an ordinary share on the date of grant.
Additionally, with respect to “incentive stock options,” the aggregate fair market value of ordinary shares with respect to incentive stock options that are exercisable for the first time by an option holder during any calendar year under the Management Omnibus Plan or any of our other plans or plans of our subsidiaries may not exceed $100,000. To the extent the fair market value of such shares exceeds $100,000, the incentive stock options granted to such option holder, to the extent and in the order required by applicable regulations, will be automatically deemed to be nonqualified stock options, but all other terms and provisions of such option will remain unchanged. No incentive stock option may be granted to a 10% shareholder unless the exercise price of the option is at least 110% of the fair market value of an ordinary share at the time such incentive stock option is granted and such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

70	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

PROPOSAL 8 APPROVAL OF AN AMENDMENT TO OUR OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN
Other Stock-Based Awards
The Compensation Committee may grant other stock, stock-based or stock-related awards in such amounts and subject to such terms and conditions as determined by the Compensation Committee pursuant to the Management Omnibus Plan. Each such other stock-based award may (i) involve the transfer of ordinary shares to the award recipient, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of ordinary shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, RSUs, performance shares, deferred share units or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each award must be denominated in, or must have a value determined by reference to, a number of our ordinary shares that is specified at the time of the grant of such award.
Shareholder Rights
No person will have any rights as a shareholder with respect to any of our ordinary shares covered by or relating to any award granted pursuant to the Management Omnibus Plan until the date of the issuance of such shares on our books and records. Any dividends or dividend equivalents payable with respect to awards will be payable to a participant only if, when and to the extent such award vests. Any dividends or dividend equivalents payable with respect to awards that do not vest will be forfeited. Notwithstanding the foregoing, no dividend or dividend equivalents will be granted with respect to stock options or stock appreciation rights.
Corporate Transactions
In the event of certain transactions, including a merger, consolidation or similar transaction as a result of which the holders of ordinary shares receive consideration consisting exclusively of securities of the acquiring or surviving corporation in such transaction, the Compensation Committee will, if deemed appropriate, adjust each outstanding award on the date of such transaction so that it pertains and applies to the securities which a holder of the number of ordinary shares subject to the award would have received in such transaction.
In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), or (iii) a merger, consolidation or similar transaction involving the Company in which the holders of ordinary shares receive securities and/or other property, including cash, other than or in addition to shares of the surviving corporation in such transaction, the Compensation Committee will, if deemed appropriate, have the power to: (a) cancel each outstanding award (whether or not exercisable or vested) and pay to the participant an amount in cash equal to the value of the award, as determined by the Compensation Committee; or (b) provide for the exchange of each award (whether or not then exercisable or vested) for an award with respect to (1) some or all of the property which a holder of the number of ordinary shares subject to the award would have received in such transaction or (2) securities of the acquiror or surviving entity and make an equitable adjustment, as determined by the Compensation Committee, in the exercise price of the award, or the number of shares or amount of property subject to the award, or provide for a payment (in cash or other property) to the participant in partial consideration for the exchange of the award.
Amendment and Termination
The Board may at any time suspend or discontinue the Management Omnibus Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation or rule of a stock exchange requires shareholder approval for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval. However, except as expressly provided in the plan, no such amendments may adversely affect in any material respect a participant’s rights under any previously granted and outstanding award without the consent of such affected participant.
Recoupment
Notwithstanding any other provision of the Management Omnibus Plan or any award agreement, we may recoup compensation paid or to be paid under the plan to the extent required by applicable law, permitted or required by our policies in effect on the grant date, and/or required by applicable stock exchange rules.
Transferability
Awards granted under the Management Omnibus Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Compensation Committee may provide for the transferability of nonqualified stock options (other than to third-party financial institutions for value) subject to conditions and limitations as determined by the Compensation Committee.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	71

PROPOSAL 8 APPROVAL OF AN AMENDMENT TO OUR OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN
Summary of Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the material U.S. federal income tax consequences related to awards under and participation in the Management Omnibus Plan and is provided only for general information. The summary is based on current U.S. laws and regulations as of the date of the filing of this Proxy Statement, and there can be no assurance that those laws and regulations will not change in the future. This summary does not purport to be complete and does not discuss all federal income tax consequences under the Management Omnibus Plan, any federal employment tax consequences, the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances, and this summary is not intended as tax advice to participants, who should consult their own tax advisors.
Incentive Stock Options
No taxable income is generally recognized by the participant upon the grant or exercise of an incentive stock option. If ordinary shares of the Company that are issued to an option holder pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the option holder as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the option holder.
If ordinary shares of the Company that are acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the option holder will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the ordinary shares at exercise (or, if less, the amount realized on a sale of such ordinary shares) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering ordinary shares of the Company.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Stock Options
No income is generally recognized by the option holder at the time a non-qualified stock option is granted. Generally (i) at exercise, ordinary income is recognized by the option holder in an amount equal to the difference between the option exercise price and the fair market value of the ordinary shares of the Company on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the ordinary shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified stock option is paid by tendering ordinary shares of the Company. Upon exercise, the option holder will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards
The current federal income tax consequences of other awards authorized under the Management Omnibus Plan generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as non-qualified stock options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) RSUs and other stock or cash-based awards are generally subject to tax at the time of payment. The Company or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.

72	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

PROPOSAL 8 APPROVAL OF AN AMENDMENT TO OUR OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN
Section 409A of the Code
Certain types of awards under the Management Omnibus Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Management Omnibus Plan and awards granted under the Management Omnibus Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.
New Plan Benefits
The benefits that will be awarded or paid under the Management Omnibus Plan, as amended by the Management Plan Restatement, are not currently determinable. The issuance of any future awards under the Management Omnibus Plan will be at the discretion of our Compensation Committee, and no such determination as to future awards or who might receive them has been made. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future.
Equity Compensation Plan Information Table
The information regarding plans and other arrangements required by Item 10(c) of Schedule 14a can be found below in the section entitled “Equity Compensation Plan Information.”
Required Vote
This proposal will be approved if the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes are not considered votes cast and will not have any effect on this proposal. If you own ordinary shares through a bank, broker or other nominee, you must instruct your bank, broker or such nominee how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Recommendation

FOR	THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE OUR THIRD AMENDED & RESTATED 2018 OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	73

The table below sets forth information as of the close of business on March 21, 2025 regarding the beneficial ownership of our ordinary shares by: (i) each person or group who is known by us to own beneficially more than 5% of our outstanding ordinary shares; (ii) each of our current directors and each nominee for director to the Board; (iii) each of our Named Executive Officers; and (iv) all current directors, director nominees and current executive officers as a group. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. All percentages in the table below are based on 231,281,053 ordinary shares outstanding as of March 21, 2025.
Unless otherwise noted, the address of each beneficial owner is c/o Cushman & Wakefield, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606.

	Ordinary Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders
The Vanguard Group(1)	37,369,792	16.2%
BlackRock, Inc.(2)	22,070,748	9.5%
Vaughan Nelson Investment Management, L.P.(3)	13,673,808	5.9%
Named Executive Officers and Directors:
Michelle MacKay	250,885	*
Neil Johnston	192,727	*
Andrew McDonald	310,193	*
Nathaniel Robinson	58,306	*
Noelle Perkins	31,815	*
Brett White(4)	1,645,704	*
Michelle Felman(5)	27,844	*
Jodie McLean(5)	71,823	*
Jennifer McPeek(5)	18,503	*
Angela Sun(5)	53,298	*
Rajesh Vennam(5)	18,503	*
Billie Williamson(5)	88,992	*
All Executive Officers and Directors as a group (12 persons)(6)	2,768,593	1.2%

*    Represents beneficial ownership of less than 1%.
(1)Based solely on information in a Schedule 13G/A filed on November 12, 2024 by The Vanguard Group. As of September 30, 2024, The Vanguard Group reported beneficial ownership of 37,369,792 ordinary shares, shared voting power with respect to 150,172 ordinary shares, sole dispositive power with respect to 36,955,370 ordinary shares and shared dispositive power with respect to 414,422 ordinary shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)Based solely on information in a Schedule 13G filed with the SEC on January 24, 2024 by BlackRock, Inc. As of December 31, 2023, BlackRock, Inc. reported beneficial ownership of 22,070,748 ordinary shares, sole voting power with respect to 21,818,525 ordinary shares and sole dispositive power with respect to 22,070,748 ordinary shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Based solely on information in a Schedule 13G filed on January 30, 2025 by Vaughan Nelson Investment Management, L.P. As of December 31, 2024, Vaughan Nelson Investment Management, L.P. reported beneficial ownership of 13,673,808 ordinary shares, sole voting power with respect to 11,632,475 ordinary shares, sole dispositive power with respect to 12,474,380 ordinary shares and shared dispositive power with respect to 1,199,428 ordinary shares. The address of Vaughan Nelson Investment Management, L.P. is 600 Travis Street, Suite 3800, Houston, TX 77002.
(4)Includes 24,953 ordinary shares underlying RSUs that vest within 60 days of March 21, 2025.
(5)Includes 15,451 ordinary shares underlying RSUs that vest within 60 days of March 21, 2025.
(6)Includes 117,659 ordinary shares underlying RSUs that vest within 60 days of March 21, 2025.

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The following table provides information as of December 31, 2024 regarding the number of ordinary shares that may be issued under our equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (c)(2)
Equity compensation plans approved by security holders	9,764,150	$13.80	8,826,573
Equity compensation plans not approved by security holders	—	—	—
Total	9,764,150	$13.80	8,826,573

(1)Includes ordinary shares underlying 5,089,135 time-vesting RSUs, 4,038,565 PRSUs (at target), 395,913 outstanding time-based options, and 240,537 outstanding performance-based options. Weighted-average exercise price is based on time-based and performance-based options outstanding as of December 31, 2024 and excludes RSUs, which do not have an exercise price.
(2)Reflects number of ordinary shares remaining available for issuance under the Second Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan as of December 31, 2024 assuming the target level of performance for all PRSUs outstanding as of such date.

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The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors or 5% or greater shareholders (or the immediate family members of any such individual) since January 1, 2024. We believe the terms and conditions in these agreements are reasonable and customary for transactions of these types.
Pursuant to our written Related Party Transaction Policy, our Audit Committee is responsible for (i) evaluating each related party transaction that our compliance department has identified as warranting Audit Committee approval and (ii) determining whether such transaction should be approved. The Audit Committee, in making its recommendation, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.
Shareholders Agreement; Registration Rights Agreement
In connection with our initial public offering in 2018, we entered into the Shareholders Agreement with the Principal Shareholders and Ontario Teachers’ Pension Plan Board (together with the Principal Shareholders, the “Founding Shareholders”). The Shareholders Agreement remained in effect until June 7, 2024, when it automatically terminated pursuant to its terms, since as of such date, each of the Founding Shareholders either had no further right to nominate a director to the Board or had waived any such right.
Also in connection with the closing of our initial public offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Founding Shareholders and Vanke Service (HongKong) Co., Limited (萬科物業服務(香港)有限公司), a Hong Kong limited company (“Vanke Service”). As of June 7, 2024, the Founding Shareholders no longer held any registration rights under the Registration Rights Agreement. However, the Registration Rights Agreement still provides Vanke Service with certain shelf registration rights and also piggyback registration rights on any registration statement to be filed by the Company, other than on Form S-4, Form S-8 or any other successor form. These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of ordinary shares to be included in a registration statement and our right to delay a registration statement under certain circumstances.
Under the Registration Rights Agreement, we agreed to pay certain expenses related to any such registration and to indemnify the Founding Shareholders and Vanke Service against certain liabilities that may arise under the U.S. Securities Act of 1933, as amended (the “Securities Act”).
Certain Relationships
In 2024, we conducted certain business with other companies affiliated with the Principal Shareholders. We believe that all such arrangements were entered into in the ordinary course of business and were conducted on an arm’s-length basis.
Deeds of Indemnification and Appointment Letters
We have entered into our standard form of deed of indemnity for directors with all of our directors. Pursuant to this agreement, we agree to indemnify each director to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director, and to advance expenses incurred as a result of any proceeding against him or her as to which he or she could be indemnified. This agreement does not indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Company. We also agree to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance to the fullest extent permissible under English law (including ensuring that premiums are properly paid) for his or her benefit for so long as any claims may lawfully be brought against him or her.
In connection with the director’s appointment to the Board, we also entered into our standard form of letter of appointment for non-employee directors with each director. This letter sets forth the main terms on which he or she serves on the Board. Continued appointment under the letter is contingent on continued satisfactory performance, re-nomination by the NomGov Committee and approval of the Board, re-election by the shareholders and any relevant statutory provisions and provisions of our Articles of Association relating to removal of a director.

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Special Note Regarding Forward Looking Statements
This Proxy Statement contains forward-looking statements. All statements contained in this Proxy Statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “can,” “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “seek” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2024. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Proxy Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We assume no obligation to update any of these forward-looking statements after the date of this Proxy Statement, except as required by law.
Communications with the Board
The Board believes regular communications are an important part of creating an open, candid and productive dialogue with stakeholders. The Board values the input and insights of the Company’s shareholders and other interested parties and believes that effective communication strengthens the Board’s role as an active, informed and engaged fiduciary. To facilitate communication, the Board adopted our Board of Directors Communication Policy in 2024, which is summarized below.
Shareholders and other interested parties can communicate with the Board as a whole, the independent directors, any individual member of the Board or any committee of the Board. All such communications should be submitted by mail at the following address: Cushman & Wakefield plc, c/o Secretary, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606. The Board has designated the Secretary as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward communications that are of a personal nature or not related to the duties and responsibilities of the Board.
Any communications alleging fiscal improprieties or complaints about internal controls or other accounting matters will be assessed for significance and, if necessary, promptly forwarded to the chair of the Audit Committee. The Secretary will promptly forward any communications alleging misconduct by management, or legal, ethical or compliance issues to the Chairman of the Board and the chair of the appropriate committee. The Secretary will share all other written communications with the Board, the appropriate committee or the appropriate directors on a periodic basis. Responses to written communications will generally be provided in writing from the chair of the NomGov Committee. The Board, the appropriate Board committee or appropriate directors will consider each request for communication on a case-by-case basis.

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OTHER IMPORTANT INFORMATION FOR SHAREHOLDERS
Submission of Shareholder Proposals and Board Nominees
Submission of Shareholder Proposals and Board Nominees
Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2026 annual general meeting of shareholders must submit their proposals in accordance with that rule so that they are received by our Secretary at the address set forth above no later than the close of business on December 5, 2025. If the date of our 2026 annual general meeting is more than 30 days before or after May 15, 2026, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials.
Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.
Our Articles of Association require that shareholders who intend to propose any resolution, including nominating candidates for election as directors, at our 2026 annual general meeting must provide notice of such proposals in writing to our Secretary at the registered office of the Company no earlier than the close of business on January 15, 2026 and no later than the close of business on February 13, 2026, unless our 2026 annual general meeting of shareholders is to be held more than 30 calendar days before or more than 60 calendar days after May 15, 2026, in which case the shareholder’s notice must be delivered no earlier than the close of business on the 120th calendar day prior to the 2026 annual general meeting and no later than the close of business on the later of the 90th calendar day prior to the 2026 annual general meeting or the 10th calendar day after public announcement of the date of the 2026 annual general meeting is first made. The notice must set forth the information required by our Articles of Association. In the case of shareholders seeking to request that an individual be nominated as a director, shareholders must include in the notice all information relating to such director nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, pursuant to Schedule 14A under the Exchange Act, including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected. In addition, the request must include, among other things:
•the nominating shareholder’s or shareholders’ name(s) and address(es) as they appear on the Company’s books;
•the class and number of shares beneficially owned by the nominating shareholder(s);
•any other information relating to such shareholder(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Schedule 14A under the Exchange Act; and
•to the extent known by the shareholder(s) giving notice, the name and address of any other shareholder(s) supporting the election of the director candidate.
Additionally, under section 338 of the U.K. Companies Act, shareholders meeting the threshold requirements set forth in that section may require us to include a resolution in our notice of annual general meeting. Provided that the appropriate thresholds are met, notice of the resolution or matter must be received by our Secretary at least six weeks prior to the date of the annual general meeting or, if later, at the time notice of the annual general meeting is delivered to shareholders.
In addition to satisfying the requirements of our Articles of Association, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, which notice must be delivered to our Secretary at the registered office of the Company no later than March 16, 2026.
Shareholder Rights under English Law
Cushman & Wakefield plc is organized under the laws of England and Wales. The rights of holders of our ordinary shares are therefore governed by the laws of England and Wales, including the provisions of the U.K. Companies Act, and by our Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations organized in Delaware. We have summarized some of these rights below. However, the below summary is not exhaustive of all of the rights of our shareholders. Shareholders wishing to obtain further information are encouraged to refer to the relevant provisions of the U.K. Companies Act and our Articles of Association.

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OTHER IMPORTANT INFORMATION FOR SHAREHOLDERS
Shareholder Requests under the U.K. Companies Act
Actions by Shareholders and Ability to Call Special Meetings
Pursuant to English law, our shareholders may not act by written consent. Resolutions of shareholders of a public company must be passed at a shareholder meeting. Our shareholders have rights to call special meetings. Under the U.K. Companies Act, holders of our ordinary shares may require our directors to call a special meeting. The Board is required to call a special meeting once the Company has received requests from shareholders representing at least 5% of the paid-up capital of the Company having the right to vote at shareholder meetings. Further, if the Board fails to properly call such a meeting, the meeting may then be called by the shareholders who requested the meeting, or any of them representing more than 50% of the voting rights of the initially requesting shareholders.
Shareholder Approvals
Amendments to Our Articles of Association
The U.K. Companies Act requires a supermajority vote to approve any amendment to our Articles of Association. Resolutions to amend our Articles of Association are special resolutions and must be approved by not less than 75% of the shareholders who vote on the resolution, assuming a quorum is present. The Board does not have the power to amend the Articles of Association without shareholder approval. As a company organized under the laws of England and Wales, our Articles of Association are our sole organizational document and we therefore do not have separate bylaws.
Mergers & Acquisitions
The shareholder approval required for a proposed acquisition or merger of the Company would depend on the proposed structure of the transaction. In the case of potential stock acquisition, a potential acquirer may wish to structure such acquisition by way of a scheme of arrangement under English law which would allow the acquirer to acquire 100% of the shares of the Company with the approval of a supermajority of our shareholders through a procedure organized by the English High Court. The approval thresholds for the scheme of arrangement require: (i) not less than 75% of each class of shareholders to which the scheme applies present (in person or by proxy) by value at a court-organized meeting of shareholders; and (ii) a majority in number of the same shareholders voting at the meeting (in person or by proxy). Once approved, the scheme of arrangement binds all shareholders of the relevant class whether or not they voted in favor of the acquisition, which would allow the acquirer to acquire 100% of the shares of the Company with the approval of a supermajority of voting shareholders. A merger of equals of a U.K. public company with another business may also be structured as a scheme of arrangement as described above, and so would likewise require a supermajority vote. A sale to a proposed acquirer structured as an asset transfer, however, as well as share acquisitions and mergers structured other than as a scheme of arrangement, may not require a supermajority shareholder vote.
The above analysis assumes the U.K. City Code on Takeovers and Mergers (the “Takeover Code”) does not apply to the Company, but that is not certain to be the case. For more information on the Takeover Code, please see the Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024.
Forum
Our Articles of Association provide that the courts of England and Wales will be the exclusive forum for resolving all shareholder complaints other than shareholder complaints arising under the Securities Act, for which the U.S. federal district courts will be the exclusive forum. For more information, see the Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2024.
Shareholder Requests under the U.K. Companies Act
Under section 527 of the U.K. Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the U.K. Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with section 527 or section 528 of the U.K. Companies Act. Where the Company is required to place a statement on a website under section 527 of the U.K. Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business which may be dealt with at the meeting includes any statement that the Company has been required under section 527 of the U.K. Companies Act to publish on a website.

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Voting Instructions and Information
Why did I receive these proxy materials?
We have delivered the proxy materials (comprised of the notice of Annual Meeting in this Proxy Statement, the Proxy Statement, proxy card, voting instruction form and the Cushman & Wakefield 2024 Annual Report), or a notice regarding the availability of the proxy materials (“notice card”), to our shareholders of record and beneficial holders of our ordinary shares as of the Record Date, in connection with the solicitation of proxies for use at the Annual Meeting, or at any adjournment or postponement thereof.
In addition, we have provided brokers, dealers, bankers, voting trustees and their nominees, at our expense, with additional copies of the proxy materials so that our shareholders of record can, as needed, supply these materials to the beneficial owners of shares as of the Record Date.
Copies of the proxy materials have also been supplied, at our expense, to Computershare Trust Company, N.A. (the “Depositary”) for those of our ordinary shares that could not be deposited with The Depository Trust Company (“DTC”) at the closing of the Company’s initial public offering and which have not been subsequently transferred. The Depositary will, as needed, supply these materials to the beneficial owners of the depositary receipts as of the Record Date. Each depositary receipt represents one ordinary share in the Company.
Will any other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, we do not know of any other matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are, in accordance with the U.K. Companies Act, other applicable law or our Articles of Association, properly presented for consideration at the Annual Meeting, such matters will, subject to the U.K. Companies Act, our Articles of Association and applicable law, be considered at the Annual Meeting and the individuals named in the proxy card and voting instruction form will vote on such matters in their discretion.
The Annual Meeting does not relate to the proposed redomiciliation of our parent company and shareholders will not be asked to vote on the proposed redomiciliation at the Annual Meeting. A separate definitive proxy statement in connection with the multiple shareholder meetings related to the proposed redomiciliation, which will be held at separate dates, times and places, will be sent to our shareholders at a later date.
What is the difference between holding ordinary shares as a shareholder of record, as a beneficial owner and as a holder of depositary receipts?
If a shareholder is registered on the register of members of the Company in respect of our ordinary shares, they are considered, with respect to those ordinary shares, a shareholder of record.
If your ordinary shares are held for you in a stock brokerage account or by a broker, bank or other nominee in street name, you are considered a beneficial owner of our ordinary shares, and these proxy materials or a notice card are being made available or forwarded to you by your broker, bank or other nominee through whom you hold the ordinary shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your ordinary shares by following the instructions for voting on the voting instruction form.
If you hold depositary receipts through the Depositary, these proxy materials are being made available or forwarded to you by the Depositary. Because each depositary receipt represents one ordinary share in the Company, you have the right to direct the Depositary on how to vote your depositary receipts by following the instructions for voting on your proxy card.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Voting Instructions and Information
In order to become a shareholder of record of our ordinary shares, a beneficial owner whose ordinary shares are deposited with a DTC participant (such as a brokerage firm, bank or broker-dealer) or are deposited with the Depositary would need to take steps to withdraw the relevant ordinary shares from the DTC system or the Depositary’s custody, as applicable. Beneficial owners are reminded that any transfer of the ordinary shares out of the DTC system or the Depositary, as applicable, will generally be subject to U.K. stamp duty or stamp duty reserve tax ("SDRT") at a rate of 0.5% of any consideration, which is payable by the transferee of the ordinary shares (i.e., any third party into whose name the ordinary shares are transferred). However, where no consideration is given for the transfer of the ordinary shares out of the DTC system or the Depositary, as applicable (i.e., where beneficial ownership of the ordinary shares is not changing and there is no third party paying consideration for the ordinary shares), no charge to U.K. stamp duty or SDRT should arise. In addition, if such ordinary shares are subsequently redeposited into the DTC system, the redeposit will attract U.K. stamp duty or SDRT at a higher 1.5% rate. Beneficial owners are, therefore, strongly discouraged from withdrawing their ordinary shares from the DTC system or the Depositary, as applicable, and are urged to consult with their tax adviser about the tax consequences to them of such a withdrawal.
What is “householding” and how does it affect me?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a notice card or single copy of our proxy materials to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards, voting instruction forms or notice cards. Upon written or oral request, we will deliver promptly a separate copy of our proxy materials to any shareholders at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of our proxy materials, such shareholder may write to Cushman & Wakefield plc, c/o Chief Legal Officer, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606 or contact our Investor Relations team at +1 312 338-7860. Shareholders who beneficially own ordinary shares held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
Who is entitled to vote at the Annual Meeting?
Shareholders of record and beneficial owners as of the Record Date are entitled to vote at the Annual Meeting. Please note the following special cases:
Beneficial owners of ordinary shares as of the Record Date have the right to direct their broker or other agent on how to vote the ordinary shares in their account. They are invited to attend the Annual Meeting. However, as beneficial owners are not shareholders of record of the relevant ordinary shares, they may not vote their ordinary shares at the Annual Meeting unless they request and obtain a legal proxy from their broker or agent.
Holders of depositary receipts as of the Record Date may instruct the Depositary as to how to exercise the votes attaching to the ordinary shares underlying such depositary receipts by completing the proxy card and following the instructions furnished by the Depositary. After the Depositary has received instructions on how to vote on the proposals from the holders of depositary receipts, it will complete an omnibus proxy card reflecting such instructions and send it to the transfer agent.
What are the total voting rights in the Company?
As of March 27, 2025, the Record Date, there were 231,281,053 ordinary shares in issue and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual Meeting.
How do I vote if I am a shareholder of record?
If you are a shareholder of record who is entitled to attend and vote at the Annual Meeting, you may vote your ordinary shares in person (by ballot) at the Annual Meeting or appoint another person or persons as your proxy to exercise any or all of your rights to attend and to speak and vote at the Annual Meeting. You may also vote online during the Annual Meeting at meetnow.global/M26YHZQ. You will need to enter your multi-digit control number included on your proxy card or notice card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Voting Instructions and Information
You may also appoint a proxy to vote on your behalf using one of the following methods:
•by submission via the internet by going to www.investorvote.com/CWK and following the instructions provided;
•by telephone, using the number shown on the proxy card or notice card; or
•by returning the proxy card, or other instrument appointing a proxy, completed in accordance with the instructions therein and signed, to the address provided with the proxy card mailing (note that you will only have received a proxy card if you received a paper copy of the proxy materials).
Please sign the proxy card exactly as your name appears on the card. If a shareholder of record is a corporation, limited liability company or partnership, the proxy card should be signed in the full corporate, limited liability company or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, please state the signatory’s full title and provide a certificate or other proof of appointment. In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders and seniority shall be determined by the order in which the names of the holders stand in the register of members.
To be effective, proxies submitted via the Internet or by telephone must be received before the polls are declared closed at the Annual Meeting.
The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the Annual Meeting. If you have appointed a proxy and vote in person or virtually at the Annual Meeting, your proxy appointment will automatically be terminated.
If you properly give instructions as to your proxy appointment by executing and returning a paper proxy card or via the internet or by telephone, and your proxy appointment is not subsequently revoked, your ordinary shares will be voted in accordance with your instructions.
If you are a shareholder of record and you execute and return a proxy card, but do not give instructions, your proxy will be voted FOR the election of each of the director nominees, for 1 YEAR for Proposal 6, and FOR each of the other proposals.
If you intend to vote in person, you must present government-issued identification. All attendees at the Annual Meeting will also be required to follow any then-current public health or other safety and security protocols issued by local authorities or the building where the Annual Meeting is held. This will likely include, without limitation, a search of your person and any bags or other items brought to the meeting.
How do I vote if I am a beneficial owner?
If you are a beneficial owner, you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the internet to your broker, bank or other nominee, or request and return a paper voting instruction form to your broker, bank or other nominee (if you received a paper copy of the proxy materials). Alternatively, a beneficial owner can vote by attending the meeting virtually. See “Can I attend the Annual Meeting virtually?” below.
If you have not received a voting instruction form and believe that you should have one, please contact your broker, bank or other nominee for more information.
How do I vote if I am a holder of depositary receipts?
If you are a holder of depositary receipts, you should follow the instructions on the form of proxy card furnished to you by the Depositary. After the Depositary has received instructions as to how to vote on the proposals from the depositary receipt holders, it will then complete an omnibus proxy card reflecting such instructions.
How is a quorum determined?
The presence of the holders of record of ordinary shares in the Company who together represent at least the majority of the voting rights of all the shareholders of record entitled to vote, present in person or virtually or represented by proxy, at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for the purposes of determining a quorum at the Annual Meeting.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Voting Instructions and Information
How many votes are required to approve each proposal?
Each proposal scheduled to be voted on at the Annual Meeting (other than Proposal 6) will be proposed as an ordinary resolution and requires the affirmative vote of a simple majority of the votes cast at the Annual Meeting. The outcome of the vote in Proposal 6 will be determined by the option (1 year, 2 years or 3 years) that receives the most votes cast at the Annual Meeting. It is important to note that votes on Proposals 5, 6 and 7 are non-binding and advisory. Therefore, the Company and/or the Board may determine to act in a manner inconsistent with the outcomes of such votes. However, the Board values the opinions of the Company’s shareholders as expressed through their advisory votes and, accordingly, the Board intends to review and consider the voting results on such resolutions.
How does the Board recommend that I vote?
The Board recommends that you vote:
•“FOR” each of the director nominees in Proposal 1;
•“FOR” each of Proposals 2, 3, 4, 5, 7 and 8; and
•for “1 YEAR” in Proposal 6.
What are “routine” and “non-routine” matters and what are “broker non-votes”?
Brokers, banks or other nominees generally have discretionary voting power with respect to “routine” matters.
For “routine” matters, if you own your ordinary shares through a bank, broker or other nominee and you do not provide them with specific voting instructions, the bank, broker or nominee will have discretion to vote your shares. Brokers, banks and other nominees may not vote on your behalf on “non-routine” matters and will submit a “broker non-vote” if you do not provide them with specific instructions on how to vote your shares on those matters.
Under the rules and interpretations of the NYSE (which by extension imposed by the SEC apply to all US brokers), “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and executive compensation, including advisory shareholder votes on executive compensation and on the frequency of future votes on executive compensation. Proposals 2, 3 and 4 are considered to be “routine,” and therefore, if you own your ordinary shares through a bank, broker or other nominee, your bank, broker or nominee will have discretion to vote your shares on such proposals in the absence of voting instructions from you. All of the other proposals are non-routine matters. Broker non-votes will not be counted as “for” or “against” any such non-routine matters.
What are the voting requirements to approve the resolutions?
In accordance with our Articles of Association, all resolutions will be taken on a poll. Voting on a poll will mean that each ordinary share represented in person or virtually at the meeting or by proxy may be voted “for” or “against” a particular resolution (or, in the case of Proposal 6, for “1 year,” “2 years” or “3 years”), or may abstain from voting with respect to a particular resolution. Please see the discussion under each proposal for a detailed explanation of the voting requirement for each proposal.
Can I change my vote or revoke my proxy?
If you are a shareholder of record, you can change how you wish to instruct the proxy to vote or revoke your proxy at any time before the Annual Meeting, by:
•delivering a valid, later-dated proxy card prior to the cut-off time for receipt of proxies, in which case your later-submitted proxy will be recorded and your earlier proxy revoked. Any later-dated proxy card received after the relevant cut-off time will be disregarded;
•amending your internet or telephone proxy instruction prior to the cut-off time for receipt of proxies, whereby your original instruction will be superseded. Any amended proxy instruction received after the relevant cut-off time will be disregarded;
•sending written notice to the office of the Secretary at the Company’s registered office, which must be received at least 24 hours prior to the start of the Annual Meeting; or
•voting on the poll in person or virtually at the Annual Meeting.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Voting Instructions and Information
If you are a beneficial owner of ordinary shares, you may submit new voting instructions by contacting your broker, bank or other nominee. Your broker, bank or other nominee may have a deadline by which you need to submit your new voting instructions.
If you are a holder of depositary receipts, you may submit a new proxy card by following the instructions previously set out, at any time prior to 11:59 p.m. (Eastern Time) on May 12, 2025.
All ordinary shares that have been properly voted and not revoked will be counted in the votes held on the resolutions proposed at the Annual Meeting. Attending the Annual Meeting virtually without taking further action will not automatically revoke your prior proxy.
We will honor the proxy with the latest date. However, no revocation will be effective unless we receive notice of such revocation at or prior to the deadlines mentioned above. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the proxy card is the date of the proxy.
Can I attend the Annual Meeting virtually?
We are pleased that the Annual Meeting will be hosted as a hybrid meeting – both virtual and in person. We are excited to embrace the latest technology to provide expanded access and improved communication for our shareholders.
Shareholders of record on the Record Date may attend the Annual Meeting virtually. If you are a shareholder of record, you may attend, vote and ask questions virtually at the meeting by logging in at meetnow.global/M26YHZQ and following the instructions on your proxy card, notice card or on the instructions that accompany your proxy materials.
If you are a beneficial owner, you have two options:
(a)    Register in advance of the Annual Meeting
Submit proof of your legal proxy from your broker or bank reflecting your Cushman & Wakefield holdings along with your name and email address to Computershare.
Requests for advance registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on May 12, 2025. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to Computershare at the following:
By email: Forward the email from your broker or bank granting you a legal proxy, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail: Computershare
Cushman & Wakefield Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
(b)    Register at the Annual Meeting
We expect that the vast majority of beneficial owners will be able to fully participate virtually by using the control number received with their voting instruction form. Please note, however, that this option is intended to be provided as a convenience to beneficial owners only, and there is no guarantee this option will be available for every type of beneficial owner voting control number. As a result, we strongly encourage beneficial owners to choose the “Register in advance of the Annual Meeting” option above, if they plan to vote or ask questions virtually at the Annual Meeting.
Please go to meetnow.global/M26YHZQ for more information on the available options and registration instructions.
The live webcast of the Annual Meeting will begin promptly at 9:00 a.m. (Eastern Time). We encourage you to access the Annual Meeting prior to the start time, leaving ample time for the registration process.
Where is the Annual Meeting being held?
The Annual Meeting will be held via live webcast at meetnow.global/M26YHZQ and in person at 1290 Avenue of the Americas, 7th Floor, New York, New York 10104.

84	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Voting Instructions and Information
Can I ask questions at the Annual Meeting?
If you were a shareholder on the Record Date and have the right to attend the Annual Meeting, you can ask questions at the Annual Meeting.
What if I have trouble accessing the Annual Meeting virtually?
The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Shareholders should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the Annual Meeting prior to the start time. For further assistance should you need it you may call +1 888 724-2416.
Who will count the votes?
Representatives of Computershare, the Company’s transfer agent, will serve as scrutineers of the poll and tabulate the final results.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be checked by the scrutineers and disclosed by way of an announcement via a Current Report on Form 8-K, which the Company is required to file with the SEC. The results of the polls taken on the resolutions at the Annual Meeting and any other information required by the U.K. Companies Act will be made available on our website (www.cushmanwakefield.com) as soon as reasonably practicable after the Annual Meeting and for a period of two years thereafter.
Who will solicit and pay the cost of soliciting proxies?
The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, email and in person. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution. We have also engaged Georgeson to provide proxy solicitation services on our behalf, which we anticipate will cost approximately $15,000.
Why does the Company have two different sets of financial statements covering the same fiscal year?
SEC rules require us to send you our Annual Report, which includes our consolidated financial statements for the year ended December 31, 2024 prepared in accordance with U.S. GAAP. Under the U.K. Companies Act, we are also required to prepare financial statements for the year ended December 31, 2024 in accordance with International Financial Reporting Standards (“IFRS”). The IFRS financial statements will be included in our U.K. Annual Report, which is being made available or distributed simultaneously with this Proxy Statement to each shareholder and will also be available at https://ir.cushmanwakefield.com/financials/annual-reports.
Other information
For additional information, please contact investor relations by email at ir@cushwake.com or phone at +1 312 338-7860.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	85

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Use of Non-GAAP Financial Measures
The Company prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have used the following measures, which are considered “non-GAAP financial measures”:
•Adjusted net income and Adjusted earnings per share (“Adjusted EPS”).
•Free Cash Flow.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted net income and Adjusted EPS: Management assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger, unrealized loss on investments, net, financing and other facility fees, loss on dispositions, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, gains from insurance proceeds and other non-recurring items. Tax impact of adjusted items reflects management’s expectation about our long-term adjusted effective tax rate. The Company also uses Adjusted EPS as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.
Free Cash Flow: Free cash flow is a financial performance metric that is calculated as net cash provided by operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Consolidated Statements of Cash Flows).
Adjustments to U.S. GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
Unrealized loss on investments, net represents net unrealized gains and losses on fair value investments. Prior to 2024, this primarily reflected unrealized losses on our investment in WeWork Inc.
Loss on dispositions reflects losses on the sale or disposition of businesses as well as other transaction costs associated with the sales, which are not indicative of our core operating results given the low frequency of business dispositions by the Company.
Integration and other costs related to merger reflects the non-cash amortization expense of certain merger related retention awards that will be amortized through 2026, and the non-cash amortization expense of merger related deferred rent and tenant incentives which will be amortized through 2028.
Acquisition related costs and efficiency initiatives includes internal and external consulting costs incurred to implement certain distinct operating efficiency initiatives designed to realign our organization to be a more agile partner to our clients. These initiatives vary in frequency, amount and occurrence based on factors specific to each initiative. In addition, this includes certain direct costs incurred in connection with acquiring businesses.

A-1	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX A – RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Reconciliations of Non-GAAP financial measures
Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to actions to reduce headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued through September 30, 2024.
CEO transition costs in 2024 reflects certain payroll taxes associated with compensation for John Forrester, the Company’s former CEO. In 2023, CEO transition costs reflects accelerated stock-based compensation expense associated with stock awards granted to Mr. Forrester, who stepped down from the position of CEO as of June 30, 2023, but who remained employed by the Company as a Strategic Advisor until December 31, 2023. The requisite service period under the applicable award agreements was satisfied upon Mr. Forrester’s retirement from the Company on December 31, 2023. In 2023, CEO transition costs also included Mr. Forrester’s salary and bonus accruals for the second half of 2023. We believe the accelerated stock-based compensation expense, salary and bonus accruals, as well as the payroll taxes associated with such compensation, are similar in nature to one-time severance benefits and are not normal, recurring operating expenses necessary to operate the business.
Servicing liability fees and amortization reflects the additional non-cash servicing liability fees accrued in connection with the amendments of our accounts receivable securitization program during the years ended December 31, 2024 and 2023. The liability will be amortized through June 2026.
Legal and compliance matters includes estimated losses and settlements for certain legal matters which are not considered ordinary course legal matters given the infrequency of similar cases brought against the Company, complexity of the matter, nature of the remedies sought and/or our overall litigation strategy. We exclude such losses from the calculation of non-GAAP financial measures to improve the comparability of our operating results for the current period to prior and future periods.
Gains from insurance proceeds represents one-time gains related to certain contingent events, such as insurance recoveries, which are not considered ordinary course and which are only recorded once realized or realizable, net of related legal fees. We exclude such net gains from the calculation of non-GAAP financial measures to improve the comparability of our operating results for the current period to prior and future periods.
Reconciliations of Non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted net income:

	Year Ended December 31,
(in millions, except per share data) (unaudited)	2024	2023
Net income (loss)	$131.3	$(35.4)
Adjustments:
Merger and acquisition related depreciation and amortization	47.6	68.3
Unrealized loss on investments, net	0.8	27.8
Financing and other facility fees(1)	2.9	50.6
Loss on dispositions	18.4	1.8
Integration and other costs related to merger	4.9	11.2
Acquisition related costs and efficiency initiatives	—	14.2
Cost savings initiatives	28.9	55.6
CEO transition costs	1.9	8.3
Servicing liability fees and amortization	(1.7)	11.7
Legal and compliance matters	—	23.0
Gain from insurance proceeds, net of legal fees	(16.5)	1.1
Other(2)	17.3	18.7
Tax impact of adjusted items(3)	(23.3)	(65.4)
Adjusted net income	$212.5	$191.5
Weighted average shares outstanding, basic	228.9	226.9
Weighted average shares outstanding, diluted(4)(5)	232.8	227.7
Earnings (loss) per share, diluted(5)	$0.56	$(0.16)
Adjusted earnings per share, diluted(5)	$0.91	$0.84

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	A-2

ANNEX A – RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Reconciliations of Non-GAAP financial measures

(1)Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our credit agreement, including $2.9 million of new transaction costs expensed directly in the second quarter of 2024, and an aggregate loss on debt extinguishment of $41.9 million and $8.7 million of new transaction costs expensed directly in 2023.
(2)For the year ended December 31, 2024, Other primarily reflects one-time consulting costs associated with the Company rebranding, professional services fees associated with discrete offshoring, legal fees and costs associated with an antitrust matter, non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024, one-time bad debt expense driven by a sublessee default and one-time legal and consulting costs associated with a secondary offering of our ordinary shares by our former shareholders. For the year ended December 31, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects and a one-time impairment of certain customer relationship intangible assets.
(3)Reflective of management’s estimation of an adjusted effective tax rate of 24% and 27% for the years ended December 31, 2024 and 2023, respectively.
(4)Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 3.9 million and 0.8 million for the years ended December 31, 2024 and 2023, respectively.
(5)For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.

Reconciliation of Net cash provided by operating activities to Free cash flow:

	Year Ended December 31,
(in millions) (unaudited)	2024	2023
Net cash provided by operating activities	$208.0	$152.2
Payment for property and equipment	(41.0)	(51.0)
Free cash flow	$167.0	$101.2

A-3	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

DIRECTORS’ REMUNERATION REPORT
Annual Statement
From the Chair of the Compensation Committee
As required by the U.K. Companies Act 2006 and The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (as amended), this Directors’ Remuneration Report is made up of three parts:
•This Annual Statement from the Chair of the Compensation Committee (the “Committee”);
•The Directors’ Remuneration Policy (the “Policy”) which sets out our policies with respect to executive director remuneration. The Policy was approved by shareholders at our 2024 annual general meeting and became effective immediately thereafter, and will remain in effect for a period of up to three years; and
•The Annual Report on Remuneration, which sets out the payments made and awards granted to the directors for the financial year ended 31 December 2024 and which, together with this Annual Statement, is subject to an advisory shareholder vote at the 2025 annual general meeting.
Our Remuneration Policy
The objective of the Policy is to provide an effective compensation package to our executive directors (“Executive Directors”) that is competitive, tied to performance and aligned with the interests of our shareholders. It is also designed to help us recruit, motivate and retain the calibre of Executive Directors necessary to deliver consistent high performance to our clients, shareholders and other stakeholders.
Key context for remuneration decision-making in 2024
Role changes
In 2024, Brett White served as our Executive Chairman until 2 May 2024, at which time he transitioned to be our Non-Executive Chairman of the Board.
Incentive outcomes
2024 AIP
The 2024 Annual Incentive Plan (“AIP”) was designed to be based on the achievement of Compensation EBITDA. The 2024 AIP design also included a +/- 20% modifier for executive officers based on individual performance of goals and values/behaviors, provided that the 2024 AIP could not exceed the maximum funding cap of 200%.
Performance in 2024 resulted in Compensation EBITDA of 104% of target, resulting in a proposed funding level of 112%. However, in order to ensure the best possible alignment between pay and performance for the executive officers, the Committee exercised its discretion to adjust the 2024 AIP funding level downward to 100%, which corresponded to a similar downward adjustment made for non-executive employees. This resulted in a payout of 100% of target value, or $2,500,000 to Michelle Mackay, our CEO. Mr. White was not eligible to receive an AIP payment for service in 2024.
2022 Performance-vesting RSUs
On 26 February 2025, the Committee determined a payout level of 46.7% of target for performance-vesting RSU grants issued to the executive officers on 24 February 2022. These awards (further details of which are contained in the Directors’ Remuneration Report that follows) were based (a) 50% on Adjusted EBITDA Margin Performance, and (b) 50% on Adjusted EBITDA Growth, each measured over three performance years (2022, 2023 and 2024). In addition, Relative TSR was 100% which did not result in a further modifier being applied. As a result, 104,009 shares vested to Mr. White and 31,722 shares vested to Ms. MacKay (her award having been granted in connection with her former role).

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-1

ANNEX B: DIRECTORS' REMUNERATION REPORT
Annual Statement
2024 equity grants
In 2024, our long-term incentive compensation program was designed to specifically incent our top executives to achieve the critical financial metrics foundational to the strategic plan approved by the Board in 2023. Consistent with our compensation philosophy, it is important to us to tie our long-term incentive program to the Group’s performance over the longer-term time horizon, and to do so in a way that aligns with shareholder interests. Accordingly, in 2024 the long-term incentive award that was granted to Ms. MacKay was comprised entirely of performance-vesting RSUs. The award is tied to two performance metrics: Strategic Cash Generation (weighted at 75%) and Strategic Cost Efficiency (weighted at 25%). The performance period for each metric is cumulative over three years. The target value of Ms. MacKay’s 2024 performance-vesting RSU award was $5,500,000.
In 2024, as Non-Executive Chairman of the Board, Mr. White received an award of RSUs with a face value equivalent to $290,702 with a one-year vesting period.
I look forward to receiving your support at the 2025 annual general meeting on the Directors’ Remuneration Report resolution.
Michelle Felman
Chair of the Compensation Committee
28 March 2025

B-2	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Annual Statement
Executive Remuneration Principles
Our remuneration philosophy is to provide an effective compensation package to our Executive Directors that is competitive, tied to performance and aligned with the interests of our shareholders. Our executive remuneration policy is designed to reflect remuneration design practices in the U.S., to help Cushman & Wakefield compete effectively in its primary market for senior executive talent. Our ability to recruit, motivate and retain the highest calibre of executive officers underpins our ability to deliver consistently high-performance outcomes to our clients, shareholders and other stakeholders.
Our remuneration principles and practices also allow us to communicate our goals, drive focused performance, and motivate and reward employees for their achievements. As guiding principles for all compensation-related matters, our compensation philosophy includes the following key tenets:

Attract and Retain Top Talent	Pay For Performance	Align with Shareholders’ Interests

•Benchmark compensation against the market to ensure competitiveness
•Pay fairly based on role, contribution, and performance
•Drive transparency of compensation decisions through effective communication

•Base compensation on both business and individual performance
•Incorporate corporate values into how individual performance is measured
•Consider achievement of both short-term and long-term quantitative performance goals in incentive design

•Include equity as an important component of executives’ total compensation
•Tie senior leaders’ equity awards to long-term metrics and shareholders' interests
•Subject senior leaders’ compensation to clawback and share ownership requirements
•Cap pay to prevent excessive risk taking
•Limited usage of perquisites

Our executive remuneration policy has been designed to reward strong performance by focusing the remuneration opportunity for our Chief Executive Officer (“CEO”) on annual and long-term incentives that depend upon the Group’s performance, as well as the achievement of individual metrics where appropriate.
Our executive remuneration policy consists of base salary, an annual incentive award, long-term equity incentive awards and health, welfare and other customary employee benefits.
•Base salary—Critical in attracting and retaining key executive talent. In evaluating the base salary of our CEO, the Board considers several factors, including market pay rates and our desired remuneration position with respect to our peer group, qualifications, experience, tenure, scope of responsibilities, individual performance, future potential, the criticality of the role, and internal equity. Mr. White’s salary while serving as Executive Chairman in 2024 was set pursuant to the terms of an offer letter between the Group and Mr. White, dated 19 December 2023 and effective 1 January 2024 (the “White Offer Letter”).
•Short-Term Incentive—Each year, our Executive Directors may be eligible to receive an annual cash incentive award under our Annual Incentive Plan (“AIP”). At the beginning of each year, the Committee, and the Board for our CEO, approves the terms and conditions of the AIP, including the selection of one or more performance measures as the basis for determining the funding of annual cash bonuses, the performance range relative to our annual operating plan and the weighting of such performance measures. The Committee (and the Board for our CEO) considers the same factors set out above in relation to base salary when determining the AIP award opportunities for our Executive Directors. Pursuant to the terms of the White Offer Letter, Mr. White was not eligible to participate in the AIP in 2024.
•Long-Term Incentive—Promotes long-term growth and profitability by aligning the interests of management with the interests of our shareholders and by supporting retention. At the beginning of each year, the Committee (and the Board for CEO) determines the design, metrics and target award opportunity for our Executive Directors and equity award vehicle(s) through which this will be delivered. In 2024, our long-term incentive program (“LTIP”) consisted of 100% performance-vesting RSUs, to align with the Group’s new strategic plan, tie our long-term incentive program to the Group’s performance over the longer-term time horizon, and to do so in a way that aligns with shareholder interests.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-3

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy
Directors’ Remuneration Policy
Introduction
The Directors’ Remuneration Policy (the “Policy”) described in this section reflects the Policy which was approved by shareholders at the 2024 annual general meeting. The Policy came into immediate effect following its approval and will remain in force for up to three years from that date, in accordance with applicable law.
Overview
As a U.S. headquartered business with senior executives based in the U.S., the Committee’s overall approach to total remuneration is to set pay opportunities by reference to U.S. market practice. As such, the Committee uses market benchmarks for global real estate firms operating in the U.S. and other U.S. business service companies.
The Committee will keep the Directors’ Remuneration Policy under regular review, to ensure that it remains aligned with business needs and sufficiently flexible to enable us to position Executive Director remuneration at an appropriate level relative to the market. Unless changes are required sooner, the Committee’s intention is to revise the Policy and seek shareholder approval no more frequently than every three years.
Peer group
We benchmark total potential remuneration against total remuneration packages paid by peer group companies. We believe that ensuring our remuneration levels are competitive with the market for high calibre talent in our industry is an important attraction and retention tool. The remuneration levels of our peer group companies are an input in assessing both our total remuneration and the form and mix of cash and equity incentives awarded to our employees and our executive officers, including our Executive Directors. We use a defined peer group as a reference and a guide in making total remuneration decisions. In selecting our peer group, we consider the following factors: industry segment, business profile and various financial criteria. The comparator group is evaluated on an annual basis and may change over time based upon the availability of peer data and the future characteristics of our business compared with peer companies. Details of our 2024 peer group are set out in the Annual Report on Remuneration below.
The peer group data is not used by the Committee in isolation but rather serves as one point of reference for making decisions about remuneration. The Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience and skill set, specific retention concerns and internal equity.
Balancing short-and long-term remuneration
Based on our view of current market practice and our remuneration principles, we have established the Directors’ Remuneration Policy set out in this report. Fixed annual elements, including base pay and benefits, recognise the scope and complexity of the responsibilities of our Executive Directors and enable us to offer a total package that is – and is able to remain – appropriately market competitive. Annual incentive and stock awards are designed to motivate and reward our Executive Directors for making the Group successful on a sustainable basis and promote retention.

B-4	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy
Directors’ Remuneration Policy table (Executive Directors)

Element and link to strategy	Operation	Opportunity	Performance conditions

Base Salary To attract and retain individuals based on their skills, and reflect the role’s responsibilities
Salaries are generally reviewed annually.
Salary levels take account of:
•Role, performance, experience and qualifications
•Future potential, tenure and criticality of role
•Group performance and desired position with respect to competitive market / internal equity

Increases are applied in line with the outcome of the review.
The rationale for any increase will be explained in the relevant Annual Report on Remuneration, in the context of the factors taken into account by the Committee in its decision-making.
N/A

Benefits To provide market-competitive and cost-effective benefits as part of remuneration packages designed to attract and retain high-calibre executive talent
Benefits typically include the following:
•Healthcare (medical, pharmacy, dental and vision benefits)
•Welfare (medical and dependent care flexible spending accounts)
•Insurance (short-term and long-term disability, accidental death, dismemberment, basic life insurance)
•Financial planning support
The Committee has discretion to offer additional allowances, or benefits, to Executive Directors if considered appropriate and reasonable. These may include, but are not limited to, relocation expenses and support where an Executive Director is asked to relocate as part of their appointment or role.
		Benefits may vary by role and individual circumstances, and are reviewed periodically. The Committee reserves the right to introduce additional benefits to ensure alignment with market practice.	N/A

Pension To provide market competitive retirement packages	Contributions to 401(k) retirement plan or similar defined contribution arrangement in other jurisdictions.	Employer contribution of up to 5% of salary	N/A

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-5

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy

Element and link to strategy	Operation	Opportunity	Performance conditions

AIP To reinforce and reward delivery of financial objectives and personal performance	The performance measures and target ranges are approved by the Committee at the beginning of the financial year. AIP awards are payable in cash after the end of the financial year.
To the extent an Executive Director participates in the AIP, the opportunity will generally form no more than 35% of the overall package at target and, in such cases, the total remuneration delivered in cash (i.e. including salary) will generally be limited to no more than 50% of the overall remuneration package at target.
Maximum AIP payout is 2x annual target.
The Board retains discretion to adjust the amount of the actual cash bonus payments to reflect the quality of the results.

Performance conditions will be based in the majority on financial metrics measured over the financial year. All measures (whether or not financial) will be selected to align with the strategic plan and key business priorities, and will be detailed in the relevant Annual Report on Remuneration.
Provisions for the recovery or withholding of amounts in certain specific scenarios are contained in the Cushman & Wakefield Clawback Policy (the “Clawback Policy”).

LTIP To reward key executives for the delivery of long-term growth objectives, support retention and align the interests of management with those of shareholders through meaningful share ownership
Awards are made under the 2018 Omnibus Management Share and Cash Incentive Plan (the “Plan”) that is in force at the date of grant, and as may be amended and approved by shareholders from time to time.
Awards will typically be granted annually, in the form of RSUs. In exceptional circumstances, the Plan also permits the granting of share options. However, it is presently the Committee’s intention not to grant share options to Executive Directors as part of their annual package.
At least 25% of the RSU awards will ordinarily be performance-vesting with three-year cliff vesting, with the balance (i.e., up to 75% of the opportunity) delivered in time-vesting awards in equal instalments over three years from the date of grant subject to continued employment. However, in exceptional circumstances the Committee retains discretion to make awards under the LTIP with a lesser proportion being performance-vesting RSU awards.

To the extent an Executive Director receives an award under the Plan, the maximum annual award value of RSUs (and/or options in exceptional circumstances) will generally be at least 50% of the total remuneration package at target. Maximum vesting for performance-vesting RSUs may be up to 3x target award.
In exceptional circumstances, such as to support a specific retention need, the Committee reserves the right to make additional awards to an Executive Director under this element of the Policy. The details of, and rationale for, any such awards shall be disclosed in the relevant Annual Report on Remuneration.

Performance-vesting RSUs will be dependent on metrics such as Relative Total Shareholder Return and measures based on financial metrics such as margin performance or Adjusted EBITDA, as deemed appropriate by the Committee.
Provisions for the recovery or withholding of amounts (whether vested or unvested) in certain specific scenarios are contained in the Clawback Policy.

B-6	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy

Element and link to strategy	Operation	Opportunity	Performance conditions

Shareholding Requirement
Executive Directors are expected to meet minimum stock ownership guidelines.
Executive Directors are expected to retain at least 75% of shares (net of tax) which vest upon (i) the settlement of performance shares, (ii) the vesting of RSUs, and (iii) the exercise of stock options (or SARs), until the stock ownership guideline is met.
The Executive Directors’ compliance with the stock ownership guidelines is assessed at 31 May each year, based on the Executive Directors’ salary and the average closing stock price for a period of 30 trading days leading to and including 31 May.
		The Ownership Guideline (including unvested time-vesting RSUs) is set at a level equivalent to six times base salary.	N/A

Performance measures and targets
Performance measures for the AIP and LTIP are selected by the Committee to support the strategic objectives of the business and to drive profitable growth. Because these can change from year to year (in line with the Policy), the rationale for the selection of measures for each award cycle will be detailed in the relevant year’s Annual Report on Remuneration. Targets for the AIP will be set in line with the Board’s budget for the financial year and performance targets for the LTIP will be aligned with longer-term forecasts, with the performance range set to capture an appropriate range that reflects delivery of good outcomes over the relevant performance period. The use of time-vesting RSUs is intended to align the interests of executives with those of shareholders and to support retention.
Malus and clawback
The Board has the authority to adopt a remuneration clawback policy applicable to Executive Directors. The terms of the Clawback Policy are subject to the Board’s discretion, but the policy will, at a minimum, comply with applicable SEC rules and NYSE listing standards. In the event of an accounting misstatement, our Clawback Policy provides for the forfeiture, repayment or return to the Group by an Executive Director of cash or equity-based incentive remuneration that was erroneously awarded. Our Clawback Policy also requires clawback of certain remuneration in the event of executive “misconduct” (as such term is defined in the policy).
Differences between the remuneration policy for the Executive Directors and that for other employees
The remuneration policy for other employees is based on the same philosophy and principles that govern the remuneration policy for Executive Directors. Annual salary reviews take into account Group and individual performance, local pay and market conditions, and salary levels for similar roles in the relevant geographies. Senior executives are eligible to participate in the AIP and LTIP on similar terms as the Executive Directors. Managerial and professional employees are eligible to participate in the AIP; opportunities vary by organisational level and an individual’s role. Some employees below the executive level are eligible to participate in the time-vesting RSU component of the LTIP; opportunity levels are commensurate with organisational level and set in keeping with a common principle to offer remuneration packages that are appropriately competitive to support our ability to recruit and retain employees in relevant talent markets.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-7

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy
Approach to remuneration on recruitment
The Committee’s approach to remuneration in connection with recruitment is to pay remuneration that is appropriate in level and structure to attract, retain and reward high calibre Executive Directors, while paying no more than is necessary to attract appropriate candidates to the role. AIP payouts and vesting outcomes under the performance-vesting RSUs will have a maximum opportunity set by reference to the on-target opportunity and within the limits set out in the Policy table for the components of the package. The level of fixed remuneration is set on appointment and in accordance with the Policy table, with benefits provided on a similar basis to those available to other employees who are at senior levels within the Group.
Annual remuneration terms for any new Executive Directors will be based on the approved Directors’ Remuneration Policy in force at the time. In addition, and only where necessary or desirable, the Committee at its absolute discretion may provide additional one-off awards on recruitment to ‘buy out’ a new Executive Director’s unvested awards from a previous employer. In that case, the Committee will generally seek to match the expected value of the awards by granting awards with a similar target value. Existing annual incentive opportunities that are forfeited may be bought out on an expected value basis or, at the discretion of the Committee, through a guaranteed payout for the first performance year only. For internal promotions, ‘top up’ awards may be made to help bring the remuneration opportunity into line with the desired level for the new role from appointment.
Where appropriate (and in keeping with the Policy set out in the table earlier in this Directors’ Remuneration Report), the Committee will agree to reasonable costs of relocation for a Director which, based on individual circumstances, may include costs incurred such as travel, shipping, immigration and tax advice, temporary housing, transaction costs on home sale/purchase, legal fees, home/school search and school fees and, if in relation to a temporary assignment, tax equalisation and a housing allowance.
Employment agreements and payment for loss of office
Executive Directors’ employment agreements are designed to provide an appropriate level of protection for the executive and the Group by: (i) setting out individual entitlements to elements of remuneration; (ii) summarising notice periods and remuneration on termination of employment by the Group; and (iii) describing the obligations in relation to confidentiality, data protection, intellectual property and restraint on certain activities. In some instances, the Board has discretion to award less than what is shown per the employment agreement. Further details are set out below.
Mr. White
During 2024, Mr. White served as Executive Chairman until 1 May under the terms of the White Offer Letter. On 2 May 2024, Mr. White transitioned to the role of Non-Executive Chairman.

B-8	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy
Ms. MacKay
Ms. MacKay’s employment remains at-will and may be terminated by either Ms. MacKay or the Group at any time, with or without notice and for any or no reason. The treatment on termination of each element of Ms. MacKay’s remuneration is summarised in the table below.

		Termination without cause not in connection with change in control	Termination without cause or with Good Reason(1) in connection with change in control
Remuneration element	Termination for cause	Restrictive covenants apply(2)
Base Salary	No payment	18 months’ base salary. Subject to continued compliance with any other obligations the individual has to the Group.	24 months’ base salary. Subject to continued compliance with any other obligations the individual has to the Group.
Benefits	No payment	Continued participation in medical, dental and health plans at the Group’s cost for the severance period following the termination of employment. Outplacement services may also be provided.
AIP	Unpaid awards lapse in full	Target bonus opportunity, and continued eligibility for a discretionary pro-rated bonus for the year of termination.	2x the target bonus opportunity, and continued eligibility for a discretionary pro‑rated bonus for the year of termination.
LTIP	Unvested awards lapse in full
Time-vesting RSUs shall remain outstanding and eligible to vest in accordance with the regular schedule.
Performance-vesting RSUs shall remain outstanding and eligible to vest in accordance with the regular schedule to the extent the applicable performance metrics are satisfied.
The above treatment also applies in qualifying cases of retirement.
In the event termination is due to death or disability:
Time-vesting RSUs vest immediately. If termination occurs prior to the first anniversary of grant, then awards will be pro-rated for the number of completed months of employment, divided by 36.
Performance-vesting RSUs will vest immediately at the target level of performance. If termination occurs prior to the first anniversary of grant, then awards will be pro-rated for the number of completed months of employment, divided by 36.

In circumstances where there is a change in control but employment is not terminated, the vesting of unvested equity awards shall not be accelerated if the acquirer assumes those awards.
If the acquirer does not assume equity awards, unvested awards shall become immediately vested, with the vesting of performance-vesting RSUs based on an assessment of the extent to which the applicable performance metrics have been achieved.
In the event employment is terminated without cause or with Good Reason within two years of a change in control, any unvested equity awards granted on or after 24 February 2022 will vest fully on an accelerated basis, with the vesting of performance-vesting RSUs based on an assessment of the extent to which the applicable performance metrics have been achieved.

(1)“Good Reason” includes, among others, a diminution in role, salary or bonus, or breach of written agreement or offer letter.
(2)Restrictive covenants apply where not prohibited by law, including (i) prohibitions on competing with us during employment with us and for a period of 18 months thereafter, (ii) prohibitions on soliciting or hiring our customers or employees during employment with us and for a period of 24 months thereafter, and (iii) non-disparagement and confidentiality obligations.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-9

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy
Dates of Directors’ employment agreements and letters of appointment
The Executive Directors in office at the date of this Directors’ Remuneration Report have served on the Board for the periods shown below and have employment agreements dated as follows:

Executive Director	Employment agreement commencement date	Date employment agreement terminates
Brett White(1)	16 March 2015	Any time, at will
Michelle MacKay	1 July 2023	Any time, at will

(1)During 2024, Mr. White served as Executive Chairman until 1 May. He became Non-Executive Chairman on 2 May 2024.

Non-Executive Directors generally have letters of engagement setting out their duties and the time commitment expected. Details of the appointments of Non-Executive Directors in office at the date of this Directors’ Remuneration Report (which are terminable at one month’s notice and without compensation) are set out below.

Non-Executive Director	Date of current appointment
Michelle Felman	2 November 2023
Jodie McLean	30 October 2018
Jennifer McPeek	18 March 2024
Angela Sun	1 November 2021
Rajesh Vennam	18 March 2024
Brett White	2 May 2024
Billie Williamson	19 July 2018
The Board is currently divided into three classes, with each Director serving a three-year term and one class being elected at each year’s annual general meeting of shareholders. Ms. Felman and Ms. McPeek serve as Class I Directors with a term expiring at the 2025 annual general meeting. Mr. White, Ms. McLean and Ms. Williamson serve as Class II Directors with a term expiring in 2026. Ms. MacKay, Ms. Sun and Mr. Vennam serve as Class III Directors with a term expiring in 2027. Upon the expiration of the term of office for each class of Directors, each Director in such class shall be up for election for a term of three years and, if elected, shall serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of Directors or a vacancy may be filled by the Directors then in office.
The form of letter of engagement for the Non-Executive Directors, and the employment agreements and offer letters for our Executive Directors, are available on the website of the SEC:
https://www.sec.gov/ix?doc=/Archives/edgar/data/0001628369/000162836925000005/cwk-20241231.htm

B-10	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy
Illustrations of application of Remuneration Policy
The chart below illustrates the remuneration payable for 2024 for Ms. MacKay, our CEO, in minimum, on-target and maximum performance scenarios and based on the following assumptions. Salary and benefits are assumed to be $1,031,000 for Ms. MacKay.
Remuneration scenarios
The following assumptions have been made for the purposes of the scenarios in the chart below:
•Minimum—fixed remuneration (salary, benefits and 401(k) pension) only
•On-target—fixed remuneration; on-target bonus; and on target vesting of performance-vesting RSUs
•Maximum—fixed remuneration; maximum bonus; maximum vesting of performance-vesting RSUs
•Maximum Plus—as above plus 50% share price increase on performance-vesting RSUs
Michelle MacKay

Fixed Pay	Annual Incentive	Performance-Vesting RSUs

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-11

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ Remuneration Policy
Directors’ Remuneration Policy table (Non-Executive Directors)

How the element supports our strategic objectives	Operation of the elements (fees and benefits)	Maximum potential pay-out	Performance measures used, weighting and time period applicable
To attract Non-Executive Directors who have the broad range of experience and skills required to oversee the implementation of the strategy
•Fees for Non-Executive Directors are set by the Board and paid in regular instalments
•The Non-Executive Directors who are not employees or a substantial equivalent thereof of the Principal Shareholders are also eligible to receive annual RSU awards, which will vest in full on such date as determined by the Board but generally no earlier than the first anniversary of the date of grant.

•Fees are set within the range of comparative board and committee fees, benchmarked against the peer group. Average increases will typically be in alignment with the market.
•The maximum RSU award will generally be at least 50% of the total of the annual Board retainer plus RSU award. RSU awards to the Non-Executive Directors are also subject to the limits provided for by the 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan that is in force at the date of grant, and as may be amended and approved by shareholders from time to time.
•Fees are constituted of an annual Board retainer plus additional fees for certain Board roles and responsibilities including, but not limited to, members and chairs of the Audit, Compensation and Nominating and Corporate Governance Committees.
N/A
Shareholding guideline
•Shareholding guideline compliance assessed at May 31st each year.
•Unvested time-vesting RSUs included.
•Non-Executive Directors who are not employees or a substantial equivalent thereof of the Principal Shareholders are expected to retain 100% of their after-tax shares until they meet their stock ownership guideline.
		•Five times the annual Board member retainer fee	N/A

B-12	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Annual Report on Remuneration
Employee context
The Committee does not consult with employees specifically on its Executive Director remuneration policy and framework; however, when determining pay for Executive Directors, the Committee takes into account several data elements including but not limited to:
•Group and individual performance;
•annual incentive plan funding levels; and
•market data provided by an independent compensation consultant.
Consideration of shareholder views
The Committee will consider shareholder feedback in relation to the Directors’ Remuneration Report for the prior year. This feedback, as well as any additional feedback received during any other meetings with shareholders, is then considered as part of the Group’s annual review of remuneration arrangements for the following year. Where any significant change is proposed, the Chair of the Committee may inform major shareholders in advance and offer a meeting to discuss.
Legacy arrangements
The Committee reserves the right to make any remuneration and/or severance payments that are not in line with the Policy set out above, but that were agreed: before the Policy came into effect; and/or at a time when the relevant individual was not a Director of the Group and, in the opinion of the Committee, the payment was not in consideration for the individual becoming a Director of the Group; and/or to satisfy contractual commitments under legacy remuneration arrangements. This includes the vesting of equity awards granted in the past.
Annual Report on Remuneration
Single total figure of remuneration for our Executive Directors for the financial years ended 31 December 2024 and 31 December 2023 (Audited)

Name and Principal Position	Year	Base pay $000	Pension $000	Taxable benefits $000	Annual Incentive $000	Time-vesting RSUs awarded $000	Long-term incentive vested $000	Total $000	Total Fixed Remuneration $000	Total Variable Remuneration $000
Brett White(1) Executive Chairman	2024	168	0	0	0	0	1,249	1,417	168	1,249
	2023	0	0	33	0	5,000	0	5,033	33	5,000
Michelle MacKay(2) Chief Executive Officer	2024	1,000	14	17	2,500	0	381	3,912	1,031	2,881
	2023	870	8	0	891	2,138	861	4,768	878	3,890

Notes:
(1)Mr. White’s remuneration in 2024 reflects the provisions set forth in the White Offer Letter. Pursuant to the terms of the White Offer Letter, Mr. White, as Executive Chairman: received a salary of $480,000 during 2024 (pro-rated for the period of his service in this role) and was not eligible to participate in the AIP relating to the 2024 financial year. Mr. White’s remuneration in 2023 reflects the provisions set forth in the White Offer Letter, pursuant to the terms of which Mr. White, as Executive Chairman, did not receive a salary and was not eligible to participate in the AIP relating to the 2023 financial year. Mr. White transitioned to the role of Non-Executive Chairman of the Board on 2 May 2024 and details of the remuneration received as Non-Executive Chairman are set out later in this report.
(2)Ms. MacKay was promoted to the role of Chief Executive Officer on 1 July 2023, on a salary of $1,000,000 per annum. U.K. remuneration reporting regulations require the disclosure of remuneration received in respect of Executive Director roles only. However, for reasons of transparency (and consistency with the disclosures required in the Compensation Discussion and Analysis section of the 2024 Proxy Statement), the 2023 figures set out in the table reflect all remuneration paid to Ms. MacKay in relation to 2023 (and relating to her former role as well as that of Chief Executive Officer). 2023 remuneration paid to Ms. MacKay from her appointment as Chief Executive Officer to 31 December 2023 was as follows: Base salary $480,769, Pension $0 (Ms. MacKay’s 401(k) match was paid prior to her appointment as Chief Executive Officer), Taxable benefits $0, and Annual Incentive $636,250. The value of time-vesting RSUs reflects the grant values of both the additional award made on appointment pursuant to the terms of the MacKay Offer Letter ($612,500) and the award to Ms. MacKay earlier in 2023 in connection with her former role. The Long-term incentive column includes the value at vesting of performance-vesting RSUs granted to Ms. MacKay in 2021 and 2022, which were made in connection with a former role.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-13

ANNEX B: DIRECTORS' REMUNERATION REPORT
Annual Report on Remuneration
Additional information in relation to the 2024 single total figure (Audited)

Element	Explanation

Pension	For Ms. MacKay this amount represents 401(k) contributions made by the Group in 2024.

Taxable benefits
For Mr. White this amount represents the value of group contributions to health and welfare benefit provision as set out in the White Offer Letter.
For Ms. MacKay this amount represents financial planning support.

Annual incentive
Mr. White: Pursuant to the White Offer Letter, Mr. White was not eligible to receive an annual incentive payment for his service as Executive Chairman in 2024
Ms. MacKay:
Target opportunity: 250% of salary.
Maximum opportunity: 2x Target.
Payable in cash.

Time-vesting RSUs
No time-vesting RSUs were awarded to Mr. White in 2024 during his time as Executive Chairman. Details of time-vesting RSUs granted to him as Non-Executive Chairman are described later in this report.
No time-vesting RSUs were awarded to Ms. MacKay in the year.

Long-term incentive	This amount represents the value of the performance-vesting RSUs granted on 24 February 2022 and vested on 26 February 2025, which is based on the closing share price on the date of the vesting of $12.01 for Mr. White (104,009) and Ms. MacKay (31,722).

Determination of AIP amount (Audited)
The 2024 AIP was designed to be based on Compensation EBITDA performance. The performance range for the metric was set from a threshold of 70% to a maximum of 130% as measured against the relevant annual operating plan target and with straight line interpolation between performance levels. The amount paid to Ms. MacKay under the 2024 AIP was based on a funded range of 0% to 200% of target. The 2024 AIP design also included a +/- 20% modifier based on individual performance of goals and values/behaviors, provided that the 2024 AIP could not exceed the maximum funding cap of 200%. Further, the Committee (and the Board for the CEO) has the discretion to adjust the amount of the actual cash bonus payments to be received as it deems to be appropriate, upwards to the applicable cap or downwards to zero.
“Compensation EBITDA” means Adjusted EBITDA further adjusted for (a) currency rate fluctuations, and (b) certain other one-time items outside of our control. Adjustments may be made to the performance measure at the discretion of the Committee (and the Board for the CEO) to ensure that the achievement reflects underlying performance of the Group. The Committee and the Board believe that Compensation EBITDA is a good measure of financial performance.

	Threshold		Target		Maximum		Actual
Compensation EBITDA	$399	m	$570	m	$741	m	$591	m
Bonus payable (% of target)	0%		100%		200%		100%
Bonus payable to Ms. MacKay	$0		$2,500,000		$5,000,000		$2,500,000
As shown in the table above, for the 2024 AIP, the target for the Compensation EBITDA performance measure was $570 million. The actual achieved Compensation EBITDA in 2024 for purposes of the 2024 AIP was $591 million, or 104% of target, resulting in a proposed funding level of 112%. However, in order to ensure the best possible alignment between pay and performance for the executive officers, the Committee exercised its discretion to adjust the 2024 AIP funding level downward to 100%, which corresponded to a similar downward adjustment made for non-executive employees.
Based on the evaluation of her performance, the Committee and Board determined that Ms. MacKay achieved her individual performance goals at target level in 2024. Accordingly, no individual modifier was applied to the 2024 AIP payout, resulting in a payout of 100% for the 2024 AIP for Ms. MacKay, which warranted a payout to Ms. MacKay in the amount of $2,500,000.
Pursuant to the White Offer Letter, Mr. White was not eligible to receive an annual incentive payment for his service as Executive Chairman in 2024.

B-14	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Annual Report on Remuneration
Determination of 2022 Performance-vesting RSUs (Audited)
On 26 February 2025, the Committee determined the payout for the performance-vesting RSU grants issued to the executive officers in 2022. Based on the Group’s performance over the applicable three-year performance periods, the calculation resulted in a payout level of 46.7% of the target for the 2022 performance-vesting RSUs.
The calculation was based (a) 50% on a target Adjusted EBITDA Margin Performance metric, and (b) 50% on a target Adjusted EBITDA Growth metric, each as measured as the average of three separate years of performance (2022, 2023 and 2024). A +/- 20% relative TSR modifier was also applied to each performance metric, with the relative TSR multiplier to be measured on a cumulative basis over the three-year performance period. “Adjusted EBITDA Margin Performance” is a measure of profitability obtained by dividing Compensation EBITDA by Compensation Fee Revenue. “Compensation Fee Revenue” means Fee Revenue adjusted for (i) currency rate fluctuations and (ii) certain other one-time items outside of our control. “Fee Revenue” means service line fee revenue, which is revenue excluding certain costs reimbursable by clients that have substantially no margin. “Adjusted EBITDA Growth” is a measure of achievement of the Group’s Compensation EBITDA growth for a certain fiscal year as compared to the prior year’s Compensation EBITDA. “Relative TSR” is the Group’s total shareholder return relative to the companies in the Russell 2000.
For each performance metric, payout ranged from 50% to 200% of target. Additionally, below the minimum threshold, the payout for such metric for such year would be 0%. The payout for each metric was linearly interpolated for performance between the minimum threshold and target and also for performance between the target and maximum. Further, if the Group’s total shareholder return for the performance period was negative, then the TSR multiplier could not exceed 100%.
The calculation of the payout percentage is based on the following:

Adjusted EBITDA Margin Performance: (50% weighting)	Threshold	Target	Maximum	Actual EBITDA Margin	Actual Achievement
Performance Year
2022 (yr 1)	12.9%	13.9%	14.4%	12.9%	50.3%
2023 (yr 2)	11.9%	12.9%	13.9%	8.9%	0.0%
2024 (yr 3)	7.9%	8.9%	9.4%	8.9%	100.0%
THREE YEAR AVERAGE					50.1%

Adjusted EBITDA Growth: (50% weighting)	Threshold		Target		Maximum		Actual EBITDA Growth		Actual Achievement
Performance Year
2022 (yr 1)	$947	m	$1,010	m	$1,080	m	$963	m	62.6%
2023 (yr 2)	$963	m	$1,011	m	$1,059	m	$581	m	0.0%
2024 (yr 3)	$581	m	$610	m	$639	m	$591	m	67.5%
THREE YEAR AVERAGE									43.4%
Relative TSR Modifier:

Performance period	80%	100%	120%	Results	Actual Achievement
3-year cumulative (1 Jan 2022 – 31 Dec 2024)	Less than 25th Percentile	25th to 75th Percentile	Greater than 75th Percentile	40th Percentile	100%

Aggregate Weighted Payout	Weight	Metric Payout of Target	rTSR Modifier	Weighted Payout
Adjusted EBITDA Margin Performance	50%	50.1%	100%	25.0%
Adjusted EBITDA Growth	50%	43.4%	100%	21.7%
Aggregate Weighted Vesting Percentage				46.7%

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-15

ANNEX B: DIRECTORS' REMUNERATION REPORT
Annual Report on Remuneration
The amounts earned by Mr. White and Ms. MacKay are reflected in the table below and were delivered on 26 February 2025.

	2022 Performance-Vesting RSUs at Target	Aggregate Weighted Payout	Shares Vesting
Brett White	222,717	46.7%	104,009
Michelle MacKay	67,928	46.7%	31,722
Total pension entitlements (Audited)
None of the Directors has a prospective entitlement to a defined benefit pension by reason of the provision of qualifying services to the Group.
Scheme interests awarded during 2024 (Audited)
We provide long-term incentive remuneration because we believe it promotes long-term growth and profitability by aligning the interests of our Executive Directors with the interests of our shareholders and by encouraging retention.
At the beginning of each year, the Committee (and the Board for the CEO) determines the design, metrics and target for the equity award to be granted to our Executive Directors. In 2024, our long-term incentive compensation program was designed to specifically incent our top executives to achieve the critical financial metrics foundational to the strategic plan approved by the Board in 2023. With the appointment of Ms. MacKay as CEO in 2023, the Group embarked upon developing and executing against a new strategic plan. Included within the plan are a number of objective metrics that we believe are tied to our longer-term growth and shareholder return, including a focus on reducing leverage. Consequently, these awards are tied to two performance metrics: Strategic Cash Generation (weighted at 75%) and Strategic Cost Efficiency (weighted at 25%), each discussed in more detail below. The performance period for each metric is the cumulative three-year period from 2024 to 2026. Further, consistent with our compensation philosophy, it is important to us to tie our long-term incentive program to the Group’s performance over the longer-term time horizon, and to do so in a way that aligns with shareholder interests. Accordingly, in 2024 the long-term incentive award that was granted to Ms. MacKay comprised entirely of performance-vesting RSUs. Because of the higher degree of compensation risk inherent in a grant that is 100% dependent upon Group performance and the fact that no interim time-based vesting would occur, the Committee felt it appropriate to provide a greater incentive for reaching the maximum performance goal, discussed in more detail below.
Mr. White did not receive any RSUs in connection with his role as Executive Chairman (details of time-vesting RSUs granted to him as Non-Executive Chairman of the Board are described later in this report).
The following scheme interests were awarded to Executive Directors in 2024.

Principal Name	Date of grant	Type of interest	Basis of award	No of shares	Face value $(1)	Threshold vesting (% max)	End of performance period(2)
Michelle MacKay	22 February 2024	Performance-vesting RSUs	Fixed value	549,451	15,812,517	17%	See below

Notes:
(1)The face value of the performance-vesting RSUs calculated based on assumed maximum performance of 287.5% and the closing stock price on the day of grant of $10.01.
(2)The performance-vesting RSUs vest following the three-year performance period ending 31 December 2026, on the basis of conditions relating to Strategic Cash Generation and Strategic Cost Efficiency as set out below.

“Strategic Cash Generation” is a measure of: (i) the cash generated by the Group through monetisation of assets (including net cash generated through the monetisation of non-core/small assets) plus (ii) the Group’s Free Cash Flow adjusted for material one-time events. “Free Cash Flow” means the Group’s operating cash flow less CapEx for payment for property and equipment. Material one-time events include (a) extraordinary Cost to Achieve (CTA), (b) exceptional broker recruiting and retention investments/acquisitions, (c) significant working capital increases associated with new contracts or decreases associated with lost contracts, and (d) other items in the Committee’s discretion. Adjustments will also be made for currency rate fluctuations, as approved by the Committee. “Strategic Cost Efficiency” is a measure of permanent cost savings achieved by the Group, with such adjustments as approved by the Committee for (I) currency rate fluctuations and (II) infrequent or unusual items.

B-16	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Annual Report on Remuneration
Each performance metric will be measured on a cumulative basis over the three-year performance period (2024, 2025 and 2026). The payout for the performance vesting RSUs subject to the Strategic Cash Generation metric ranges from 50% to 300% of target and the payout for the performance vesting RSUs subject to the Strategic Cost Efficiency metric ranges from 50% to 250% of target. Each metric also includes a minimum threshold. If actual performance for that metric is less than the minimum threshold level, the payout will be 0% for that metric. The payout for each metric is linearly interpolated for performance between any two levels above the minimum threshold.
For the 2024 performance vesting RSUs, the financial targets for the cumulative three-year period for each performance metric were set in 2024. Specific details related to the financial targets will not be released due to their commercial sensitivity. The goals and the results will be released after the performance period is complete.
Payments for loss of office (Audited)
There were no payments for loss of office to Directors during 2024.
Payments to past Directors (Audited)
There were no payments to past Directors during 2024.
Single total figure of remuneration for Non-Executive Directors (Audited)
Non-Executive Directors who are not employees or a substantial equivalent thereof of any of our principal shareholders (“Principal Shareholders”) receive remuneration consisting of fees and equity awards. They do not participate in any of the Group’s incentive arrangements, nor do they receive any benefits.
In 2024, each Non-Executive Director who was not an employee of or advisor to the Principal Shareholders (each such director, a “Non-Employee Director”) was eligible to receive an annual cash retainer of $110,000, plus additional cash retainers for serving as a member or the chair of the Audit, Compensation or Nominating and Corporate Governance Committees. The Lead Director also receives an additional annual cash retainer. Additionally, each Non-Employee Director was eligible to receive an annual RSU award with a grant date value of $180,000.
As Non-Executive Chairman, Mr. White was eligible to receive the same compensation components as other Non-Employee Directors. In addition, he received an additional cash retainer of $100,000 and an additional equity award with a grant date fair value of $100,000 in respect of his service as Non-Executive Chairman.
2024 equity awards granted to directors prior to 16 May 2024 were granted under our Amended & Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan. These awards vested in full on the earlier of the first anniversary of the date of grant or the next annual general meeting of shareholders. All equity awards granted to directors on or after 16 May 2024 were granted under our Second Amended & Restated 2018 Omnibus Non-Employee Director Share and Cash Incentive Plan. These awards vest in full on the first anniversary of the date of grant.

Non-Executive Director	Fees(1) $000 2024	Fees(1) $000 2023	Equity Awards(2) $000 2024	Equity Awards(2) $000 2023	Total $000 2024	Total $000 2023
Jonathan Coslet(3)	—	—	—	—	—	—
Timothy Dattels(3)	—	—	—	—	—	—
Anthony Miller(3)	—	—	—	—		—
Lincoln Pan(3)	—	—	—	—	—	—
Michelle Felman	134	17	180	95	314	112
Jodie McLean	136	120	180	180	316	300
Jennifer McPeek(4)	93	—	209	—	302	—
Angela Sun	124	113	180	180	304	293
Rajesh Vennam(4)	93	—	209	—	302	—
Brett White(5)	140	—	291	—	431	—
Billie Williamson	173	140	180	180	353	320

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-17

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ shareholdings and share interests (Audited)

Notes:
(1)Fees are pro-rated to reflect the number of days worked in the financial year.
(2)Equity awards granted to Ms. McPeek and Mr. Vennam when they joined the Board in March 2024 vested in full on 16 May 2024, the date of the 2024 annual general meeting shareholders. All other equity awards granted in 2024 vest on the first anniversary of the date of grant.
(3)These Directors represent the Principal Shareholders and did not receive fees in 2023 or 2024. On 12 March 2024, each of Mr. Pan and Mr. Miller notified the Board of his decision to resign from the Board, effective as of 18 March 2024, which the Board accepted. Mr. Dattels retired from the Board on 16 May 2024. Mr. Coslet notified the Board of his decision to resign from the Board, effective as of 7 June 2024, which the Board accepted effective as of such date.
(4)Ms. McPeek and Mr. Vennam each received the following in 2024: (a) a prorated RSU award on 18 March 2024, the date of their appointment to the Board, in the amount of $29,508 and (b) the annual RSU award on 16 May 2024 in the amount of $180,000.
(5)Mr. White became Non-Executive Chairman on 2 May 2024.

Directors’ shareholdings and share interests (Audited)
Executive Directors’ Share Interests (Audited)
Ms. MacKay is subject to our shareholding requirement. As of 31 December 2024, Ms. MacKay was in compliance with this requirement, either by meeting the applicable minimum ownership requirement or by satisfying the applicable retention requirement.

	Cushman & Wakefield plc shares as of 31 December 2024
Principal Name	Shares held outright	RSUs subject to continued service	RSUs subject to performance(1)	Options Subject to continued service	Options that have vested but not been exercised
Michelle MacKay(2)	209,699	148,546	2,093,236	0	0

Notes:
(1)The RSUs subject to performance-vesting are listed above based on assumed maximum performance, which for 2022 and 2023 is 200%, and 2024 is 287.5%. Performance-vesting RSUs are not included when calculating whether the applicable minimum ownership requirement has been met.
(2)To the extent Ms. MacKay’s shareholding is assessed at the relevant date to have fallen below the minimum requirement, Ms. MacKay will be expected to retain 100% of shares (net of tax) until the stock ownership guideline is again met.

Ms. MacKay did not exercise any stock options in 2024.
Non-Employee Directors must hold 100% of their after-tax shares until they meet their share ownership requirement of five times the annual base cash retainer. As of 31 December 2024, each Non-Employee Director was in compliance with this requirement, either by meeting the applicable minimum ownership requirement or by satisfying the applicable retention requirement. Share interests held by the Non-Executive Directors (including holdings by connected persons) at the end of the year (or earlier retirement from the Board) are shown below:

	Cushman & Wakefield plc shares held at 31 December 2024
Non-Executive Director	Shares held outright	RSU awards(1)
Jonathan Coslet(2)	—	—
Timothy Dattels(2)	—	—
Anthony Miller(2)	—	—
Lincoln Pan(2)	—	—
Michelle Felman	12,393	15,451
Jodie McLean	56,372	15,451
Jennifer McPeek	3,052	15,451
Angela Sun	37,847	15,451
Rajesh Vennam	3,052	15,451
Brett White(3)	1,472,491	2,099,586
Billie Williamson	73,541	15,451

Notes:
(1)In 2024, Non-Employee Directors received an annual RSU award of $180,000 at a share price of $11.65. In addition, Ms. McPeek and Mr. Vennam each received a pro-rated award on 18 March 2024 at a share price of $9.67, and such awards vested on 16 May 2024.
(2)To date of stepping down from the Board.
(3)Mr. White holds 348,320 RSUs subject to continued service only and 1,751,266 RSUs subject to performance-vesting. The number of performance-vesting RSUs captured in the table assumes maximum performance, which for each of 2022 and 2023 is 200%. Performance-vesting RSUs are not included when calculating whether the applicable minimum ownership requirement has been met.

B-18	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ shareholdings and share interests (Audited)
Remuneration details contained in Executive Directors’ employment agreements
Michelle MacKay
In connection with her appointment as our CEO, the Group and Ms. MacKay entered into the MacKay Offer Letter on 4 May 2023 (the “MacKay Offer Letter”), which superseded her prior offer letter in its entirety.
The MacKay Offer Letter originally provided for an initial annual base salary of $1,000,000 and an annual cash bonus opportunity with an initial target amount equal to $2,500,000 (and a maximum annual bonus opportunity equal to 200% of such target amount), which amounts are subject to change. Under the terms of the MacKay Offer Letter, Ms. MacKay is also eligible to receive, in the Board’s discretion, an annual grant of RSUs with an initial target grant date fair value of $5,500,000. Upon certain terminations of employment, Ms. MacKay will be eligible to receive severance benefits as set forth in both the MacKay Offer Letter and the Group’s Amended & Restated Executive Employee Severance Pay Plan, which are each appended as exhibits to the U.S. Annual Report for the year ended 31 December 2024 filed on Form 10-K.
Remuneration details contained in Non-Executive Chairman’s agreement
Brett White
On 19 December 2023, the Group entered into the White Offer Letter. The White Offer Letter superseded and replaced Mr. White’s previous Employment Agreement with the Group, dated 27 August 2020 (the “White Employment Agreement”), and his previous Side Letter Agreement with the Group, dated 31 December 2021 (the “White Side Letter”), except as set forth therein and summarised below. The White Offer Letter provided that during his service on the Board as its Executive Chairman, Mr. White would receive annual cash compensation at a rate equivalent to $480,000 per year in accordance with the Group’s regular payroll practices, pro-rated for any partial year of service. The White Offer Letter also provided that, in the event of Mr. White transitioning from Executive Chairman of the Board to Non-Executive Chairman and remaining on the Board, he is entitled to receive: (a) the same annual cash retainers for Board and committee service, as applicable, pro-rated for any partial year of service, and a pro-rated annual equity award, in each case in such amounts and on such terms as are provided to the Non-Employee Directors on the Board under the Group’s director compensation program; (b) an additional annual cash retainer of $100,000 solely in respect of his service as Non-Executive Chairman of the Board, pro-rated for any partial year of service; and (c) an additional pro-rated award of RSUs solely in respect of his service as Non-Executive Chairman of the Board with a grant date value of $100,000, on terms consistent with those applicable to the annual RSU award granted to the Non-Employee Directors on the Board under the Group’s director compensation program.
Under the terms of the White Offer Letter, Mr. White is not entitled to any severance or termination pay or benefits, except as set forth in his previously executed equity award agreements. The White Offer Letter provides that Section 1 of the White Side Letter remains in full force and effect. This includes that Mr. White remains subject to certain restrictive covenants as set forth under the White Side Letter and the White Employment Agreement, including prohibitions on (i) competing with us through 30 June 2025, (ii) soliciting or hiring our customers or employees through 30 June 2025, and (iii) non-disparagement, confidentiality and intellectual property assignment obligations.
Summaries of the White Employment Agreement and White Side Letter were included in the 2022 Directors’ Remuneration Report.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-19

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ shareholdings and share interests (Audited)
TSR chart and CEO pay table
For the purposes of the TSR chart below, the Russell 2000 index has been chosen as the broad equity market index against which to compare the Total Shareholder Return of Cushman & Wakefield plc, as Cushman is included in this index.
Relative TSR performance from IPO to 31 December 2024

Russell 2000 Index	Cushman & Wakefield plc

Chief Executive Officer		2018	2019	2020	2021	2022	2023	2024
Single total figure ($000)	Brett White	$37,195	$7,603	$7,127	$12,490
	John Forrester					$5,903	$5,038
	Michelle MacKay						$2,590	$3,531
% of maximum AIP	Brett White	76.7%	53.8%	25%	100%
	John Forrester					47.1%	25.5%
	Michelle MacKay						25.5%	50%
% of maximum performance-vesting LTIP	Brett White	n/a	—	—	59.3%
	John Forrester					23.5%	86.7%
	Michelle MacKay						86.7%	23.3%
Percentage change in remuneration of Directors and employees
The table below shows, for each individual who served as a Director during the year ended 31 December 2024, the annual percentage changes over the last four years in the remuneration received in respect of Board roles compared to the Group’s global employees.

	Salary / Retainer					Benefits					Bonus
	’19-20	’20-21	’21-22	’22-23	’23-24	’19-20	’20-21	’21-22	’22-23	’23-24	’19-20	’20-21	’21-22	’22-23	’23-24
Brett White(1)	8%	8%	-100%	n/a	n/a	n/a	39%	-18%	0%	-100%	-54%	300%	n/a	n/a	n/a
Michelle MacKay				n/a	n/a				n/a	n/a				n/a	96%
Michelle Felman				n/a	28%				n/a	n/a				n/a	n/a
Jodie McLean	7%	9%	6%	9%	13%	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Jennifer McPeek					n/a					n/a					n/a
Angela Sun			13%	11%	10%			n/a	n/a	n/a			n/a	n/a	n/a
Rajesh Vennam					n/a					n/a					n/a
Billie Williamson	14%	0%	8%	8%	24%	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Employees	6%	2%	-18%	5%	1%	-1%	16%	-11%	13	3%	-20%	32%	-70%	-14%	15%

Notes: (1)Mr. White became Non-Executive Chairman on 2 May 2024. The changes shown for prior years relate to his former executive roles.

B-20	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ shareholdings and share interests (Audited)
The percentage changes for Directors who served for only part of a year have been based on annualised (full-time equivalent) remuneration, where appropriate, to permit a meaningful comparison year on year and certain percentage changes in prior year columns have been recalculated to reflect this annualised approach.
CEO pay ratio

Year	Method	25th percentile ratio	Median ratio	75th percentile ratio
2024	Option A	78:1	50:1	27:1
2023	Option A	125:1	89:1	46:1
2022	Option A	113:1	80:1	50:1
2021	Option A	237:1	160:1	94:1
2020	Option A	164:1	119:1	78:1
2019	Option A	164:1	114:1	68:1
The analysis shown in the table above represents the pay and benefits (calculated on the same methodology as the CEO single total figure) for the employees at the 25th, 50th and 75th percentiles.
Option A has been chosen because it is the most statistically accurate methodology. We identified the 25th, 50th and 75th population based on the employee population as of 31 December 2024. In identifying the employees at the 25th, 50th and 75th percentiles, we have annualised the remuneration for employees who were not in employment with the Group for the whole of the financial year, and certain prior year ratios have been recalculated to align with this annualised approach.
The pay at each quartile is set out in the table below:

	25th Percentile		Median		75th Percentile
	Total Pay	Of Which is Salary	Total Pay	Of Which is Salary	Total Pay	Of Which is Salary
2024	$50,333	$45,889	$78,978	$63,735	$146,985	$98,040
Our CEO pay ratio statistics decreased from the previous year due to Ms. MacKay’s 2024 equity mix being 100% performance-vesting RSUs.
The median ratio represents the Group’s pay and progression policies.
Relative importance of spend on pay
The overall spend on pay in 2023 and 2024 and the change in spend is shown below. No dividends were paid in either year. The year-over-year increase in spend can be attributed to higher annual cash incentives during the period.

Overall spend on pay
2023 ($ millions)	2024 ($ millions)	Change
5,618	5,725	1.9%
Implementation of remuneration policy for 2025
The Committee, with the assistance of our independent compensation consultant, reviews and establishes our peer group annually and uses such peer group as a reference source in its remuneration deliberations. The peer group is established by evaluating companies that the Committee, with the assistance of our independent compensation consultant, believes are comparable to us with respect to industry segment, business profile and various financial criteria. Our 2024 peer group was approved by the Committee in May 2024.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-21

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ shareholdings and share interests (Audited)
For 2024, our peer group consisted of the following 17 companies:

Peers
AECOM
Anywhere Real Estate, Inc.
Boston Properties, Inc.
CBRE Group, Inc.
CGI Inc.
Colliers International Group Inc.
Compass, Inc.
DXC Technology Company
EMCOR Group, Inc.
Fluor Corporation
Jacobs Solutions Inc.
Jones Lang LaSalle Incorporated
KBR, Inc.
ManpowerGroup Inc.
Newmark Group, Inc.
Unisys Corporation
Vornado Realty Trust
The peer group data is not used by the Committee in isolation but rather serves as one point of reference for making decisions about remuneration. The Committee also takes into consideration other factors it considers relevant, such as the financial and operational performance of our businesses, individual performance, experience, skill set, specific retention concerns and internal equity.
Executive Director salaries are reviewed each year relative to market medians. Adjustments would be made if the salary is found to be low against the market. In addition, Non-Employee Director fees are also reviewed each year relative to market data. The current rates are set out below and the Committee (and the Board for the CEO) reserves the right to adjust for market alignment.

	2024	2025
Salary of Chief Executive Officer (Ms. MacKay)	$1,000,000	$1,250,000
Non-Employee Director Board fee	$110,000	$110,000
Additional Compensation:
Non-Executive Chairman fee (in addition to Board fee)(1)	$100,000	$100,000
Lead Director	$40,000	$40,000
Audit Committee chair	$40,000	$40,000
Compensation Committee chair	$25,000	$25,000
NomGov Committee chair	$20,000	$20,000
Audit Committee (non-chair)	$10,000	$10,000
Compensation Committee member (non-chair)	$10,000	$10,000
NomGov Committee member (non-chair)	$10,000	$10,000

Notes:
(1)Mr. White transitioned to the role of Non-Executive Chairman on 2 May 2024. Pursuant to the White Offer Letter, Mr. White receives the same annual cash retainers for Board and committee service as our other Non-Employee Directors, plus an additional cash retainer of $100,000 in respect of his service as Non-Executive Chairman of the Board. Mr. White is eligible for an annual equity award in such amounts and on such terms as are provided to the Non-Employee Directors, plus an additional award of RSUs with a grant value of $100,000 in respect of his service as Non-Executive Chairman of the Board (and granted on consistent terms).

In addition to the above cash retainers, Non-Employee Directors are eligible to receive an annual RSU award in 2025.

B-22	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ shareholdings and share interests (Audited)
Compensation Committee
The Committee shall be composed of at least three independent Non-Executive Directors. The Chair of the Committee shall be appointed by the Board. Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.
The members of the Committee during 2024 were: Michelle Felman (Chair since 2 May 2024), Angela Sun, and Jodie McLean, all of whom are independent. Timothy Dattels and Lincoln Pan were also members of the Committee until their resignations in May 2024 and March 2024, respectively.
The primary responsibilities of the Committee are:
•Reviewing and recommending to the Board for approval the performance goals and objectives applicable to the compensation of our CEO, evaluating the performance of our CEO in light of those goals and objectives, and recommending to the Board for approval the compensation of our CEO based on that evaluation and such other factors as it deems appropriate;
•Reviewing and approving (a) the compensation of our executive officers (other than the CEO) in light of the recommendations from the CEO and such other factors as it deems appropriate and (b) any compensation agreements or arrangements with any executive officer;
•Reviewing and approving compensation of the non-employee directors on the Board;
•Reviewing and approving any policies and guidelines related to the compensation of our executive officers and directors;
•Establishing, amending and administering the Group’s cash incentive plans and equity incentive plans; and
•Reviewing the design and management of the Group’s employee benefit plans.
Independent Compensation Consultant
In fulfilling its duties and responsibilities, the Committee has the authority to engage the services of outside advisers on an as-needed basis. In 2024, the Committee continued to engage Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to assist it with remuneration matters. Pay Governance was selected as the Committee’s external, independent remuneration advisor through an RFP process conducted in 2020. The total expense for the services provided to the Committee by Pay Governance during 2024 was approximately $136,244, based on agreed hourly rates.
Pay Governance regularly attends meetings of the Committee, responds to inquiries from members of the Committee and provides analysis with respect to these inquiries. At the direction of the Committee, Pay Governance works collaboratively with our management to gain an understanding of our business and remuneration programs to help them advise the Committee. In addition, Pay Governance confers with our management to collect, analyse and present data requested by the Committee.
The Committee has asked Pay Governance to regularly provide independent advice on the following matters (among others):
•the composition of our remuneration peer group (including analysing executive remuneration levels and practices of the companies in our remuneration peer group);
•our remuneration plan risk;
•current market trends and best practices in Executive and Director remuneration design; and
•the overall levels of remuneration and types and blend of various remuneration elements.
Pay Governance does not provide any services to us other than the services provided to the Committee. Based on its internal review, the Committee has determined the recommendations of Pay Governance to be objective and independent.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	B-23

ANNEX B: DIRECTORS' REMUNERATION REPORT
Directors’ shareholdings and share interests (Audited)
Shareholder voting outcome
The resolutions on the Directors’ Remuneration Policy and the Directors’ Remuneration Report (excluding the Directors’ Remuneration Policy) received the following votes from shareholders at the annual general meeting of shareholders held on 16 May 2024.

	Votes for	%	Votes against	%	Votes abstained
2024 Remuneration Policy	193,653,319	98.0%	3,934,213	2.0%	13,335,521
2023 Annual Report on Remuneration	192,041,381	97.2%	5,546,057	2.8%	13,335,615

Notes:
(1)A vote abstained is not a vote in law and is not counted in the calculation of the votes ‘For’ or ‘Against’ the resolution. Votes abstained includes both votes abstained at the annual general meeting of shareholders and any Broker non-votes.

The Directors’ Remuneration Report has been approved by the Board, and signed on its behalf by Michelle Felman, Chair of the Compensation Committee.
Michelle Felman
Chair of the Compensation Committee
28 March 2025

B-24	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

THIRD AMENDED & RESTATED 2018 OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN (Effective as of , 2025)
1.Purpose of the Plan
This Plan is intended to promote the interests of the Company and its shareholders by providing certain employees, consultants or independent contractors of the Company with incentives and rewards to encourage them to continue in the service of the Company.
2.Definitions
As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:
(a)“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person.
(b)“Award Agreement” means a written or electronic agreement, in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Incentive Award under the Plan.
(c)“Board of Directors” means the Board of Directors of C&W.
(d)“C&W” means Cushman & Wakefield pic, a public limited company incorporated under the law of England and Wales, whose registration number is 11414195 (and any successor thereto).
(e)“Cash Incentive Award” means an award granted to a Participant pursuant to Section 8 of the Plan.
(f)“Change in Control” means, unless otherwise defined in the Award Agreement, (i) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)), other than C&W or any employee benefit plan sponsored by C&W, acquires ownership of shares of C&W that, together with shares held by such Person or group, constitutes more than 50 percent of the total fair market value or total Voting Power of the shares of C&W; (ii) any one Person, or more than one Person acting as a group (as defined under Treasury Regulation § 1.409A-3(i)(5)(v)(B)) other than C&W or any employee benefit plan sponsored by C&W acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of shares of C&W possessing 30 percent or more of the total Voting Power of the shares of C&W; (iii) a majority of members of the Board of Directors is replaced during any 36-month period by directors whose appointment or election is (x) not endorsed by a majority of the members of the Board of Directors before the date of each appointment or election or (y) approved in connection with any actual or threatened contest for election to positions on the Board of Directors; (iv) any one Person, or more than one Person acting as a group (as defined in Treasury Regulation § 1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, or (v) the consummation of a merger, consolidation, reorganization or similar transaction with or into C&W or in which securities of C&W are issued, as a result of which the holders of Voting Securities of C&W immediately before such event own, directly or indirectly, immediately after such event less than 50% of the combined Voting Power of the outstanding Voting Securities of the parent corporation resulting from, or issuing its Voting Securities as part of, such event. For purposes of subsection (iv), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, an event described herein shall be considered a “Change in Control” for distribution or payment purposes only if it constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid adverse tax consequences thereunder.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	C-1

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
(g)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.
(h)“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.
(i)“Company” means C&W and all of its Subsidiaries, collectively.
(j)“Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.
(k)“Effective Date” means the date set forth in Section 24.
(l)“Employment” means the period during which an individual is classified or treated by the Company as an employee, consultant or independent contractor of the Company.
(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)“Fair Market Value” means, with respect to an Ordinary Share, as of the applicable date of determination or if the exchange is not open for trading on such date, the immediately preceding day on which the exchange is open for trading, the closing price as reported on the date of determination on the principal securities exchange on which Ordinary Shares are then listed or admitted to trading. In the event that the price of an Ordinary Share shall not be so reported, the Fair Market Value of an Ordinary Share shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.
(o)“Incentive Award” means one or more Share Incentive Awards and/or Cash Incentive Awards, collectively.
(p)“Option” means a stock option to purchase Ordinary Shares granted to a Participant pursuant to Section 6.
(q)“Ordinary Shares” means C&W’s ordinary shares of $0.10 nominal value, or any other security into which the ordinary shares shall be changed pursuant to the adjustment provisions of Section 9 of the Plan, or depositary receipts or instruments representing the same.
(r)“Other Share-Based Award” means an award granted to a Participant pursuant to Section 7.
(s)“Participant” means an employee, consultant or independent contractor of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.
(t)“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.
(u)“Plan” means this Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan, as it may be amended from time to time.
(v)“Securities Act” means the Securities Act of 1933, as amended.
(w)“Share Incentive Award” means an Option or Other Share-Based Award granted pursuant to the terms of the Plan.
(x)“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.
(y)“Substitute Award” means Incentive Awards that result from the assumption of, or are in substitution for, outstanding awards previously granted by a company or other entity acquired, directly or indirectly, by C&W or one of its Subsidiaries or with which C&W or one of its Subsidiaries combines.
(z)“Voting Power” means the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of Voting Securities upon any matter submitted to shareholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

C-2	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
(aa)“Voting Securities” means any securities or other ownership interests of an entity entitled, or which may be entitled, to vote on the election of directors, or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.
3.Shares Subject to the Plan
(a)Shares Subject to the Plan
The maximum number of Ordinary Shares that may be covered by Incentive Awards granted under the Plan shall not exceed 9,425,608 Ordinary Shares in the aggregate. Out of such aggregate, the maximum number of Ordinary Shares that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 9,425,608 Ordinary Shares. The maximum number of shares referred to in the preceding sentences of this Section 3 shall in each case be subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Of the shares described, 100% may be delivered in connection with “full-value Awards,” meaning Incentive Awards other than Options or stock appreciation rights. Any shares granted under any Incentive Awards shall be counted against the share limit on a one-for-one basis. Any Incentive Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations. Ordinary Shares issued under the Plan may be unissued shares, treasury shares, shares purchased by the Company or by an employee benefit trust or similar vehicle in the open market, or any combination of the preceding categories as the Committee determines in its sole discretion.
Notwithstanding anything to the contrary contained herein, Ordinary Shares subject to an Incentive Award under the Plan shall not again be made available for issuance or delivery under the Plan if such Ordinary Shares are (i) Ordinary Shares delivered, withheld or surrendered in payment of the exercise or purchase price of an Incentive Award or (ii) Ordinary Shares delivered, withheld, or surrendered to satisfy any tax withholding obligation.
(b)Minimum Vesting Schedule
A vesting period of at least one year shall apply to all Incentive Awards issued under the Plan; provided, that up to five percent of the Ordinary Shares reserved for issuance under the Plan as of the Effective Date may be issued pursuant to Incentive Awards that do not comply with such minimum one-year vesting period.
4.Administration of the Plan
The Plan shall be administered by a Committee of the Board of Directors consisting of two or more Persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “independent” as required by NYSE or any security exchange on which the Ordinary Shares are listed, in each case if and to the extent required by applicable law or necessary to meet the requirements of such Rule, Section or listing requirement at the time of determination. From time to time, the Board of Directors may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Incentive Awards to Persons who are not “executive officers” of the Company (within the meaning of Rule 16a-l under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of applicable law.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	C-3

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and any Award Agreement thereunder, and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws, as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding and conclusive on all parties. For the avoidance of doubt, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants.
The Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to execute and distribute Award Agreements, to maintain records relating to Incentive Awards, to process or oversee the issuance of Ordinary Shares under Incentive Awards, to interpret and administer the terms of Incentive Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Incentive Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Incentive Awards under the Plan (except in connection with any delegation made by the Committee pursuant to the first paragraph of this Section 4), (ii) to take any action inconsistent with Section 409A of the Code or (iii) to take any action inconsistent with applicable law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.
On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, except in connection with a Change in Control or as permitted under Section 9, the Company shall not, without the approval of the shareholders of C&W, (x) reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or stock appreciation right or (y) grant any new Incentive Award or make any payment of cash to a Participant in substitution for, or upon the cancellation of, any outstanding Option or stock appreciation right when the exercise price of such Option or stock appreciation right exceeds the Fair Market Value of the underlying Ordinary Shares.
The Company shall pay any amount payable with respect to an Incentive Award in accordance with the terms of such Incentive Award, provided that the Committee may, in its discretion, defer, or give a Participant the election to defer, the payment of amounts payable with respect to an Incentive Award subject to and in accordance with the terms of a Deferred Compensation Plan.
No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and C&W shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

C-4	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
5.Eligibility
The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees, consultants and independent contractors of the Company whom the Committee shall select from time to time, including officers of C&W, whether or not they are directors. Each Incentive Award granted under the Plan shall be evidenced by an Award Agreement.
6.Options
The Committee may from time to time grant Options on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. The Award Agreement shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.
(a)Exercise Price
The exercise price per Ordinary Share covered by any Option shall be not less than the greater of its nominal value and 100% of the Fair Market Value of an Ordinary Share on the date on which such Option is granted, it being understood that the exercise price of an Option that is a Substitute Award may be less than the Fair Market Value per Ordinary Share on the date such Substitute Award is assumed, provided that such substitution complies with applicable laws and regulations.
(b)Term and Exercise of Options
(i)Each Option shall become vested and exercisable on such date or dates, during such period and for such number of Ordinary Shares as set forth in the Award Agreement; provided that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or the Award Agreement. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of ten years from the date such Option is granted; provided, however that the expiration of the Option (other than an “incentive stock option”) may be tolled while the Participant cannot exercise such Option because an exercise would violate an applicable federal, state, local, or foreign law, or would jeopardize the ability of C&W to continue as a going concern, provided, further that the period during which the Option may be exercised is not extended more than 30 days after the exercise of the Option first would no longer violate such applicable federal, state, local, and foreign laws or jeopardize the ability of C&W to continue as a going concern.
(ii)Each Option shall be exercisable in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.
(iii)An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.
(c)Special Rules for Incentive Stock Options
(i)The aggregate Fair Market Value of Ordinary Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of C&W or any of its “subsidiaries” (within the meaning of Section 424 of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of Ordinary Shares with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	C-5

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
(ii)Incentive stock options may only be granted to individuals who are employees of the Company. No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns shares possessing more than ten percent of the total combined “voting power” (within the meaning of Section 422 of the Code) of all classes of shares of C&W or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least 110% of the Fair Market Value of a Ordinary Share at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.
7.Other Share-Based Awards
The Committee may from time to time grant equity-based or equity-related awards not otherwise described herein in such amounts and on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Without limiting the generality of the preceding sentence, each such Other Share-Based Award may (i) involve the transfer of actual Ordinary Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Ordinary Shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Other Share-Based Award shall be denominated in, or shall have a value determined by reference to, a number of Ordinary Shares that is specified at the time of the grant of such Incentive Award.
8.Cash Incentive Awards
The Committee may from time to time grant Cash Incentive Awards on such terms as it shall determine, subject to the terms and conditions set forth in the Plan. Cash Incentive Awards may be settled in cash or in other property, including Ordinary Shares, provided that the term “Cash Incentive Award” shall exclude any Option or Other Share-Based Award.
9.Adjustment Upon Certain Changes
Subject to any action by the shareholders of C&W required by law, applicable tax rules or the rules of any exchange on which Ordinary Shares of C&W are listed for trading:
(a)Shares Available for Grants
In the event of any change in the number of Ordinary Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off or similar corporate change or extraordinary cash dividend, the maximum aggregate number of Ordinary Shares with respect to which the Committee may grant Incentive Awards, exercise or base price of any Option or stock appreciation right and the applicable performance targets or criteria shall be equitably adjusted or substituted by the Committee to prevent enlargement or reduction in rights granted under the Incentive Award. In the event of any change in the number of Ordinary Shares of C&W outstanding by reason of any other event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments to the type or number of Ordinary Shares with respect to which Incentive Awards may be granted.
(b)Increase or Decrease in Issued Shares Without Consideration
In the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares or the payment of a stock dividend (but only on the Ordinary Shares), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, adjust the type or number of Ordinary Shares subject to each outstanding Incentive Award and the exercise price per Ordinary Share of each such Incentive Award.

C-6	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
(c)Certain Mergers and Other Transactions
In the event of any merger, consolidation or similar transaction as a result of which the holders of Ordinary Shares receive consideration consisting exclusively of securities of the acquiring or surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Incentive Award outstanding on the date of such merger or consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of Ordinary Shares subject to such Incentive Award would have received in such merger or consolidation or similar transaction.
In the event of (i) a dissolution or liquidation of C&W, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving C&W in which the holders of Ordinary Shares receive securities and/or other property, including cash, other than or in addition to shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, have the power to:
(i)cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each Ordinary Share subject to such Incentive Award, equal to the value, as determined by the Committee, of such Incentive Award, provided that with respect to any outstanding Option or stock appreciation right such value shall be equal to the excess of (A) the value, as determined by the Committee, of the property (including cash) received by the holder of an Ordinary Share as a result of such event over (B) the exercise price of such Option or stock appreciation right (which, for the avoidance of doubt, may be zero in the case of underwater Options and stock appreciation rights); or
(ii)provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an Incentive Award with respect to (A) some or all of the property which a holder of the number of Ordinary Shares subject to such Incentive Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Incentive Award, or the number of shares or amount of property subject to the Incentive Award or provide for a payment (in cash or other property) to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.
(d)Other Changes
In the event of any change in the capitalization of C&W or corporate change other than those specifically referred to in Sections 9(a), (b) or (c), the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.
(e)Cash Incentive Awards
In the event of any transaction or event described in this Section 9, including without limitation any corporate change referred to in paragraph (d) hereof, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the terms and conditions of any Cash Incentive Award.
(f)No Other Rights
Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividends or dividend equivalents, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger or consolidation of C&W or any other corporation. Except as expressly provided in the Plan, no issuance by C&W of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Incentive Award.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	C-7

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
(g)Savings Clause
No provision of this Section 9 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.
No provision of this Section 9 shall be given effect to the extent such provision would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.
10.Change in Control; Termination of Employment
(a)Change in Control
The consequences of a Change in Control, if any, will be set forth in the Award Agreement in addition to what is provided in this Section 10 and the Plan.
(b)Termination of Employment
(i)Except as to any awards constituting stock rights subject to Section 409A of the Code, termination of Employment shall mean a separation from service within the meaning of Section 409A of the Code, unless the Participant is retained as a consultant pursuant to a written agreement and such agreement provides otherwise. The Employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such Person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Unless otherwise agreed by the Committee upon the advice of counsel that so agreeing does not result in the imposition of penalties under Section 409A of the Code, a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director of the Company shall be deemed to have had a termination of Employment for purposes of the Plan. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment, provided that a Participant who is an employee will not be deemed to cease Employment in the case of any leave of absence approved by the Company. Furthermore, no payment shall be made with respect to any Incentive Awards under the Plan that are subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave of absence constitutes a separation from service for purposes of Section 409A of the Code.
(ii)The Award Agreement shall specify the consequences with respect to such Incentive Award of the termination of Employment of the Participant holding the Incentive Award.
11.Rights Under the Plan
No Person shall have any rights as a shareholder with respect to any Ordinary Shares covered by or relating to any Incentive Award until the date of the issuance of such shares on the books and records of C&W. Except as otherwise expressly provided in Section 9 hereof or in a Participant’s Award Agreement, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 11 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any Ordinary Share if it were issued or outstanding, or from granting rights related to such dividends; provided that any dividends or dividend equivalents payable with respect to Incentive Awards shall be payable to the Participant only if, when and to the extent such Incentive Award vests. The dividends or dividend equivalents payable with respect to Incentive Awards that do not vest shall be forfeited. Notwithstanding the foregoing, no dividend or dividend equivalents shall be granted with respect to Options or stock appreciation rights.
The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any Person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

C-8	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
12.No Special Employment Rights; No Right to Incentive Award
(i)Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her Employment by the Company or interfere in any way with the right of the Company at any time to terminate such Employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.
(ii)No Person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other Person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other Person.
13.Securities Matters
(a)C&W shall be under no obligation to effect the registration pursuant to the Securities Act of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, C&W shall not be obligated to cause to be issued Ordinary Shares pursuant to the Plan unless and until C&W is advised by its counsel that the issuance is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. The Committee may require, as a condition to the issuance of Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any related certificates representing such shares bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.
(b)The exercise or settlement of any Incentive Award (including, without limitation, any Option) granted hereunder shall be effective unless at such time counsel to C&W determines that the issuance and delivery of Ordinary Shares pursuant to such exercise would not be in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. C&W may, in its sole discretion, defer the effectiveness of any exercise or settlement of an Incentive Award granted hereunder in order to allow the issuance of shares pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state or local securities laws. C&W shall inform the Participant in writing of its decision to defer the effectiveness of the exercise or settlement of an Incentive Award granted hereunder. During the period that the effectiveness of the exercise of an Incentive Award has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
14.Withholding Taxes
(a)Cash Remittance
Whenever withholding tax obligations are incurred in connection with any Incentive Award, C&W shall have the right to require the Participant to remit to C&W in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such event. In addition, upon the exercise or settlement of any Incentive Award in cash, or the making of any other payment with respect to any Incentive Award (other than in Ordinary Shares), C&W shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, settlement or payment.
(b)Stock Remittance
At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, the Participant may tender to C&W a number of Ordinary Shares that have been owned by the Participant having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	C-9

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
(c)Stock Withholding
At the election of the Participant, subject to the approval of the Committee, whenever withholding tax obligations are incurred in connection with any Incentive Award, C&W shall withhold a number of such shares having a Fair Market Value determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such event. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.
15.Amendment or Termination of the Plan
The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, tax requirement, or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, adversely affect in any material respect the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.
16.Recoupment
Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent (i) required by applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), (ii) permitted or required by Company policy as in effect on the date of grant and/or (iii) required by the rules of an exchange on which the Company’s shares are listed for trading to recoup compensation of whatever kind paid or to be paid by the Company at any time to a Participant under this Plan.
17.No Obligation to Exercise
The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.
18.Transfers
Incentive Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Options that are non-qualified stock options to be sold, pledged, assigned, hypothecated, transferred, or disposed of (other than to third-party financial institutions for value), on a general or specific basis, subject to such conditions and limitations as the Committee may determine. A non-qualified stock option that is transferred pursuant to the preceding sentence (i) may not be subsequently transferred other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award Agreement. Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any Person or Persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind C&W unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.
19.Expenses and Receipts
The expenses of the Plan shall be paid by C&W. Any proceeds received by C&W in connection with any Incentive Award will be used for general corporate purposes.

C-10	CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT

ANNEX C – Third Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan
20.Failure to Comply
In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the material terms and conditions of the Plan or any Award Agreement, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its absolute discretion, may determine.
21.Relationship to Other Benefits
No payment with respect to any Incentive Awards under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
22.Governing Law
The Plan and the rights of all Persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.
23.Severability
If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
24.Effective Date and Term of Plan
The Effective Date of the Plan is , 2025. No grants of Incentive Awards may be made under the Plan after , 2035, the tenth anniversary of the date upon which the Plan was approved.
* * * *

CUSHMAN & WAKEFIELD | 2025 PROXY STATEMENT	C-11

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Cushman & Wakefield plc VOTE

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Go to www.envisionreports.com/CWK or scan the QR code — login details are located in the shaded bar below.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2025 Annual General Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed, FOR Proposals 2, 3, 4, 5, 7 and 8, and FOR ONE YEAR on Proposal 6.

1. Election of Class I directors to hold office until the 2028 annual general meeting of shareholders:

	For	Against	Abstain
01 - Michelle Felman	☐	☐	☐
02 - Jennifer McPeek	☐	☐	☐

	For	Against	Abstain
2. Ratification of KPMG LLP as independent registered public accounting firm.	☐	☐	☐
3. Appointment of KPMG LLP as U.K. Statutory Auditor.	☐	☐	☐
4. Authorization of the Audit Committee to determine the compensation of our U.K. Statutory Auditor.	☐	☐	☐
5. Non-binding, advisory vote on the compensation of our Named Executive Officers ("Say-on-Pay").	☐	☐	☐
7. Non-binding, advisory vote on the directors' remuneration report.	☐	☐	☐
8. Approval of an amendment to our Omnibus Management Share and Cash Incentive Plan.	☐	☐	☐

	1 YR	2 YRS	3 YRS	Abstain
6. Non-binding, advisory vote on the frequency of future Say-on-Pay votes.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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044M8C

2025 Annual Meeting Admission Ticket

2025 Annual General Meeting of Shareholders of Cushman & Wakefield plc
May 15, 2025, 9:00 a.m. (Eastern Time)
Central Park Conference Room
1290 Avenue of the Americas, 7th Floor, New York, NY 10104
or
Virtually via the internet at meetnow.global/M26YHZQ

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Proxy materials for the Annual General Meeting of Shareholders are available at: www.envisionreports.com/CWK

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▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

CUSHMAN & WAKEFIELD plc

Notice of the 2025 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting — May 15, 2025

The undersigned shareholder(s) of Cushman & Wakefield plc hereby appoint(s) Michelle MacKay, Neil Johnston and Noelle Perkins, and each of them, as the undersigned's true and lawful proxies, each with the power to appoint his or her substitute(s), and hereby authorize(s) them to represent and to vote all of the shares of Cushman & Wakefield plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 a.m. (Eastern Time) on May 15, 2025 and at any adjournment or postponement thereof, upon all subjects that may properly come before such meeting, including the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present.

Shares represented by this proxy will be voted as directed by the shareholder(s). If no such directions are indicated, this proxy will be voted FOR each of the nominees listed, FOR Proposals 2, 3, 4, 5, 7 and 8, FOR ONE YEAR on Proposal 6, and in the discretion of the Proxies upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.